                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        SOUTHWEST SECURITIES GROUP. INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              ___________________
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

September 24, 1999


Dear Stockholder:

The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Southwest Securities Group, Inc. (the "Company") will be held at the Adolphus Hotel, 1321 Commerce Street, Dallas, Texas, at noon on Wednesday, November 3, 1999. Lunch will be served at noon in the Century B Room and the Annual Meeting will take place concurrently.

The enclosed material includes the Notice of Annual Meeting, Proxy Statement, which describes the business to be transacted at the meeting, and proxy for you to complete and return to the Company.

We will be reporting on your Company's activities, and you will have an opportunity to ask questions about its operations. We hope you plan to attend the Annual Meeting personally, and we look forward to seeing you. It is important that your shares be represented at the meeting whether or not you are able to attend in person. Accordingly, the return of the enclosed proxy as soon as possible will be greatly appreciated and will ensure your shares are represented at the Annual Meeting. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Southwest Securities Group, Inc., we would like to thank you for your continued support and confidence.


Sincerely yours,



Don A. Buchholz               David Glatstein
Chairman of the Board         President and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 3, 1999


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Southwest Securities Group, Inc. (the "Company") will be held at the Adolphus Hotel, 1321 Commerce Street, Dallas, Texas, in the Century B Room, on Wednesday, November 3, 1999, at noon local time for the following purposes:

     1. To elect eight Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified,

     2. To consider and vote on a proposal to approve of the issuance of 2,600,000 shares of the Company's Common Stock, $0.10 par value (the "Common Stock"), in connection with the proposed acquisition of ASBI Holdings, Inc., a Texas corporation ("ASBI"), as described in the Proxy Statement accompanying this Notice of Annual Meeting,

     3. To consider and vote on a proposal to amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 60,000,000 shares, and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

As of September 14, 1999, there were 11,814,793 shares of Common Stock outstanding. If the proposed acquisition of ASBI is completed as described in the accompanying Proxy Statement, the Company will issue 2,600,000 shares of Common Stock to stockholders of ASBI, representing approximately 22% of the outstanding shares of Common Stock as of such date.

Holders of the Company's Common Stock of record as of the close of business on September 14, 1999, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy in the return envelope provided. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person. To help us prepare properly for your attendance at the Annual Meeting, we ask that you indicate on your proxy whether you plan to attend the meeting and luncheon.

                              By Order of the Board of Directors,


                              Barbara A. Hart
                              Secretary

Dallas, Texas
September 24, 1999

                               TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING..........................................   1
     Revocability of Proxies............................................................   1
     Expenses...........................................................................   1
     Record Date and Voting Securities..................................................   2
FORWARD-LOOKING STATEMENTS..............................................................   2
THE COMPANY.............................................................................   2

PROPOSAL ONE - ELECTION OF DIRECTORS....................................................   3
     Nominees for Director..............................................................   3
     Compensation of Directors..........................................................   5
     Organization of the Board of Directors.............................................   5
     Recommendation of the Board........................................................   5

PROPOSAL TWO - ISSUANCE OF 2,600,000 SHARES OF COMMON STOCK IN CONNECTION WITH THE
     PROPOSED ACQUISITION OF ASBI HOLDINGS, INC.........................................   6
     Description of the Transaction.....................................................   6
     Reasons for the Proposed Acquisition...............................................   7
     Risk Factors.......................................................................   8
     Business and Regulation of ASBI and the Bank.......................................  11
     Background of the Transaction......................................................  12
     The Agreement and Plan of Reorganization...........................................  17
     Relationship of the Parties and Interests of Certain Persons in the Transaction....  20
     Opinion of Independent Financial Advisor...........................................  22
     Accounting Treatment...............................................................  27
     Certain Federal Income Tax Consequences............................................  27
     Transfer Restrictions..............................................................  27
     The Registration Rights Agreement..................................................  27
     Market Prices and Dividends........................................................  28
     Management's Discussion and Analysis of the Financial Condition and
          Results of Operations of ASBI and Subsidiaries................................  28
     Financial Data.....................................................................  39
     Requirement for Stockholder Approval...............................................  48
     Recommendation of the Board........................................................  48

PROPOSAL THREE - APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION..................  49
     Recommendation of the Board........................................................  49

MANAGEMENT..............................................................................  50
     Stock Ownership of Principal Owners and Management.................................  50
     Section 16(a) Beneficial Ownership Reporting Compliance............................  51
     Executive Compensation.............................................................  53
          Summary Compensation Table....................................................  53
          Incentive Stock Options.......................................................  54
          Compensation Committee Report on Executive Compensation.......................  55

PERFORMANCE GRAPH.......................................................................  58
INDEPENDENT AUDITORS....................................................................  59
STOCKHOLDER PROPOSALS...................................................................  59
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................  59
OTHER MATTERS...........................................................................  59
INDEX TO ASBI'S CONSOLIDATED FINANCIAL STATEMENTS....................................... F-1

EXHIBIT A - FAIRNESS OPINION


                       SOUTHWEST SECURITIES GROUP, INC.
                          1201 Elm Street, Suite 3500
                             Dallas, Texas  75270

                       --------------------------------

                                PROXY STATEMENT

                       --------------------------------


               ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 3, 1999


This Proxy Statement and the accompanying Notice of Annual Meeting and proxy are being furnished to the stockholders of Southwest Securities Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Adolphus Hotel, 1321 Commerce Street, Dallas, Texas, in the Century B Room, on Wednesday, November 3, 1999, at noon local time, and any adjournments or postponement thereof. These proxy materials are being mailed on or about September 24, 1999, to holders of record on September 14, 1999, of the Company's Common Stock, $0.10 par value ("Common Stock").

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon proposals to (i) elect a Board of Directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (ii) approve the issuance of 2,600,000 shares of the Common Stock (the "Share Issuance") in connection with the proposed acquisition by the Company of all of the outstanding shares of voting and non-voting common stock, par value $0.001 per share, of ASBI Holdings, Inc. ("ASBI") by virtue of the merger of a wholly owned subsidiary of the Company with and into ASBI; (iii) approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 60,000,000 shares; and (iv) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

                INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

A proxy may be revoked by a stockholder prior to its exercise by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by revoking the prior proxy and voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Secretary of the Company. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder or, if no instructions are indicated, will be voted FOR each of the nominees for director and each other matter of business described herein and, as to any other matter of business that may properly be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the same.

Expenses

All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company, by telephone, telegraph, fax, telex, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the Company's

Common Stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

Record Date and Voting Securities

Holders of record at the close of business on September 14, 1999, of the Company's Common Stock are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote with respect to each matter considered at the Annual Meeting. Pursuant to the rules of the New York Stock Exchange ("NYSE"), the exchange on which the Common Stock is listed, the presence in person or by proxy of a majority of the shares of Common Stock entitled to vote on the Share Issuance is necessary to constitute a quorum for purposes of approving the Share Issuance. All other matters also require the presence in person or by proxy of a majority of the shares of Common Stock entitled to vote to constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker "non-votes" are considered present but not entitled to vote and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved. Thus, in accordance with Delaware law, abstentions from the proposal to approve the Share Issuance will have the same effect as votes against the proposal to approve the Share Issuance, but broker "non-votes" will have no effect on the outcome of the vote on the proposal to approve the Share Issuance. The Company's Certificate of Incorporation does not provide for cumulative voting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of Common Stock is required for the election of directors. Pursuant to the rules of the NYSE, the affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the Share Issuance. Pursuant to Delaware law, the affirmative vote of a majority of the outstanding stock entitled to vote on the Amendment to the Certificate of Incorporation is required to amend the corporate charter.
All other matters will be determined by a majority of the votes cast.

Only holders of record of Common Stock on September 14, 1999, are entitled to notice of, and to vote at, the Annual Meeting.

                          FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement or incorporated herein by reference that are not statements of historical facts are "forward-looking" statements and are thus prospective. Such forward-looking statements include, without limitation, statements regarding the Company's future financial position, results of operations, business strategy and prospects, and plans and objectives of management for future operations. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. A number of important factors could cause actual results to differ materially from the information set forth in any forward-looking statements, including those factors disclosed under the caption "Proposal Two - Risk Factors" (the "Cautionary Statements"). All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                  THE COMPANY

The Company is a full-service securities firm using technology to deliver a broad range of investment and related financial services to its clients, which include individual and institutional investors, broker/dealers, corporations, governmental entities and financial intermediaries. Intermediaries include banks, other broker/dealers or independent registered representatives. The Company's activities in the securities business include execution and clearing of securities transactions, individual and institutional securities brokerage, securities lending, management of and participation in underwriting of equity and fixed income securities, market making in corporate securities and research and investment advisory services. The Company offers investment management, advisory and trust services through three wholly owned subsidiaries.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

A Board of eight directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's eight nominees named below, all of whom are presently directors of the Company, except Mr. Gartland. If any nominee is unable or unwilling to accept nomination or election, the proxies will be voted for the nominee designated by the present Board to fill the vacancy, unless the Board reduces the number of directors to eliminate the vacancy. At present, it is not anticipated that any nominee will be unable or unwilling to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

Nominees for Director

Don Buchholz (age 70)/1,3/

A founder of the Company. Director and Chairman of the Board since August 1991; Chief Executive Officer of the Company from 1984 until July 1994; Chairman of the Board of Southwest Securities, Inc., the Company's principal subsidiary ("Southwest"), from August 1993 to May 1996; President of the Company from 1984 until August 1991; Associated with Southwest in various executive capacities since its inception in 1972. Past director of the Securities Industry Association (the "SIA"); past Chairman of the Executive Committee of the South Central District of the SIA; past member of the Boards of Governors of the NYSE and the National Association of Securities Dealers (the "NASD"); past President and director of the Texas Stock and Bond Dealers Association.

David Glatstein (age 50)/1/

Chief Executive Officer of the Company since May 1996; President and director of the Company and President of Southwest since May 1995; Chief Executive Officer of Barre & Company Inc. from its founding in 1980 until its acquisition by Southwest in 1995; First Vice President of the Securities Division of Lehman Brothers Kuhn Loeb, Inc. from 1978 to 1980; securities broker with White, Weld & Company, Inc. from 1973 to 1978. Past Chairman of the District 6 Business Conduct Committee of the NASD.

Brodie L. Cobb (age 38)

Director of the Company since May 6, 1999. Founder and Managing Director of San Francisco-based Presidio Strategies, a specialty investment bank focusing on mergers and acquisitions and asset management from 1998 to present; Vice President at NationsBanc Montgomery Securities from 1995 to 1998; Associate at C.S. First Boston from 1992 to 1995; owned a private sports marketing firm in California from 1990 to 1992; held positions with Security Pacific's Leveraged Funding Group from 1988 to 1990.

J. Jan Collmer (age 64)/2,3,4/

Director of the Company since 1994. Founder and President of Collmer Semiconductor, Inc., an importer, marketer and manufacturer of industrial electronic components and systems since 1979. Prior to founding Collmer Semiconductor, Inc., served in various engineering and executive positions with Varo, Inc., a defense electronics firm. Currently serves on the NASD Arbitration Panel and as a trustee for the University of Dallas.

Robert F. Gartland (age 47)
Managing Director of the Global Investor Services Division of Chase Manhattan Bank from October 1998 to May 1999 with responsibilities including Global Operations, Client Service and Accounting, Global Business Architecture and Broker/Dealer Clearing Services. Over twenty years experience with Morgan Stanley including Head of Morgan Stanley Services from 1991 to 1998, Chief Information Officer from 1989 to 1990 and Head of Finance, Administration and Operations in Europe from 1985 to 1989. Former member of the Board of Directors of the National Securities Clearing Corporation (1993 to 1997) and Comprehensive Software Systems (1994 to 1998). Currently, a member of the Advisory Board of the Financial Engineering Program at Columbia University, a member of the Board of Directors of the Brooklyn Bureau of Community Service and Chairman of the Corporate Development Board of the League Treatment Center in Brooklyn.

R. Jan LeCroy (age 68)
Director of the Company since 1997. Past President of the Dallas Citizens Council, a non-profit organization whose members are the Chief Executive Officers of the 250 largest corporations in the Dallas metropolitan area and whose mission is to improve the quality of life and economic viability of the community. Over twenty years experience in various leadership assignments in the community college field, including seven years as Chancellor of the Dallas County Community College District, the largest undergraduate institution in the State of Texas. In 1995, appointed by Texas Governor George Bush as one of six commissioners on the Education Commission of the States, which advocates education policy for kindergarten through graduate school for the nation.

Frederick R. Meyer (age 71)/2,3,4/
Director of the Company since 1991. Chairman of the Board (since 1985), President and CEO (1987 to 1994 and 1995 to May 1999) of Aladdin Industries, LLC, a diversified company principally engaged in the manufacture of thermosware, foam insulated mugs and related products. President and Chief Operating Officer of Tyler Corporation, a diversified manufacturing corporation, from 1983 to 1986; Consultant to Tyler Corporation from 1986 to 1989. Currently a director of Aladdin Industries, LLC, Tyler Corporation and Palm Harbor Homes, Inc.

Jon L. Mosle, Jr. (age 70)/2,3,4/
Director of the Company since 1991. Director of Private Capital Management for Ameritrust Texas Corporation from 1984 to 1992. From 1954 to 1984, affiliated with Rotan Mosle, Inc., a regional NYSE member firm, which was acquired by PaineWebber Incorporated in 1983. Experience at Rotan Mosle, Inc. included supervisory responsibility for both over-the-counter trading and municipal departments, as well as participating in corporate finance activities. Served as Branch Manager, Regional Manager, Vice Chairman of the Board and member of Rotan Mosle, Inc.'s Operating Committee. Currently a director of Wiser Oil Company, an Associate Director of Bank of Texas and an Advisory Director of Westwood Trust.

----------------------------------

/1/  Executive Committee
/2/  Audit Committee
/3/  Compensation Committee
/4/  Stock Option Committee

Compensation of Directors

Members of the Board who are not officers or employees of the Company receive a fee of $1,500 per quarter plus $500 for each directors' meeting they attend. Directors are reimbursed for expenses relating to attendance at meetings. In August 1999, outside directors of the Board received additional compensation due to favorable financial performance of the Company. Directors Collmer, LeCroy and Meyer were each paid an additional cash sum of $9,000, and Mr. Mosle has elected to receive his additional compensation in equivalent units of the Company's Common Stock under the Southwest Securities Group, Inc. Phantom Stock Plan. Mr. Mosle received 232 equivalent units of Common Stock in August 1999 at $38.75 per unit.

Pursuant to the terms of the Southwest Securities Group, Inc. Stock Option Plan, Messrs. Collmer, LeCroy, Meyer and Mosle were each awarded options to acquire 2,200 shares of Common Stock. These options were granted on November 4, 1998, with an exercise price of $16.25 and have a five-year term, expiring on November 4, 2003. These options are fully vested. On May 6, 1999, an option to acquire 2,200 shares of Common Stock with an exercise price of $50.00 was granted to Mr. Brodie Cobb. These options vest six months from the date of grant and have a five-year term, expiring May 6, 2004. The number of stock options granted, as well as the options' exercise price, has been adjusted for the 10% stock dividend paid August 2, 1999.

Organization of the Board of Directors

The Executive Committee of the Board has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing the Company's accounting practices and policies with the independent auditors, (iii) reviewing with the independent auditors their final report, (iv) reviewing overall accounting and financial controls with internal and independent auditors and (v) being available to the independent auditors during the year for consultation purposes.

The Compensation Committee determines the salaries of the executive officers of the Company and its subsidiaries, assists in determining the salaries of other personnel and performs other similar functions.

The Stock Option Plan Committee administers the grant of awards under the Company's stock option plans.

The Company has no nominating committee; the entire Board is responsible for selecting nominees for election as directors.

The Board held four regularly scheduled meetings and three special meetings during fiscal year 1999. Each director attended at least three-quarters of the meetings. No meetings of the Executive Committee were held during fiscal 1999. The Audit Committee held one meeting during fiscal year 1999; all committee members were present. The Compensation Committee held one meeting during fiscal year 1999; all committee members were present. The Stock Option Committee held one meeting during fiscal year 1999; all committee members were present.

Recommendation of the Board

The Board of Directors recommends that the stockholders vote "FOR" the nominees listed above.

                                 PROPOSAL TWO

  ISSUANCE OF 2,600,000 SHARES OF COMMON STOCK IN CONNECTION WITH THE PROPOSED
                     ACQUISITION OF ASBI HOLDINGS, INC./1/

The discussion in this Proposal Two contains a summary of the terms and provisions of that certain Agreement and Plan of Reorganization by and between the Company and ASBI, dated as of August 10, 1999 (the "Acquisition Agreement"), including, without limitation, the form of Merger Agreement and Registration Rights Agreement attached as exhibits to the Acquisition Agreement. Such discussion is qualified in its entirety by reference to the provisions of the Acquisition Agreement, including the exhibits thereto, which is incorporated herein by this reference. See "Incorporation of Certain Documents by Reference." Stockholders of the Company may obtain a copy of the Acquisition Agreement, including its exhibits, without charge, by writing or calling James R. Bowman, Vice President, Southwest Securities Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270-2180, telephone: (214) 859-1800.

Information contained in this Proxy Statement with respect to the Company has been supplied by the Company, and information with respect to ASBI and the Bank (defined herein) has been supplied by ASBI and the Bank. The Company makes no representations as to the accuracy or completeness of information provided by ASBI or the Bank contained in this Proxy Statement.

Description of the Transaction

On August 10, 1999, the Company and ASBI entered into an Agreement and Plan of Reorganization (previously defined as the "Acquisition Agreement"), which provides for, among other matters, the acquisition of ASBI by the Company (the "Acquisition"). ASBI is a Texas corporation and unitary savings and loan holding company, owning all of the stock of Arlington Savings Bancshares, Inc., a Delaware corporation and unitary savings and loan holding company, which, in turn, owns all of the stock of First Savings Bank, A Federal Savings Bank, Arlington, Texas, a federal savings association (the "Bank"). See "Business and Regulation of ASBI and the Bank."

Pursuant to the Acquisition Agreement, the Company will acquire ASBI through the merger of a wholly owned subsidiary of the Company with and into ASBI (the "Merger"). ASBI will be the surviving corporation in the Merger and will become a wholly owned subsidiary of the Company. As a result of the Merger, the shares of ASBI common stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into and exchanged for 2,600,000 shares of Common Stock. As a result, the stockholders of ASBI will become stockholders of the Company. The shares of Common Stock to be issued to the stockholders of ASBI in the Merger, and which comprise the Share Issuance, are referred to throughout this Proxy Statement as the "Shares."

The issuance of the Shares will not initially be registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Such Shares will be issued to stockholders of ASBI in the Merger in reliance on an exemption from registration provided by Regulation D of the Securities Act and, in addition to any resale limitations imposed by the Securities Act, will be subject to certain restrictions on transfer. See "Transfer Restrictions." The Company has, however, entered into a Registration Rights Agreement with all stockholders of ASBI which will provide the opportunity under certain circumstances for persons receiving the Shares to register some or all of the Shares under the Securities Act in the future. See "The Registration Rights Agreement."

________________________

     /1/ In accordance with the terms of the Acquisition Agreement (defined herein), in the event the Company changes the number of shares of Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock prior to the issuance of the shares to which this Proposal Two relates, then the actual number of shares to be issued will be adjusted upward or downward, as the case may be. The proportionate number of shares to be issued pursuant to this Proposal Two, relative to the number of shares outstanding on the effective date of such issuance, will not be affected.

Following completion of the Merger, it is anticipated that the Company will cause ASBI and Arlington Savings Bancshares, Inc. to merge with and into the Company. As a result, the Bank will become a direct, wholly owned subsidiary of the Company.

As described in greater detail herein, consummation of the Merger is subject to a number of conditions, including receipt of prior regulatory and stockholder approval, including approval by the stockholders of the Company of this proposal regarding the Share Issuance. See "The Agreement and Plan of Reorganization."

Stockholders of the Company will not have preemptive rights to participate in the Share Issuance.

Reasons for the Proposed Acquisition

The Company's interest in acquiring ASBI, including the Bank, stems from the belief that the Company's customers can be better served by access to a broader array of financial services products than can be offered solely by a securities firm. Combining the Bank's product line with that of the Company's brokerage subsidiaries will eliminate customers' need for multiple financial relationships, thus providing enhanced customer service and convenience. The Company believes that service and convenience are what differentiates a financial services firm from its competitors. Additionally, the combination of banking and brokerage services will provide cross-marketing opportunities with existing customers, transactional economies of scale, a more diversified, stable revenue stream and opportunities for growth, specifically in the Internet banking arena. The timing of the proposed Acquisition is also important. The Company has launched a new marketing initiative for its on-line brokerage operation, and the ability to concurrently market on-line banking services in the initiative should leverage the value of the advertising.

While the Company believes that long-term stockholder value will be created through the synergistic opportunities described above, short-term economic benefits are expected to be realized almost immediately. The Bank has targeted selected, higher margin niches within its lending market and aggressively worked to establish a solid deposit base in North Texas, resulting in a highly profitable institution that is expected to be accretive to the Company's earnings.

The Company envisions a number of advantages as a result of the Merger. Some of the advantages are set forth below:

     Benefits to the Company
     -----------------------

     . The earnings of ASBI are expected to be accretive to those of the Company from the inception of the Acquisition.

     . The earnings of thrift institutions are generally less volatile than those of the brokerage sector because they are not as exposed to fluctuations in the securities markets. This will add stability and diversification to the Company's financial results.

     . The acquisition of a federally chartered and insured savings institution allows the Company to market a broader range of financial services to current and potential customers. Additional traditional financial services include mortgages, certificates of deposit, credit cards, checking accounts and on-line bill payment.

     . ASBI has a minimal investment in "bricks and mortar" when compared to its peer group. This will allow the Company to offer traditional banking services without the costs of a traditional branch banking environment.

     . ASBI gives the Company a complete financial services product line that, when combined with the Company's existing brokerage products and technological expertise, will result in a one-stop, on-line financial services provider.

     . ASBI's customer base in the Dallas-Fort Worth metropolitan area provides a new market for the Company's brokerage, trust, computer system design and web hosting services.

     . The mortgage loan purchase operations of the Bank gives the Company an avenue to expand in the mortgage securitization market. The mortgage loan purchase operations provide a broad base of mortgage originators from whom the Company can purchase mortgages and finance on a permanent basis through offering securities in the capital markets.

     Benefits to the Bank
     --------------------

     . The Bank benefits from the Company's technological sophistication as the banking industry moves towards a branchless "cyber-banking" model. The acquisition of additional on-line bank customers will not only afford it operational savings and the potential for increases in lendable assets, but also greatly diversify - both geographically and demographically - its depositor base.

     . The Bank benefits from the ability to use the Company's greater capital resources to further strengthen its already strong operations within the Dallas-Fort Worth metropolitan area and to use the Company's extensive client contacts to incrementally expand its operations beyond the metropolitan area.

     . The Bank benefits from the loan demand which may be provided to it from the Company's extensive client base of both brokers and brokerage customers. Such loan demand will gradually enable the Bank to diversify its lending base and its geographic risks.

     . The Bank benefits from the Company's numerous commercial contacts with firms better suited to traditional bank lending than capital market funding. In addition, the Company's capital resources will enable the Bank to evaluate a broader and deeper array of potential clients in the commercial lending realm.

     . The Bank benefits from its access to the Company's substantial financial resources, useful in increasing growth in factoring of accounts receivable, a promising but capital intensive business line. Further, the Company's technological expertise holds out the promise of bringing Internet-era innovations to this segment of the financial services market.

     . The Bank benefits from the inclusion of banking services in the Company's current advertising campaign for on-line brokerage services.

Risk Factors

In addition to the other information in this Proxy Statement, the following are certain factors that should be considered by holders of Common Stock when evaluating the proposed Share Issuance.

     Dilution of Existing Stockholders The proposed Share Issuance will result
     ---------------------------------
in substantial dilution to the voting power and interests of current Company stockholders. Based upon the 11,814,793 shares of Common Stock outstanding as of the Record Date, immediately following consummation of the Merger, and after giving effect to the Share Issuance, the ASBI stockholders would own approximately 18% of the then outstanding shares of Common Stock.

     Fixed Number of Shares to be Issued As a result of the Merger, each share
     -----------------------------------
of common stock of ASBI will be converted into shares of Common Stock of the Company. The Acquisition Agreement provides that a fixed number of shares of Common Stock will be issued to stockholders of ASBI in connection with the Merger. In other words, the Acquisition Agreement does not provide for any adjustment of the number of shares of Common Stock to be issued based on fluctuations in the market value of the Common Stock. Because the value of the shares of Common Stock fluctuates day to day, the overall value of the aggregate consideration to be issued by the Company in connection with the Acquisition will fluctuate in a similar manner. The actual value of the consideration to be received by the stockholders of ASBI in connection with the Merger will depend upon the market price of the Common Stock at the Effective Date of the Merger. This actual value may be substantially more or less than the market value of the Common Stock on August 10, 1999, the date that the Acquisition Agreement was ultimately approved by the Special Committee and the Board and the date of the Fairness Opinion. Accordingly, there can be no assurance that the aggregate value of the consideration on the Effective Date of the Merger will not be higher, lower or the same as the value of such consideration on August 10, 1999.

     Uncertainties Associated with a Change in Interest Rates Like most
     --------------------------------------------------------
depository institutions, the Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. The Bank's operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, such as deposits and other borrowings. Interest rates are highly sensitive to many factors beyond the control of the Company, including governmental monetary policies, domestic and international economic and political conditions and other factors. If interest rate fluctuations cause the Bank's cost of funds to increase faster than the yield on the Bank's interest-bearing assets, its net interest income will be reduced. The market value of most of the Company's financial assets also is sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decline in value as interest rates rise.

     Geographic Concentration The primary market area of the Bank is the
     ------------------------
Dallas/Fort Worth metropolitan area. As a result, economic conditions in this area can significantly impact the deposit and loan activities of the Bank. Although this area is economically diversified, an economic downturn in this area could negatively impact the operations of the Bank.

     Construction Lending Risks  Prompted by demand for new residential housing
     --------------------------
units in its market area, the Bank has been an active originator of residential construction loans to over 120 local residential builders. Residential construction loans constituted 27% of the loan portfolio at June 30, 1999. Subject to market conditions, the Bank intends to continue originating residential construction loans. Construction lending generally involves greater credit risk than one-to-four family mortgage lending. Construction loans generally have higher loan balances than one-to-four family mortgage loans. In addition, the potential for cost overruns because of the inherent difficulties in estimating construction costs and, therefore, collateral values and the difficulties and costs associated with monitoring construction progress, among other things, are major contributing factors to this greater credit risk. Some construction loans have the added risk that there is not an identified buyer for the completed home when the loan is originated. Consequently, there is risk that the builder will have to service the construction loan debt and finance the other carrying costs of the completed home for an extended time period until a buyer is identified. Furthermore, the demand for construction loans and the ability of construction loan borrowers to service their debt depends on the state of the local economy and market interest rate levels. A downturn in economic conditions would be expected to have an adverse effect on the credit quality of the Bank's construction loan portfolio, and may require management to establish additional provisions for loan losses, which would have an adverse effect on net income.

     Purchase Mortgage Loans The Bank purchases mortgage loans held for sale
     -----------------------
from a variety of mortgage originators. These loans represented approximately 21% of the outstanding loans at June 30, 1999. The volume of loans available for purchase from the mortgage originators is dependent on the state of the economy as well as market interest rate levels. A downturn in economic conditions would be expected to have an adverse effect on the volume of loans available for purchase. This would, in turn, have an adverse effect on net income.

     Uncertainties Associated with Entering into a Highly Competitive Line of
     ------------------------------------------------------------------------
Business The success of the Acquisition will in large part be dependent on the
--------
ability of the Company, following completion of the Merger, to successfully operate the Bank. The business of the Bank is highly competitive and is rapidly evolving. The Bank faces significant competition for its products and services from bank and non-financial institutions. Many of the Bank's competitors have financial and other resources greater than those of the Bank and have other competitive advantages over the Bank. There can be no assurance that the Company will be able to successfully compete with the Bank's competitors.

     Uncertainties Associated with Entering into a Highly Regulated Line of
     ----------------------------------------------------------------------
Business In addition, as a financial institution, the Bank is subject to a
--------
complex body of federal and state banking laws and regulations which are intended primarily for the protection of depositors. Among other matters, these laws and regulations (1) restrict the ability of holding companies and their financial institution affiliates from tying the provision of certain products and services, such as extensions of credit, to the purchase of other products and services offered by the holding company or its affiliates, and (2) require transactions between a financial institution and any affiliate (including a holding company) to be on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated parties. Certain revisions to these laws and regulations could subject the Bank to more demanding regulatory compliance requirements and could, thereby, adversely affect the ability of the Bank to conduct, or the cost of conducting, business. Legislation and regulatory initiatives containing wide-ranging proposals for altering the structure, regulation and competitive relationships of financial institutions are introduced regularly. The Company cannot predict whether or what form of proposed statute or regulation will be adopted, if any, or the extent to which such adoption will affect the business of the Bank.

     Pending Financial Services Reform Legislation On May 6, 1999, the United
     ---------------------------------------------
States Senate adopted the Financial Services Modernization Act of 1999 (S. 900), and on July 1, 1999, the United States House of Representatives followed by passing the Financial Services Act of 1999 (H.R. 10). As of the date of this Proxy Statement, differences between the two bills remain, however, and must be resolved by a House-Senate conference committee. One such difference between the two bills relates to whether commercial companies may acquire unitary thrift holding companies, such as ASBI. The Senate version of the bill would ban the sale of existing unitary thrift holding companies to commercial firms, while the House version of the bill would allow the sale of existing unitary thrifts to commercial firms under certain circumstances. Both bills would ban the creation of any new unitary thrift holding companies. Because the business activities of the Company and its subsidiaries generally pertain to investment and related financial services, it is believed that the proposed Acquisition of ASBI by the Company would be permitted under both the House and Senate versions of the bill. No assurance can be made that differences between the two bills will be resolved by the House-Senate conference committee prior to the end of the 1999 legislative session or, if resolved, whether the final version of the bill will be acceptable to the President of the United States. In addition, no assurance can be given that any version of the bill reconciled by the House-Senate conference committee will not be more restrictive and put into question the legality of the proposed Acquisition.

     Year 2000 Issue The Company is aware of the issues associated with the
     ---------------
programming code in existing computer systems as the Year 2000 approaches. The "Year 2000" issue, which is pervasive and complex, generally stems from the fact that computer programmers and other designers of equipment that use microprocessors have historically abbreviated dates by eliminating the first two digits of the year. Thus, as the Year 2000 approaches, many systems may be unable to distinguish years beginning with "20" from years beginning with "19", and so may not accurately process certain date-based information. Systems that do not properly recognize this information could potentially result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

The businesses of the Company and of ASBI and its subsidiaries, including the Bank, are highly dependent on the operation of their respective computer systems. To a degree, ASBI relies on outside software vendors and suppliers for the operation of its computer systems. In addition, ASBI, through the Bank, maintains lending relationships with customers who, themselves, may be impacted by Year 2000 issues. Although ASBI is attempting to monitor the efforts of other parties, it cannot control the success of these efforts. While ASBI has represented to the Company in the Acquisition Agreement that it and its subsidiaries are Year 2000 compliant, unanticipated problems could cause computer systems to malfunction, which would likely result in interruption of business and incurrence of significant costs to remediate such problems. The failure by ASBI to complete any Year 2000 renovation in a timely manner could have a materially adverse affect on its operations and financial performance, as could Year 2000 problems experienced by others on whom ASBI relies or with whom it otherwise does business.

Business and Regulation of ASBI and the Bank

The business of ASBI principally consists of the ownership and management of its subsidiaries, the principal operating subsidiary of which is the Bank. ASBI is currently classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision (the "OTS") of the Department of the Treasury. ASBI currently does not engage in any significant activity other than holding the stock of its subsidiaries and operating the business of a savings bank through the Bank. At June 30, 1999, ASBI had consolidated assets of approximately $268 million, deposits of approximately $234 million, loans of approximately $246 million and stockholders' equity of approximately $26 million. The main office of the Bank is located at 301 South Center Street, Arlington, Texas 76010, and its main telephone number is (817) 861-3633.

The Bank is a federally chartered savings association organized and existing under the laws of the United States. Originally chartered with the Federal Home Loan Bank Board on March 29, 1985 under the name "Arlington Savings Bank, A Federal Savings Bank," the Bank became "First Savings Bank, A Federal Savings Bank" effective April 13, 1995. The Bank is headquartered in Arlington, Texas, and conducts business from its main office and from a drive-in facility. The Bank has obtained regulatory approval for, and is in the process of establishing, a new branch in Arlington, Texas. The Bank leases its main office and drive-in facility and owns the property to be used in connection with its pending branch location.

The Bank offers services, such as certificates of deposit, checking and savings accounts and credit cards, through traditional channels as well as through the Internet. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"), up to applicable limits for each depositor.

The Bank focuses on several sectors of the residential housing market, including interim construction lending and short term funding for mortgage bankers. In addition, the Bank originates commercial loans and purchases loans or pools of loans for investment. The Bank also engages in the buying and selling of home improvement loan receivables and originating or purchasing sub-prime loans secured by liens on automobiles through its operating subsidiaries, described in the following paragraphs.

     First Consumer Credit, L.L.C. First Consumer Credit, L.L.C., a Texas
     -----------------------------
limited liability company ("First Consumer"), received OTS approval as an operating subsidiary of the Bank on August 10, 1995. First Consumer engages in various aspects of buying and selling home improvement loans receivable by purchasing installment consumer home improvement notes that have anticipated average terms of 90 months and are generally secured by residential real estate. First Consumer typically holds these notes only a minimal period of time before portfolios of the notes are accumulated and sold in bulk. This entity is licensed to conduct business in 40 states. The Bank currently owns approximately 64% of the voting and management interest of First Consumer.

     FSB Financial, L.L.C.  FSB Financial, L.L.C., a Texas limited liability
     ---------------------
corporation ("FSB Financial"), received OTS approval as an operating subsidiary of the Bank on July 21, 1997, to engage in the originating or purchasing of sub-prime loans secured by liens on automobiles. The loans are generally originated by car dealerships and other dealers in such commercial paper. The Bank currently owns approximately 51% of the voting and management interest of FSB Financial.

     FSB Development, L.L.C.  FSB Development, L.L.C., a Texas limited liability
     -----------------------
corporation ("FSB Development"), received OTS approval as an operating subsidiary of the Bank on November 5, 1997. FSB Development currently owns a 56% limited partnership interest in Harley Associates, Ltd., a Texas limited partnership ("Harley Associates"). Harley Associates is engaged in developing single family residential lots in the Dallas-Fort Worth metropolitan area. The lots are sold to high volume builders whose operating history indicates they will have the ability to complete such development. The Bank is currently the sole member of FSB Development.

In addition to the operating subsidiaries described above, the Bank intends to acquire a 51% interest in Aculoan Financial Software Corporation, a California corporation, and licensed consumer lender and broker, as an operating subsidiary of the Bank. Upon receipt of regulatory approval, the Bank intends to change the name of the operating subsidiary to American First Mortgage Service. This proposed operating subsidiary will engage in the wholesale origination, purchase and sale of second mortgage and home improvement loans, will originate loans produced by licensed brokers and will purchase loans from licensed lenders one at a time or in bulk. Substantially all of the loans originated and purchased by the operating subsidiary will be sold to institutional investors. When a loan is sold, the operating subsidiary will lock in the difference between the interest rate received on the loan and the interest rate paid to the purchaser less normal servicing fees for as long as the loan remains outstanding. The Bank has filed an application with the OTS and the FDIC for approval to acquire an interest in this operating subsidiary.

ASBI is a savings and loan holding company registered with the OTS and is subject to OTS regulation, examination, supervision and reporting requirements. The Bank, as a federal savings bank, is also subject to comprehensive regulation and supervision by the OTS. Many of the regulations applicable to ASBI relate to activity restrictions and restrictions on acquisitions, while regulations applicable to the Bank generally relate to lending and investment activities, payment of dividends and maintenance of appropriate levels of capital. Failure to comply with these regulations may be considered an unsafe and unsound practice and may result in the imposition by the OTS of various sanctions. Because the deposits of the Bank are insured by the SAIF, the FDIC also has the authority to conduct special examinations. The Bank is required to file periodic reports with the OTS describing its activities and financial condition. This supervision and regulation is intended primarily for the protection of depositors of the Bank.

In addition to receipt of stockholder approval of the transaction, the Acquisition must be approved by the OTS. An application for prior approval of the Acquisition was submitted to the OTS by the Company on August 16, 1999 (the "Application"). The Application is pending as of the date of this Proxy Statement. Following approval of the Application by the OTS, however, the U.S. Department of Justice will have a period of not less than 15 and not more than 30 days during which it may oppose the transaction under federal antitrust laws. During this waiting period, the Merger may not be consummated. No assurance can be given that the OTS will approve the Application or that it will approve the Application without imposition of conditions that would make it inadvisable to proceed with the transaction contemplated by the Acquisition Agreement.

Background of the Transaction

The Company continually looks for ways to improve the product mix offered to its customers. Beginning in 1997, the Company formally established an internal mergers and acquisitions department (the "M&A Department") for the purpose of exploring and evaluating potential acquisition opportunities that would expand the product offerings of the Company, diversify revenue sources, grow existing core businesses or position the Company as a full-service financial services company. By early 1998, the Company had two full-time investment professionals in the M&A Department and had established with management and the Board a focus for the department's activities, which included the search to acquire a financial institution. To further support the activities of the M&A Department, the Company engaged an investment banker to search for financial institution acquisition candidates.

In the spring of 1998, the Company reviewed the operations of two financial institutions that had been identified by the Company as potential acquisition candidates. After consideration of the potential synergies of a business combination with one of these institutions, the Board approved a non-binding letter of intent regarding an acquisition. Due diligence and progress on reaching a definitive agreement followed, but negotiations were terminated prior to reaching a definitive agreement due to adverse market conditions in late summer of 1998. Discussions with the other potential candidate never materialized because it had since been acquired by another organization. The Company thereafter terminated the engagement with its investment banker.

Because the Company and the Board remained convinced of the overall merits of owning a financial institution, the Company continued to search for viable acquisition opportunities throughout the remainder of calendar 1998 and into 1999.

As described below, ASBI and the Bank have had relationships with the Company for many years. Don A. Buchholz, Chairman of the Board of ASBI and the Bank and whose family members collectively own a majority of the outstanding stock of ASBI, also serves as Chairman of the Board of the Company and is a significant stockholder of the Company. See "Relationship of the Parties and Interests of Certain Persons in the Transaction." The Bank also purchases securities for its investment portfolio through the Company. On multiple occasions during the past few years, David Glatstein, President and Chief Executive Officer of the Company, had informally inquired whether ASBI had any interest in pursuing a business combination with the Company. On each occasion, Mr. Glatstein was advised that ASBI was not for sale.

The Company understands that in early 1999 ASBI had begun exploring various strategic options with the assistance of an investment banker, including the possibility of a business combination with another financial institution.

In May of 1999, at the request of the minority stockholders of ASBI, Mr. Buchholz informed Mr. Glatstein that the minority stockholders might be interested in exploring a possible business combination between the Company and ASBI. No formal discussions of a possible business combination between the two organizations had been entertained prior to this time.

No specific terms regarding structure or consideration were addressed during the preliminary discussions between Mr. Buchholz and Mr. Glatstein. Mr. Glatstein, however, did indicate that the Company might be interested in pursuing discussions regarding a possible business combination with ASBI. Thereafter, ASBI provided the Company with information regarding the financial condition and operations of ASBI and the Bank.

A series of informal discussions between Mr. Glatstein and representatives of ASBI followed, primarily to discuss structural issues and merger consideration. Mr. Buchholz did not participate in these informal discussions. Concurrently with these preliminary discussions, the Company's M&A Department and other officers of the Company performed an evaluation of the business and financial aspects of ASBI and the Bank and the potential for synergies with the current business of the Company. This evaluation indicated that a business combination with ASBI would be attractive to the Company. Consequently, representatives of the Company and ASBI agreed to meet for the purpose of developing the terms of a letter of intent.

On June 6, 1999, representatives of the Company, Mr. Buchholz, Mr. Richard J. Driscoll, who is President and a director of the Bank, and other representatives of ASBI and the minority stockholders of ASBI met to discuss and negotiate the terms of a proposed business combination between the Company and ASBI. Given that Mr. Buchholz is an officer, director and stockholder of each organization, Mr. Buchholz observed but did not participate in the negotiations. During the course of these discussions, the Company presented a proposal to the ASBI representatives attending the meeting. The Company's representatives and Mr. Buchholz then left the meeting room to allow ASBI to consider the Company's proposal. Upon the completion of these discussions, the parties entered into a non-binding letter of intent at that meeting regarding the proposed Acquisition of ASBI by the Company (the "Letter of Intent").

The Letter of Intent provided a general outline of the terms of the transaction, including, among other things, a timetable for conducting a due diligence review by the Company of ASBI and the Bank and a timetable for negotiating the terms of and entering into a definitive agreement. Although the concept of a pricing collar mechanism had been discussed during negotiations of the Letter of Intent at the June 6 meeting, this mechanism was rejected by both parties. The terms of the Letter of Intent also indicated that the Letter of Intent was subject to ratification by the Board at its next regular or special meeting and that the Company had complete discretion to terminate the Letter of Intent based on its due diligence review of ASBI and the Bank.

On June 28, 1999, the Letter of Intent was amended by the parties for the sole purpose of extending the period of time for the Company to conduct its due diligence review of ASBI and the Bank until July 15, 1999.

At a special meeting held on June 30, 1999, the Board discussed, among other matters, the Acquisition of ASBI. Following a general discussion by Mr. Glatstein regarding the background of the proposed Acquisition, the Board adopted various resolutions relating to, among other matters, approving and ratifying the Letter of Intent, as amended, authorizing preparation of necessary applications for regulatory approval of the proposed Acquisition and hiring outside consultants to assist the Company in performing necessary due diligence with respect to ASBI and the Bank. In addition, because of the relationship that Mr. Buchholz shares with the Company and ASBI, and consistent with the duty owed by the Board to its stockholders, the Board appointed a special independent committee (the "Special Committee") comprised of three directors: namely Frederick R. Meyer, Jon L. Mosle, Jr., and Brodie L. Cobb, each of whom the Board concluded was capable and independent with respect to evaluating the Acquisition. The Board then charged the Special Committee with the responsibility of reviewing, evaluating and making a determination with respect to the Company's proposal to a acquire ASBI (or any other transaction involving the Company and ASBI) and to report its conclusions to the Board. The Board also authorized the Special Committee to engage an independent financial advisor, engage separate legal counsel and negotiate (or supervise the negotiations on behalf of the Company) with ASBI concerning the provisions of any merger agreement or other similar document and to reject any proposal or transaction if not deemed to be in the best interest of the Company. Although Mr. Buchholz attended this meeting as Chairman of the Board, he abstained from voting on the resolutions described above.

On July 2, 1999, the Special Committee met by means of a telephonic conference call. The Special Committee discussed the background and status of the proposed Acquisition of ASBI and reviewed its responsibilities to review, evaluate and make a determination with respect to the transaction and to report its conclusions to the full Board. The Special Committee also discussed the retention of independent counsel to provide legal advice to the Special Committee. The Special Committee selected outside counsel from among several law firms to be its legal advisor. The Special Committee also discussed the selection of an independent financial advisor to determine the fairness, from a financial point of view, of the proposed transaction to the Company and all of its stockholders. Recommendations were discussed among members of the Special Committee and it was determined that interviews would be conducted at its next meeting.

On July 9, 1999, the Special Committee met by means of a telephonic conference call. Counsel to the Special Committee was introduced at and participated in the meeting. Mr. Meyer was appointed to serve as Chairman of the Special Committee. The Special Committee then received reports from executive officers of the Company regarding the due diligence efforts being conducted with regard to ASBI and the Bank. The Special Committee discussed the retention of a financial advisor and interviewed several investment banking firms as potential candidates. After completing the interviews, and after discussing the distinctions among and the qualifications, experience and independence of the various firms, the Special Committee selected Friedman, Billings, Ramsey & Co., Inc. ("FBR") as financial advisor to the Special Committee. Furthermore, it was agreed that, if the Special Committee later determined that an Acquisition of ASBI would be in the best interests of the Company and its stockholders, FBR would issue an opinion as to whether the Acquisition would be fair, from a financial point of view, to all of the stockholders of the Company.

On July 16, 1999, the Special Committee met by means of a telephonic conference call for the purpose of receiving due diligence reports with respect to ASBI and the Bank from executive officers and outside consultants previously retained by the Board, including, without limitation, The Camel Group, KPMG LLP, Cheshier and Fuller, L.L.P. and counsel for the Company. Mr. Glatstein presented a report to the Special Committee regarding prior efforts by the Company to acquire a financial institution, the history of negotiations to date with ASBI and the strategies underlying the Acquisition of ASBI. Mr. Glatstein indicated that the proposed Acquisition appeared to meet the criteria for acquisitions previously established by management, namely, a target that was Internet ready, with sound management, that could be purchased at a price that was accretive to the Company's earnings. He also discussed anticipated synergies between the Company and ASBI. After receiving all of the reports, the Special Committee discussed, and made inquiries regarding, the results of operations and financial projections, asset values, financial ratios, growth prospects and markets of the Company and ASBI. The Special Committee also discussed the proposed Acquisition, the anticipated synergies, price and the reports by the Company and its advisors. The Special Committee and its advisors then discussed the possibility of adding a pricing collar mechanism to the transaction in order to limit the Company's exposure in the event of a dramatic price increase in the Company's stock prior to closing of the transaction. The Special Committee authorized Chairman Meyer to discuss directly with Mr. Buchholz the Special Committee's recommendation that a price collar be negotiated so that the Company's stockholders could have more assurance that the transaction, as finally consummated, would more closely reflect the valuation of the transaction as negotiated at the time the Letter of Intent was signed.

On July 28, 1999, the Special Committee met by means of telephonic conference call to receive an update from Chairman Meyer regarding his meeting with Mr. Buchholz on July 22, 1999, and to receive a preliminary report from FBR. Chairman Meyer reported to the Special Committee that Mr. Buchholz stated that the minority stockholders of ASBI did not want a pricing collar, and he, therefore, declined to consider such a collar arrangement. Mr. Meyer reported that Mr. Buchholz stated that the minority stockholders of ASBI proposed that the Acquisition Agreement provide a mechanism whereby either the Company or ASBI would be able to terminate the agreement if the pricing became unfavorable, provided that the terminating party paid a breakup fee of $2.5 million, as reflected in the Letter of Intent. The Special Committee and its financial and legal advisors discussed the possibility that the Acquisition Agreement contain a provision permitting the Company to terminate the transaction prior to closing if the Company's stock price became unfavorable; however, the Special Committee preferred to negotiate a collar mechanism, if possible. The Special Committee also recommended that the Acquisition Agreement provide that Don Buchholz and his related interests vote their respective shares of the Common Stock of the Company in proportion to the vote of the other stockholders of the Company. The Special Committee invited Mr. Glatstein to join the meeting and requested that he continue to attempt to negotiate a pricing collar. Mr. Glatstein agreed to meet with Mr. Buchholz to negotiate a collar, and if he could not do so, to negotiate the ability of the Company to terminate the transaction if the Company's stock price rose dramatically prior to closing. Representatives of FBR noted that the stock price could certainly rise dramatically and that such price fluctuations were normally addressed by a collar provision in similar transactions. The financial advisor indicated a range of prices of the Company's Common Stock pursuant to which they would be able to issue a fairness opinion and advised that the fairness opinion would reflect market conditions only at the date the Acquisition Agreement was executed. Mr. Glatstein stated he would report back to the Special Committee following his discussions with Mr. Buchholz.

On August 4, 1999, the Special Committee and its advisors met by means of a telephonic conference call to discuss the status of negotiations with ASBI and to receive a report from its financial advisor with respect to the proposed Acquisition. At the invitation of Chairman Meyer, Mr. Glatstein joined the meeting and reported that several outstanding contractual matters had been resolved but that the parties were unable to agree upon a collar mechanism with respect to the consideration being offered by the Company. He reported that the minority stockholders of ASBI were prepared to execute an acquisition agreement containing the pricing terms as originally negotiated in the Letter of Intent, notwithstanding the fact that the trading price of the Company's stock had declined from $49.20 (as adjusted for the 10% stock dividend paid August 2, 1999) at the execution of the Letter of Intent to $35.375. The Special Committee discussed in detail Mr. Glatstein's report and management's recommendation regarding adequate protection to the Company in the event the value of the Common Stock rose dramatically during the pendency of the transaction. The Special Committee preferred to implement a pricing collar, but after extensive discussion, concluded that the right of the Company to terminate the transaction prior to closing in the event the Board or the Special Committee, in the exercise of its fiduciary duty, had determined, in good faith after considering the advice of outside counsel, to withdraw or modify its approval or recommendation of the Merger, when coupled with a breakup fee should adequately protect the Company in the event its stock price was unacceptably high at the time of closing. The Special Committee then called upon representatives of FBR to review the financial aspects of the proposed Acquisition. The Special Committee's financial advisors reviewed, among other matters, market statistics, historical exchange ratios, year-to-date comparisons of revenues, implied exchange ratios, implied public and private market valuations and pro forma analyses contained in the report submitted to the meeting. FBR reported that it had not reached any definite conclusion with respect to its ability to render a fairness opinion and would not be in a position to do so until such time as negotiations had been concluded, the structure of the transaction was in place and that it had the opportunity to review the final terms of the proposed Acquisition Agreement. FBR did, however, indicate to the Special Committee that if the final terms of the Acquisition Agreement contained no pricing collar but did afford the ability of the Company to terminate the transaction for a breakup fee not in excess of $2.5 million in the event the Special Committee or the Board, in the exercise of its fiduciary duties, elected to terminate the transaction, it would be able to deliver a fairness opinion.

On August 5, 1999, a special meeting of the Board was held to review the proposed Acquisition of ASBI and to receive a status report from the Special Committee regarding its progress in reaching a definitive agreement with ASBI. In addition to the members of the Board, including Mr. Buchholz, counsel to the Company, counsel to the Special Committee and a representative of FBR were in attendance. Because of Mr. Buchholz's position with the Company and ASBI, Mr. Glatstein was appointed to serve as Chairman at this special meeting of the Board. Following a report by Mr. Glatstein regarding the status and results of the Company's due diligence efforts, particularly the due diligence reports submitted by the Company's outside due diligence consultants, Mr. Glatstein discussed with the Board internal projections regarding ASBI's business. The Board thoroughly reviewed these due diligence findings and projections and discussed strategies and synergies of the proposed combination of ASBI and the Company. Counsel to the Company then reviewed with the Board the terms and provisions of the draft Acquisition Agreement provided to each director in advance of the meeting, noting that there remained several unresolved issues. Counsel for the Special Committee and a representative from FBR then joined the meeting at which time Mr. Meyer, Chairman of the Special Committee, reported to the Board of the activities of the Special Committee in reviewing due diligence reports and reviewing the Acquisition Agreement. Mr. Mosle reported that, subject to resolution of the remaining unresolved issues and review of final documentation, confirming advice of legal counsel to the Special Committee and receipt of an oral fairness opinion from FBR, the Special Committee would recommend to the Board that it proceed with the Acquisition of ASBI upon the terms and subject to the conditions contained in the Acquisition Agreement. Prior to adjournment of the special meeting, the Board considered the compensation of the Special Committee members for their work and it was resolved that each member of the Special Committee receive $500 per day that the Special Committee devoted substantive attention to this transaction, plus $10,000 at conclusion of the Special Committee's engagement, with an additional $10,000 to be paid to the Chairman of the Special Committee.

On August 10, 1999, the Special Committee met again by means of telephonic conference call. The purpose of the meeting was to receive an update from the Special Committee's legal advisors regarding the status of the Acquisition Agreement and to receive an oral opinion from its financial advisor with respect to the fairness of the transaction to all stockholders of the Company from a financial point of view. The Special Committee's legal advisors updated the Special Committee and the financial advisor as to the status of the Acquisition Agreement as negotiated in its final form by representatives of the Company and ASBI. The Special Committee was satisfied that the Company would have the right to terminate the Acquisition Agreement if, in the exercise of their fiduciary duties, either the Special Committee withdraws its recommendation or the Board decides not to close because the consideration was unacceptably high because of an increase in the price of the Common Stock. See "The Agreement and Plan of Reorganization - Break-Up

Fee." The Special Committee's financial advisor then reported that it was prepared to and did in fact give its oral opinion that, as of August 10, 1999, the transaction as contained in the proposed documentation was fair, from a financial point of view, to all the stockholders of the Company. After detailed discussion of these and other matters, the Special Committee adopted resolutions approving and recommending to the Board the Acquisition of ASBI, on the terms set forth in the Acquisition Agreement submitted at the meeting.

Following the meeting of the Special Committee, the Board held a special meeting by telephonic conference call on the afternoon of August 10, 1999, to receive the report of the Special Committee. The Chairman of the Special Committee reported that the Special Committee had reviewed the final documentation and, with the assistance of advice from its legal counsel and investment banker, unanimously recommended approval of the Acquisition of ASBI on the terms set forth in the final Acquisition Agreement, copies of which had been circulated to the members of the Board in advance of the meeting. With the recommendation of the Special Committee, the Board authorized management of the Company to proceed with the Acquisition of ASBI and to enter into the Acquisition Agreement with ASBI.

The Agreement and Plan of Reorganization

The Company and ASBI have entered into the Acquisition Agreement, dated as of August 10, 1999. Pursuant to the terms of the Acquisition Agreement and subject to prior stockholder and regulatory approval and the expiration of all applicable waiting periods, the Company will acquire all of the issued and outstanding shares of common stock of ASBI through the reverse triangular merger (defined herein as the "Merger") of SWS Acquisition Corporation ("Newco"), a newly-created subsidiary corporation, chartered and organized under the laws of the State of Texas by the Company for the exclusive purpose of effecting the Merger, with and into ASBI using Common Stock as consideration for the Merger. ASBI will continue as the surviving corporation in the Merger.

Under the terms of the Acquisition Agreement, each share of ASBI common stock outstanding immediately prior to the Effective Time of the Merger (other than shares held by any stockholders exercising their dissenters' rights as provided under Texas law) will be converted into the right to receive Common Stock in an amount equal to the quotient of (i) 2,600,000 shares of Common Stock divided by
(ii) the number of shares of ASBI common stock outstanding immediately prior to the Effective Time (the "Exchange Ratio"); provided, however, each stockholder of ASBI who would otherwise be entitled to receive fractional shares of Common Stock will receive cash in lieu thereof in accordance with the terms of the Acquisition Agreement.

Following consummation of the Merger, shares of Newco stock outstanding at the Effective Time will be converted into a like number of shares of common stock of ASBI, as the surviving corporation in the Merger, with the effect that the number of shares of the common stock of ASBI outstanding immediately after the Effective Time shall be equal to the aggregate number of shares of Newco stock outstanding immediately before the Effective Time. The result shall be that the Company will own 100% of ASBI following completion of the Merger.

The terms of the Merger, including the Exchange Ratio, were the result of negotiations between representatives of the Company and ASBI. See "Background of the Transaction." The Company believes the Exchange Ratio represents the fair value of the ASBI common stock to be received in the Merger. The Special Committee has received a fairness opinion from its independent financial advisor, FBR, that, as of August 10, 1999, the consideration is fair to the stockholders of the Company from a financial point of view. See "Opinion of Independent Financial Advisor."

     Representations and Warranties  The Acquisition Agreement contains a number
     ------------------------------
of representations and warranties made by each company to the other. These representations and warranties are essentially reciprocal and are believed by management to be customary for transactions of this nature. Certain of the material representations and warranties of the parties relate to (1) due organization, power and standing, and other corporate matters, (2) authorization, execution, delivery and enforceability of the Acquisition Agreement, (3) capital structure and securities, (4) subsidiaries, (5) conflicts under charter documents, violations of any instruments or law, and required consents and approvals, (6) documents filed with applicable regulatory agencies and the accuracy of information in those documents, (7) liabilities, (8) the absence of adverse changes and material adverse effects, (9) materials contracts, (10) compliance with applicable laws and (11) Year 2000 matters.

The representations and warranties made by the Company and ASBI in the Acquisition Agreement will not survive the closing of the Acquisition, and neither party, including directors, principal officers or stockholders, has agreed to indemnify the other in the event of a misrepresentation or breach of warranty discovered after completion of the Merger.

     Covenants  The Acquisition Agreement also contains certain covenants made
     ---------
by both parties. These covenants are believed by management to be customary for transactions of this nature. Various of the covenants made by each party to the Acquisition Agreement are described in the following paragraphs.

The Company has agreed to, among other things, (1) use its best efforts to consummate the transactions contemplated by the Acquisition Agreement, (2) file or cause to be filed the applications for all regulatory approvals required to be obtained by the Company in connection with the Acquisition Agreement, (3) promptly notify ASBI of any representation or warranty made by the Company that becomes untrue or any legal or similar action that questions, or might question, the validity of the Acquisition Agreement or the agreements contemplated thereby or that seeks to enjoin or otherwise restrain the transactions contemplated thereunder, (4) notify ASBI of any change that would adversely affect, prevent or delay consummation of the transactions contemplated by the Acquisition Agreement or the other agreements contemplated thereunder, (5) incorporate, charter and organize Newco and (6) promptly after the execution of the Acquisition Agreement, enter into and cause Newco to enter into that certain Agreement and Plan of Merger by and among Newco, ASBI and joined in by the Company (the "Merger Agreement"). A copy of the form of Merger Agreement is attached as an exhibit to the Acquisition Agreement. The Company has agreed that it will cause Newco to perform its obligations under the Merger Agreement and shall vote all of the stock of Newco it holds in favor of the Merger and the Merger Agreement.

ASBI has agreed to, among other things, (1) use its best efforts to consummate the transactions contemplated by the Acquisition Agreement, (2) operate its business only in the ordinary course of its business, (3) preserve its business organization intact and to retain present customers, depositors, correspondent bank relationships and officers and directors, (4) timely file required governmental reports and tax returns, (5) observe proper accounting under generally accepted accounting principles, (6) not introduce any new material method of management or operation, (7) not take any action that could result in a material adverse change in the condition of ASBI, (8) not take, or fail to take, any action that would cause the representations and warranties made by ASBI to the Company to be inaccurate at consummation of the transaction, (9) not change its capital structure, (10) not change its corporate charter or bylaws,
(11) not grant any increase in compensation or benefits to its employees or officers, except in accordance with past practices and (12) not make any change in accounting methods, principles or material practices. In addition, ASBI has agreed to allow two designees of the Company to attend all regular and special meetings of the boards of directors of ASBI and any subsidiary, including the Bank. ASBI has also granted the Company the right to conduct environmental inspection on any ASBI property, with ASBI providing full indemnification to the Company for any claims as a result of any of the environmental inspections. The Company has agreed to indemnify ASBI for its or its agents' negligent acts in performing any environmental inspection.

     Conditions  Both the Company's and ASBI's obligations to consummate the
     ----------
Merger and related transactions are subject to certain conditions, including (1) accuracy of representations and warranties of the other party, (2) compliance, in all material respects, with all agreements and covenants in the Acquisition Agreement, (3) receipt of all necessary stockholder approvals, including approval of this Proposal regarding the Share Issuance, (4) receipt of all necessary regulatory or governmental approvals, (5) receipt of a tax opinion to the effect that the Merger qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (6) receipt of an opinion of legal counsel regarding certain legal matters and (7) the absence of any order, decree or injunction making the Merger illegal or otherwise prohibiting the completion of the Merger.

In addition to the foregoing mutual conditions, ASBI's obligation to consummate the Merger is conditioned upon, among other matters, (1) receipt of a letter from ASBI's independent accountants to the effect that ASBI qualifies as an entity that may be a party to a business combination that will qualify for pooling-of-interests accounting treatment, (2) the receipt of a duly executed Registration Rights Agreement and (3) no material adverse change in the condition of the Company since March 31, 1999.

The Company's obligation to consummate the Merger is also conditioned upon, among other matters, (1) no material adverse change in the condition of ASBI since March 31, 1999, (2) receipt of an opinion of the Company's independent public accountants that the Merger qualifies for pooling-of-interests accounting treatment (See "Accounting Treatment"), (3) receipt of releases from the officers and directors of ASBI and (4) receipt of non-compete and employment agreements from certain individuals associated with ASBI. See "Relationship of Parties and Interests of Certain Persons in the Merger." In accordance with Articles 5.11 through 5.13 of the Texas Business Corporation Act, stockholders of ASBI will have dissenters' rights. A condition precedent to the Company's obligation to close the transaction is that stockholders holding not more than 9.9% of the common stock of ASBI shall have exercised their dissenters' rights. While the Company may waive this condition, the Merger cannot qualify for pooling-of-interests accounting treatment if stockholders holding more than 10% of the issued and outstanding shares of ASBI common stock assert their dissenters's rights.

In connection with the Acquisition Agreement, certain stockholders of ASBI, who collectively own or control at least 90.27% of the common stock of ASBI, entered into Voting Agreements and Irrevocable Proxies to vote in favor of the Merger. Accordingly, approval of the transaction by the stockholders of ASBI is assured.

On August 16, 1999, the Company submitted the Application with the OTS to obtain prior regulatory approval for the Company to acquire ASBI and its subsidiaries, including the Bank. As of the date of this Proxy Statement, the Application is pending. The Acquisition cannot be completed until such regulatory approval has been obtained and all applicable waiting periods have expired.

     Termination and Abandonment  Both the Company and ASBI may terminate the
     ---------------------------
Acquisition Agreement and abandon the Merger at any time before completion of the Merger by mutual consent, duly authorized by each board of directors and upon the occurrence of certain events set forth in the Acquisition Agreement, including in the event the transaction is not consummated by June 6, 2000.

     Break-Up Fee  The Acquisition Agreement provides for a reciprocal break-up
     ------------
fee in the amount of $2,500,000 to be paid by either the Company or ASBI to the other party in the event the Acquisition Agreement is terminated under certain circumstances described in the following paragraphs.

The Company will be obligated to pay ASBI $2,500,000 in the following events:
(1) the Acquisition Agreement is terminated by ASBI for any of the following reasons: (a) the failure by the Company to comply in any material respect with any of its covenants or agreements contained in the Acquisition Agreement or related agreements which remain uncured for a period of 30 days following notice, (b) if any of the representations or warranties of the Company contained in the Acquisition Agreement are inaccurate in any material respect or (c) the failure of certain conditions precedent to the obligations of ASBI to complete the transaction, including conditions relating to (i) the Company's compliance with representations, warranties and covenants contained in the Acquisition Agreement, (ii) due authorization and valid issuance of the Shares by the Company and the listing of such Shares on the NYSE, (iii) the receipt by ASBI of an opinion of counsel to the Company regarding certain legal matters and (iv) execution of the Registration Rights Agreement or (2) the Acquisition Agreement is terminated by the Company if the Board or the Special Committee determine, in good faith and following consultation with outside legal counsel, that in order to comply with its fiduciary duties to stockholders under applicable law, it is advisable for the Board or Special Committee to withdraw or modify, in any manner materially adverse to ASBI, its approval or recommendation of the Acquisition.

ASBI will be obligated to pay the Company $2,500,000 in the event the Acquisition Agreement is terminated by the Company for any of the following reasons: (1) failure by ASBI to comply in any material respect with any of its covenants or agreements contained in the Acquisition Agreement or related agreements which remain uncured for a period of 30 days following notice, (2) if any of the representations or warranties of ASBI contained in the Acquisition Agreement are inaccurate in any material respect, (3) if the holders of more than a certain percentage (not to exceed 9.9%) of the ASBI common stock shall have elected to assert dissenters' rights as provided under Texas law which, when combined with other cash transactions considered under applicable accounting rules, would result in the Merger not qualifying for pooling-of-interests accounting treatment, or (4) failure of certain conditions precedent to the obligations of the Company to complete the transaction, including conditions relating to (a) ASBI's compliance with representations, warranties and covenants contained in the Acquisition Agreement, (b) stockholders of ASBI asserting dissenters' rights, (c) receipt by the Company of certain releases from certain directors and officers of ASBI and its subsidiaries, (d) receipt by the Company of non-compete agreements from certain individuals associated with ASBI and its subsidiaries, including an employment agreement from Mr. Richard J. Driscoll (see "Relationship of the Parties and Interests of Certain Persons in the Merger"), (e) receipt by the Company of letter agreements from affiliates of ASBI, (f) receipt by the Company of an opinion of counsel to ASBI regarding certain legal matters, (g) receipt by the Company of evidence regarding qualification of an exemption from registration regarding the issuance of the Shares, (h) receipt by the Company of evidence that certain stockholder and voting agreements relative to the stockholders of ASBI have been terminated, and
(i) environmental matters (See "Environmental Escrow").

     Environmental Escrow  Prior to execution of the Acquisition Agreement, the
     --------------------
Company had identified certain potential environmental liabilities relating to two parcels of real estate held by the Bank. As a consequence, the parties agreed that ASBI will use its best efforts to resolve the environmental issues prior to November 1, 1999. In addition, the Company will conduct additional due diligence relating to those certain environmental liabilities. Thereafter, and prior to November 1, 1999, if the Company continues to have concerns regarding the environmental liabilities, the Company and ASBI will negotiate in good faith to establish a value of the potential environmental-related liabilities associated with these two properties. If the Company and ASBI are unable to reach a mutual agreement, the amount of the liability will be submitted to binding arbitration. At the Effective Time of the Merger, a number of the Shares will be escrowed having a value sufficient to offset the potential environmental-related liabilities identified by the parties.

Relationship of the Parties and Interests of Certain Persons in the Transaction

Mr. Don A. Buchholz, President and Chairman of the Board of ASBI, exercises voting control over approximately 58.6% of the voting power of ASBI, both individually and pursuant to the terms of a voting agreement among the stockholders of ASBI. The stockholders of ASBI have agreed that this voting agreement will not be used in connection with approval of the Merger by the stockholders of ASBI. Mr. Buchholz is also a stockholder, director and Chairman of the Board of the Company. See "Proposal One - Election of Directors" and "Stock Ownership of Principal Owners and Management."

Mr. Buchholz beneficially owns 7.0% of the outstanding shares of Common Stock. See "Stock Ownership of Principal Owners and Management." Mr. Buchholz also beneficially owns 19.3% of the outstanding stock of ASBI (without consideration of the voting agreement among the stockholders of ASBI, which will not be used in connection with the Merger). Upon completion of the Merger, the ASBI shares beneficially owned by Mr. Buchholz will be, along with all other shares of ASBI, converted into shares of Common Stock. Thus, upon completion of the Merger and the Share Issuance to stockholders of ASBI, it is anticipated that Mr. Buchholz's beneficial ownership interest in the Company will increase to approximately 9.2% of the outstanding Common Stock of the Company. Other members of Mr. Buchholz's family and their related interests also own shares of the Company and/or ASBI, which, in accordance with the rules of the SEC, are not deemed to be beneficially owned by Mr. Buchholz, and, therefore, are not included in the percentages indicated above. Mr. Buchholz may, however, have an economic interest in such shares. Upon completion of the Merger, these family members and related interests, which do not act in concert with each other, will own 9.6%
of the outstanding Common Stock of the Company. As a result of Mr. Buchholz's increased beneficial ownership interest in the Company resulting from the Merger, Mr. Buchholz may have the ability to exercise greater influence over the management and affairs of the Company, including the election of directors, a change in control of the Company and the determination of all other matters requiring stockholder approval.

Because of the relationship between the Company and ASBI, and consistent with the duty owed by the Board to its stockholders, the Board appointed the Special Committee to review and consider the Merger proposal, and to negotiate the terms and conditions of any agreement relating to the Merger, including the Acquisition Agreement. See "Background of the Transaction."

Pursuant to the terms of the Acquisition Agreement, the shares of Common Stock held by Mr. Buchholz, Buchholz Arlington Banshares, Ltd. and Buchholz Investments will be voted in proportion to the vote of the other stockholders of the Company.

Stockholders of the Company should be aware that certain members of the Board and management of the Company have interests in the Acquisition that are in addition to and separate from the interests of stockholders of the Company generally. Such interests may create potential conflicts. The board of directors of ASBI and the Board were aware of these interests, and considered them, among other matters, in approving the Acquisition Agreement, the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Share Issuance by the stockholders of the Company will also constitute approval of the following benefits to be received by certain directors, executive officers and employees of ASBI and its subsidiaries. Certain of these interests are described in the following paragraphs.

     Agreements Not to Compete  As an inducement for the Company to enter into
     -------------------------
the Acquisition Agreement with ASBI, ASBI and the Bank have agreed to use their best efforts to cause certain persons associated with ASBI and its subsidiaries (including the Bank) to enter into agreements not to compete with the Bank (generally, for a period of three years beginning on the Effective Date of the Merger) and to deliver any and all such agreements to the Company at the closing of the Acquisition. The individuals identified by the Company to enter into such agreements are Don A. Buchholz, Rosalyn Autry, Robert Byrnes, John D. Harvison, Michael Harvison, Randall Harvison, Kay Parker and Don St. Clair. The proposed form of non-compete agreement, which is included as an exhibit to the Acquisition Agreement, generally provides that such person will not, for a three-year period, (i) solicit business from any current Bank customers, (ii)
(A) acquire, charter, operate or enter into any franchise or other management agreement with any financial institution, (B) serve as an officer, director, employee, agent or consultant to any financial institution or (C) establish or operate a branch or other office of a financial institution, and such financial institution is within or has its main office within fifty (50) miles of Arlington, Texas or (iii) recruit, hire, assist others in recruiting or hiring, or discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve months was, an employee of the Bank. As of the date of this Proxy Statement, such agreements have not been finalized and may be subject to further modification prior to closing of the Acquisition.

     Employment Agreement  In connection with the Acquisition, the Bank and Mr.
     --------------------
Richard J. Driscoll, the current President and a director of the Bank, reached terms on an employment and non-compete agreement (the "Employment Agreement"). The Employment Agreement generally provides that the Bank will employ Mr. Driscoll, as President of the Bank, for a three-year period beginning on the Effective Date of the Merger. The terms of the Employment Agreement are substantially similar to the terms of an employment agreement currently in effect between Mr. Driscoll and the Bank, except with respect to the grant of certain stock options described herein.

Under the terms of the Employment Agreement, Mr. Driscoll will receive an annual base salary of $130,000, subject to annual review by the Bank. Mr. Driscoll also will be entitled to participate in an officer's bonus pool funded with a portion of the Bank's annual pre-tax income. The Employment Agreement also provides for participation in the Bank's welfare and benefit plans, vacation and other customary perquisites. In connection with his Employment

Agreement, Mr. Driscoll will also be granted stock options to acquire 2,500 shares of Common Stock. The exercise price of these options will be priced as of the Effective Date.

The Employment Agreement is terminable by the Bank in the event of Mr. Driscoll's death or permanent disability or for "cause," as defined in the Employment Agreement. The Employment Agreement can also be terminated by the Bank without "cause," in which event Mr. Driscoll will be entitled to certain continued benefits, including payment of his base salary for a period of twelve months or through the balance of the term of the Employment Agreement, whichever is less.

The Employment Agreement also provides that Mr. Driscoll will not, for a period of one year following termination of his employment (other than a termination without "cause"), directly or indirectly own, manage, operate, control, be employed by, consult with or participate in or be connected with any entity engaged in the same line of business as, and competes with the business of, the Bank within the United States. In addition, Mr. Driscoll will not solicit for employment, or advise or recommend any person to employ or solicit for employment, any person Mr. Driscoll knows to be an employee of the Bank or any of its subsidiaries.

     Board Composition  A representative of the Company will be appointed to the
     -----------------
board of directors of the Bank to be effective as of the first meeting of the Bank's board of directors following the Effective Date of the Merger. It is currently anticipated that the Company will add Kenneth R. Hanks, Chief Operating Officer of the Company, as an additional director of the Bank.

     Employment and Employee Benefits  Pursuant to the Acquisition Agreement,
     --------------------------------
the Company has agreed to provide to officers and employees of ASBI and its subsidiaries who remain employees of the Company and its subsidiaries following the Merger employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of the Common Stock) on terms and conditions which are substantially similar to those currently provided by the Company's subsidiaries to their similarly situated officers and employees. Generally, for purposes of participation and vesting (but not accrual of benefits), service by an ASBI employee under an ASBI qualified defined contribution plan and under any other employee benefit plan is considered service under a similar plan of the Company. ASBI and its subsidiaries have agreed to honor all employment, severance, consulting and other compensation related agreements or contracts between ASBI and its subsidiaries and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the employee plans of ASBI. Presently, employees of First Consumer Credit and FSB Financial (each of which are subsidiaries of the Bank) receive discretionary cash bonuses.

Opinion of Independent Financial Advisor

Pursuant to a letter agreement dated as of August 5, 1999 (the "FBR Agreement"), Friedman, Billings, Ramsey & Co., Inc. (previously defined herein as "FBR") was retained by the Special Committee to act as its financial advisor in connection with an analysis of the Company's Acquisition of ASBI and the Bank and to provide a fairness opinion to the Special Committee at the time of execution of a definitive agreement with ASBI (the "Fairness Opinion") with respect to the fairness from a financial point of view to all of the Company's stockholders of the consideration offered to be paid to the stockholders of ASBI as a result of the Merger. At the meeting of the Special Committee held on August 10, 1999, FBR delivered its oral opinion to the Special Committee to the effect that, as of such date, the exchange of each share of ASBI into the right to receive shares of Common Stock in the amount equal to the quotient of (i) 2,600,000 shares of Common Stock divided by (ii) the number of shares of ASBI common stock outstanding immediately prior to the Effective Time (defined herein as the "Exchange Ratio") was fair from a financial point of view to the stockholders of the Common Stock. See "Background of the Transaction." FBR confirmed its opinion in writing following the August 10, 1999, meeting (the "FBR Opinion"), stating that, as of August 10, 1999, and based on the matters set forth in such FBR Opinion and pursuant to the terms and conditions of the Merger set forth in the Acquisition Agreement, the Exchange Ratio is fair to all of the stockholders of the Company from a financial point of view.

THE FULL TEXT OF THE FBR OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE FBR OPINION IN ITS ENTIRETY. FBR'S OPINION IS ADDRESSED ONLY TO THE SPECIAL COMMITTEE AND DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO ALL OF THE STOCKHOLDERS OF THE COMPANY AS OF AUGUST 10, 1999, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL STOCKHOLDERS' MEETING. THE SUMMARY OF THE FBR OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

FBR is a nationally recognized investment banking firm and was selected by the Special Committee based on the firm's reputation and experience in the valuation of depository institutions. FBR, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with rendering the FBR Opinion, FBR, among other things, (i) reviewed the Bank's Call Report data filed with the FDIC for the fiscal quarter ended March 31, 1999, and the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994; reviewed the audited financial statements for ASBI for the fiscal years ended September 30, 1998, 1997, 1996 and 1995; (ii) reviewed the internal financial statements for the Bank for the five months ended May 31, 1999; (iii) participated in due diligence reviews of ASBI along with other specialists and experts on the Special Committee's due diligence team; (iv) discussed the financial condition, results of operations, earnings projections, business and prospects of ASBI with the management of ASBI; (v) reviewed the Company's Annual Report to Stockholders for the fiscal years ended June 27, 1997 and June 26, 1998, and the Company's Annual Report on Form 10-K filed with the SEC for the fiscal years ended June 27, 1997 and June 26, 1998; reviewed the Company's Annual Proxy Statement dated September 24, 1998; reviewed the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 1999; (vi) reviewed and discussed the Company's strategy and business plan relating to the Company and the Merger; (vii) reviewed the reported market prices and trading activity for the Common Stock for the period January 1, 1998, through August 10, 1999; (vii) discussed the financial condition, results of operations, earnings projections, business and prospects of the Company with the management of the Company; (ix) compared the results of operations and financial condition of the Bank with those of certain federal savings and loans (or their holding companies) that FBR deemed to be reasonably comparable to the Bank, as the case may be; (x) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger; (xi) reviewed the potential pro forma impact of the Merger to the stockholders of the Company; (xii) reviewed a copy of the Acquisition Agreement; and (xiii) performed such other financial analyses and reviewed and analyzed such other information as FBR deemed appropriate, including an assessment of general economic, market and monetary conditions.

In rendering the FBR Opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning the Company and ASBI furnished to it by the Company or ASBI, or the publicly-available financial and other information regarding the Company, ASBI and other financial services organizations (or their holding companies). FBR has assumed that all such information is accurate and complete and has no reason to believe otherwise.

FBR has further relied on the assurances of management of the Company and ASBI that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for the Company provided to FBR by its management, FBR has assumed, for purposes of the FBR

Opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of the Company and ASBI. As a matter of policy, the Company does not publicly disclose internal management forecasts, projections or estimates of the type furnished to FBR in connection with its analysis of the Merger and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projection and estimates.

FBR has assumed that there has been no undisclosed material change in ASBI's assets, financial condition, result of operations, business or prospects since May 31, 1999. FBR did not undertake an independent appraisal of the assets or liabilities of ASBI nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not independently review such allowances, and was not requested to and did not independently review any individual credit files of ASBI. FBR is not an expert in the evaluation of environmental liabilities and did not independently examine potential liabilities of two properties associated with ASBI where environmental problems are known to exist. As set forth in the Acquisition Agreement, ASBI will use best efforts to eliminate any potential environmental-related liability to the Company. If such potential liability is not eliminated, the Acquisition Agreement provides that a portion of the consideration will be allocated to an escrow (the "Environmental Escrow") established to diminish the impact, in whole or in part, of any future liability to the Company. See "The Agreement and Plan of Reorganization -- Environmental Escrow." FBR expresses no opinion as to the adequacy of such potential Environmental Escrow. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of the FBR Opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

The Special Committee imposed no limitations on FBR with respect to the investigation made or procedures followed by FBR in rendering the FBR Opinion. In connection with rendering such Fairness Opinion to the Special Committee, FBR performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FBR, but does not purport to be a complete description of FBR's analyses or presentation at the August 4, 1999, and August 10, 1999, meeting of the Special Committee and the meeting of the Company's Board on August 5, 1999. See "Background of the Transaction." FBR believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses of the processes underlying the FBR Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of the Company and ASBI. Any estimates contained in FBR's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

     Summary of Proposed Transaction  FBR reviewed the terms of the proposed
     -------------------------------
Merger, including the Exchange Ratio. Based on the Acquisition Agreement, the consideration to be received by ASBI stockholders will be the right to receive shares of the Company's Common Stock in the amount equal to the quotient of (i) 2,600,000 shares of the Common Stock divided by (ii) the number of shares of ASBI common stock outstanding immediately prior to the Effective Time in exchange for each share of ASBI. See "The Agreement and Plan of Reorganization."

Based on the closing share price of the Common Stock as of August 10, 1999, the Exchange Ratio represented a multiple of (i) 12.63x ASBI's earnings per share for the twelve months ended March 31, 1999, (ii) 356.29% of ASBI's book value at March 31, 1999, (iii) 357.38% of ASBI's tangible book value at March 31, 1999, and (iv) a 26.47% tangible book premium on deposits.

     Comparable Public Company Analysis  In preparing its presentation, FBR
     ----------------------------------
used publicly available information to compare selected financial and market trading information, including book value, tangible book value and earnings for nationwide publicly traded banks ("Nationwide Banks"); nationwide publicly traded thrifts ("Nationwide Thrifts"); publicly traded thrifts in the regional market area including Texas, Louisiana, Arkansas, Oklahoma and New Mexico ("Regional Thrifts"); publicly traded thrifts with total assets between $200 million and $400 million at June 30, 1999 ("Comparable Asset Thrifts"); publicly traded thrifts whose return on average equity for the latest twelve months exceeded 15% ("High Performing Thrifts" and collectively the "Comparable Trading Groups"). In conjunction with its analysis, FBR reviewed valuation multiples based on price to book value, price to tangible book value, and price to latest twelve months earnings. FBR computed the foregoing ratios for the Merger based on the Exchange Ratio and a price of $32.75 per share of the Common Stock (the closing price of the Common Stock on August 10, 1999) at the time of the execution of the Acquisition Agreement, indicating an aggregate acquisition value for ASBI of $85.1 million. The following aggregate valuations for ASBI were arrived at by applying the actual financial results of ASBI at or for the period ending March 31, 1999, to (a) the median multiples for the Comparable Trading Groups and (b) a control premium of 30%. FBR's computations yielded the following aggregate valuation range for ASBI at August 10, 1999, for the Nationwide Banks, the Nationwide Thrifts, the Regional Thrifts, the Comparable Asset Thrifts and the High Performing Thrifts of $31 million to $138 million, as compared with the actual aggregate valuation indicated by the Exchange Ratio on August 10, 1999.

     Comparable Transaction Analysis  In preparing its presentation, FBR used
     -------------------------------
publicly available information to compare selected transactional information including multiples of book value, tangible book value, earnings and the premium on deposits over tangible book value for all acquisitions of banks from January 1, 1998, to August 10, 1999 ("Nationwide Bank Transactions"); all acquisitions of thrifts from January 1, 1998, to August 10, 1999 ("Nationwide Thrift Transactions"); all acquisitions of thrifts in the regional market area including Texas, Louisiana, Arkansas, Oklahoma, and New Mexico ("Regional Thrift Transactions"); all acquisitions of thrifts with total assets between $200 million and $400 million at announcement ("Comparable Asset Thrift Transactions"); all acquisitions of thrifts whose return on average equity for the latest twelve months prior to announcement exceeded 15% ("High Performing Thrift Transactions" and collectively the "Comparable Transaction Groups"). In conjunction with its analysis, FBR compared the median multiples of price to book value, price to tangible book value, price to latest twelve months earnings and the premium on deposits over tangible book value for the Comparable Transaction Groups to the multiples based on the Exchange Ratio and a price of $32.75 per share of the Common Stock (the closing price of the Common Stock on August 10, 1999) at the time of the execution of the Acquisition Agreement.

                                                                              Comparable       High
                                   Nationwide     Nationwide     Regional       Asset       Performing
                                      Bank         Thrift         Thrift        Thrift        Thrift
                      The Merger  Transactions   Transactions  Transactions  Transactions  Transactions
                      ----------  ------------   ------------  ------------  ------------  ------------
Price/Book Value            356%       251%           173%          122%           145%          350%

Price/Tangible
 Book Value                 357%       263%           173%          122%           156%          365%

Price/Earnings
 (latest 12 months)       12.63x      21.1x          23.7x         19.4x          23.4x         24.1x

Tangible Book
 Premium/Core Deposits       26%        19%            11%            6%            11%           35%

     Discounted Earnings Stream Analysis  Using a discounted earnings stream
     -----------------------------------
analysis, FBR estimated the present value of ASBI's net income from which dividends could be paid through the year 2003 on a stand-alone basis. FBR's assumptions in the discounted earnings stream analysis were as follows:

               Annual earnings growth rate        10-15%
               Annual dividend payout ratio       75%
               Terminal multiples                 15-20x earnings
               Discount rates                     15% and 18%

The discounted earnings stream analysis indicated an aggregate valuation range between $99.2 million and $140.6 million. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted earnings stream analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Contribution Analysis  FBR reviewed the relative contributions of the
     ---------------------
Company and ASBI to the combined company based on financial data as of March 31, 1999:

                                                     Company    ASBI
                                                     --------  ------

                    Pro-forma Ownership Interests      81.91%  18.09%

                    Latest Twelve-Month Earnings       77.84%  22.16%

                    Quarterly Annualized Earnings      79.59%  20.41%

                    Book Value                         89.50%  10.50%

                    Tangible Book Value                89.18%  10.82%

     Pro Forma Merger Analysis  FBR analyzed the pro forma financial impact of
     -------------------------
the Merger on the earnings per share ("EPS") of the Company during the calendar years 1999 and 2000, the book value of the Company, and the tangible book value of the Company. Based upon estimates of ASBI's earnings, publicly available analysts' earnings estimates for the Company and with no assumed cost savings or revenue enhancements, the analysis indicated that the proposed Merger would, at the Exchange Ratio, be accretive to the Company's EPS by approximately 1.23% in 1999 and 0.73% in 2000. The analysis indicated that the Merger would result in book value and tangible book value dilution of 8.48% and 8.15%, respectively. In this analysis, FBR assumed that the Company would perform substantially in accordance with earnings forecasts available in the public domain and ASBI would perform at substantially similar results as those achieved in 1998. The actual results achieved by the pro forma company may vary from projected results and the variations may be material. FBR does believe that the pro forma company could achieve cost savings and revenue enhancements, however, FBR did not factor this into its analysis.

Pursuant to the FBR Agreement, the Special Committee retained FBR to act as its independent financial advisor in connection with the Merger. FBR is entitled to a fee of $500,000 for the Engagement. The Company has also agreed to reimburse FBR for its reasonable out-of-pocket expenses in connection with its engagement up to $25,000 and to indemnify FBR and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities including liabilities under applicable securities laws.

FBR has advised the Special Committee and the Company that, in the ordinary course of its business as a full-service securities firm, FBR may, subject to certain restrictions, actively trade the securities of the Company for its own account or for the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

The proposed Acquisition is intended to qualify under the pooling-of-interests method of accounting for business combinations. Under this method of accounting, the assets and liabilities of the Company and ASBI will be carried forward after the effective date of the Merger into the consolidated financial statements of the Company at their recorded amounts; the consolidated income of the Company will include income of the Company and ASBI for the entire fiscal year in which the Merger occurs; the separately reported income of the Company and ASBI for prior periods will be combined and restated as consolidated income of the Company; and no goodwill will be created.

It is a condition to the obligation of the parties to the Acquisition Agreement to complete the Merger that the Company's independent public accountants deliver an opinion that the Merger qualifies for pooling-of-interests accounting treatment.

Certain Federal Income Tax Consequences

The Share Issuance will have no federal income tax consequences to either the Company or stockholders of the Company.

It is a condition to the obligation of the parties to the Acquisition Agreement to complete the Merger that the Company's independent public accountants deliver an opinion that the Merger qualifies as a tax-free reorganization.

Transfer Restrictions

The Share Issuance will not be registered under Federal or state securities laws, and the certificates representing the shares will bear a legend to such effect. Under such laws, the Shares may not be offered, sold or transferred except (i) pursuant to an exemption from registration under the Securities Act and such other applicable laws or (ii) pursuant to an effective registration statement under the Securities Act. The stockholders of ASBI who receive the Shares in connection with the Acquisition will have certain rights to require the Company to register the Shares in the future in accordance with the Registration Rights Agreement. See "The Registration Rights Agreement."

The Registration Rights Agreement

In connection with the Acquisition of ASBI, the Company and all stockholders of ASBI will enter into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, ASBI stockholders are entitled to certain piggyback registration rights (the "Piggyback Rights") with respect to the Shares. These Piggyback Rights are discussed in the following paragraphs. The Registration Rights Agreement will terminate five years after the Effective Time of the Merger.

Prior to termination of the Registration Rights Agreement, each time the Company proposes to register any shares of its Common Stock under the Securities Act on its own behalf or on behalf of any other security holder, the Company will give prompt written notice to all holders of the Shares of the Company's intention to effect such a registration and will offer each holder of Shares the right to request inclusion of his or her Shares in the proposed registration. Holders of the Shares will have 20 days from their receipt of written notice to send their written request for inclusion in the registration to the Company.

However, the Piggyback Rights will not apply to any proposed registration relating to stock options, employee benefit plans, or a transaction to which Rule 145 of the Securities Act or similar rule is applicable. In addition, in the event of an underwritten offering, the Company may limit the number of Shares to be registered upon the recommendation of the managing underwriter that including all or a part of the Shares would have a material adverse effect on the offering price of the securities. If the number of Shares included in a proposed offering is limited based on the recommendation of the managing underwriter, the number of shares of Common Stock to be included in the registration and underwriting will be allocated first to the Company for shares it intends to sell for its own account and then to holders of the Shares and other security holders of the Company with equivalent rights.

In the event the Shares are included in an underwritten offering, each holder of Shares who participates in the registration and underwriting will be a party and subject to the underwriting agreement between the Company and its underwriters. Such provisions may include a prohibition on sales for a period of ninety days following the effective date of a registration statement.

Market Prices and Dividends

Information regarding market prices and dividends on the Common Stock is provided in the Annual Report to Stockholders accompanying this Proxy Statement.

There is no established trading market for shares of ASBI common stock. ASBI has advised the Company that there have been no reported transactions involving shares of the common stock of ASBI during the past two years. Effective January 1, 1997, ASBI elected to be taxed pursuant to Subchapter S of the Code. As a consequence, ASBI has historically paid out approximately 50% to 60% of its earnings to its stockholders in cash dividends to cover estimated personal tax liabilities of its stockholders resulting from the Subchapter S election. Declaration of any dividends by ASBI following consummation of the Merger will be based upon factors such as capital requirements, financial conditions, operating results and tax considerations.

Management's Discussion and Analysis of the Financial Condition and
 Results of Operations of ASBI and Subsidiaries

The following discussion provides certain information regarding the financial condition and results of operations of ASBI and its subsidiaries (collectively referred to as "ASBI"). This discussion should be read in conjunction with ASBI's Consolidated Financial Statements and Notes to Financial Statements presented elsewhere in this Proxy Statement. See "Index to ASBI's Consolidated Financial Statements."

ASBI is a unitary savings and loan holding company that derives substantially all of its revenues and income from the operation of the Bank. ASBI was formed January 31, 1995 when the owners of the common stock of Arlington Savings Bancshares, Inc. contributed their shares of stock to ASBI in return for an equivalent ownership interest in ASBI. Arlington Savings Bancshares, Inc. was subsequently merged with and into Arlington Savings Bancshares of Delaware, Inc., a wholly-owned subsidiary of ASBI also formed on January 31, 1995. ASBI, through its Delaware subsidiary, owns 100% of the Bank. The Bank began operations in 1986.

ASBI converted from a Subchapter C corporation to a Subchapter S corporation effective as of January 1, 1997. The remaining deferred tax liability at June 30, 1999 and 1998, of approximately $551,000 is related to ASBI's future taxable income due primarily to the recapture (for tax purposes) of the reserve for loan loss and certain built in gains primarily associated with purchased loan pools, which may be taxable at the corporate level in future years.

     Results of Operations
     ---------------------

          General The earnings of ASBI depend primarily on ASBI's net interest income (i.e. the difference between the income earned of ASBI's loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type, volume and quality of its loans, deposits and other borrowed funds and the relative sensitivity of its interest-earning assets and interest-bearing liabilities to changes in market interest rates.

ASBI's income is also affected by fees it receives from other banking services, by gains and losses on its loans held for sale and its investments, by its provisions for loan losses and by the level of its operating expenses. All aspects of ASBI's operations are affected by general market, economic and competitive conditions.

ASBI reported net income (unaudited) of approximately $8,563,000 for the nine months ended June 30, 1999, a 12.3% increase from net income (unaudited) of approximately $7,623,000 for the nine months ended June 30, 1998. ASBI had net income of approximately $10,393,000 for the year ended September 30, 1998, $6,308,000 for the year ended September 30, 1997, and $4,772,000 for the year ended September 30, 1996. Changes occurring in the major components of ASBI's consolidated income statement for such periods are discussed below.

          Net Interest Income Net interest income is the primary source of income for ASBI and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to ASBI's depositors on interest-bearing accounts. Net interest income was approximately $12,767,000 for the nine months ended June 30, 1999, a 2.1% increase over net interest income of $12,499,000 for the nine months ended June 30, 1998. Average rates paid on interest-bearing funds decreased from 5.9% as of June 30, 1998, to 5.6% as of June 30, 1999. Average net loans held for investment of $183 million for the nine months ended June 30, 1999, increased 1.7% over average loans of $180 million for the similar 1998 period. Average interest-bearing deposits (including borrowings from the Federal Home Loan Bank) for the nine months ended June 30, 1999, were $236 million, an increase of 7.8% over average deposits of $219 million for the similar 1998 period.

For the year ended September 30, 1998, net interest income increased approximately $4,184,000 or 32% over the year ended September 30, 1997. Net interest income increased approximately $1,522,000 or 13% in 1997 over 1996 net interest income of approximately $11,546,000. Such increases are generally attributable to the timing of loan payoffs and volume. Additionally, ASBI incurred a charge-off of one loan in the approximate amount of $1,139,000 during 1998.

The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-earning assets and the average rate paid on interest-bearing liabilities are also summarized.

                              ASBI HOLDINGS, INC.
                 Average Balances, Interest and Average Yields
                            (Dollars in Thousands)
                          Nine Months Ended June 30,

                                                                      1999                                      1998
                                               --------------------------------------------    -------------------------------------
                                                                    Interest                                  Interest
                                                                    Income/                                   Income/
                                                    Average         Expense         Yield/      Average       Expense       Yield/
                                                    Balance      (Annualized)        Rate       Balance     (Annualized)     Rate
                                                    -------      ------------       ------      ---------   -----------     ------
ASSETS
Interest-earning assets:
  Loans held for sale                          $     61,217      $     7,711         12.60%    $   48,344   $       6,168    12.76%
  Loans held for investment, net                    183,472           21,591         11.77        179,783          22,781    12.67
  Federal Home Loan Bank stock                        1,126               61          5.42          1,729             104     6.02
                                               ------------      -----------                   ----------   -------------
      Total interest-earning assets/interest
        income/average yield                        245,815           29,363         11.95        229,856          29,053    12.64

Noninterest-earning assets:
  Cash and due from banks                            19,413                                        15,145
  Other assets                                        7,379                                         3,587
                                               ------------                                    ----------
      Total                                    $    272,607                                    $  248,588
                                               ============                                    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
  NOW, money market and savings                $     11,882              458          3.85%    $    7,308             291     3.98%
  Certificates of deposit                           214,633           12,095          5.64        193,341          11,500     5.95
  Advances from Federal Home Loan Bank                9,308              533          5.73         17,867           1,075     6.02
                                               ------------      -----------                   ----------   -------------
      Total interest-bearing
       liabilities/interest
        expense/rate                                235,823           13,086          5.55        218,516          12,866     5.89

Noninterest-bearing demand deposits                  10,684                                         8,495
Other liabilities                                     2,695                                         2,677
                                               ------------                                    ----------

      Total liabilities                             249,202                                       229,688

Stockholders' equity                                 23,405                                        18,900
                                               ------------      -----------                   ----------   -------------
      Total                                    $    272,607                                    $  248,588
                                               ============                                    ==========
Net interest income                                              $    16,277                                $      16,187
                                                                 ===========                                =============
Net yield on interest-earning assets
  (annualized)                                                                        6.62%                                   7.04%
                                                                                    ======                                   =====

                              ASBI HOLDINGS, INC.
                 Average Balances, Interest and Average Yields
                            (Dollars in Thousands)
                        Fiscal Year Ended September 30,

                                                  1998                              1997                              1996
                                     ---------------------------      ----------------------------      ----------------------------
                                                Interest                          Interest                          Interest
                                     Average    Income/   Yield/      Average     Income/   Yield/      Average     Income/   Yield/
                                     Balance    Expense   Rate        Balance     Expense   Rate        Balance     Expense   Rate
                                     -------    --------  ------      -------     --------  ------      -------     --------  ------
ASSETS
Interest-earning assets:
 Loans held for sale                $ 51,775    $  7,102   13.72%    $ 14,147     $  1,857   13.13%    $ 15,790     $  1,674  10.60%
 Loans held for investment, net      180,682      22,517   12.46      153,304       19,856   12.95      123,867       17,134  13.83
  Federal Home Loan Bank               1,565          94    6.01        1,970          117    5.94        1,705          103   6.04
                                    --------    --------             --------     --------             --------     --------
    Total interest-earning
     assets/interest
     income/average yield            234,022      29,713   12.70      169,421       21,830   12.89      141,362       18,911  13.38
Noninterest-earning assets:
  Cash and due from banks             15,315                           12,182                             8,556
  Other assets                         4,108                            1,478                             3,180
                                    --------                         --------                          --------
    Total                           $253,445                         $183,081                          $153,098
                                    ========                         ========                          ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW, money market and savings     $  8,015         323    4.03%    $  4,871          174    3.57%    $  4,431          156   3.52%
  Certificates of deposit            198,275      11,794    5.95      126,684        7,445    5.88       99,122        5,922   5.97
Advances from Federal Home
  Loan Bank                           16,141         973    6.03       26,325        1,551    5.89       28,875        1,718   5.95
                                    --------    --------             --------     --------             --------     --------
    Total interest-bearing
     liabilities/interest
       expense/rate                  222,431      13,090    5.88      157,880        9,170    5.81      132,428        7,796   5.89

Noninterest-bearing demand deposits    8,951                            6,990                             5,614
Other liabilities                      2,592                            2,363                             1,824
                                    --------                         --------                          --------
   Total liabilities                 233,974                          167,233                           139,866

Stockholders' equity                  19,471                           15,848                            13,232
                                    --------                         --------                          --------
      Total                         $253,445                         $183,081                          $153,098
                                    ========    --------             ========     --------             ========     --------
Net interest income                             $ 16,623                          $ 12,660                          $ 11,115
                                                ========                          ========                          ========
Net yield on interest-earning assets                        7.10%                             7.47%                            7.86%
                                                           =====                             =====                            =====

Changes in interest income and expense can result from variances in both volume and rate. ASBI has an asset and liability management strategy designed to provide a proper balance between rate-sensitive assets and liabilities, to attempt to maximize interest margins and to provide adequate liquidity for anticipated needs.

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate (dollars in thousands):

                                            Nine Months Ended                     Year Ended                        Year Ended
                                       June 30, 1999 (annualized)             September 30, 1998                September 30, 1997
                                       --------------------------           ------------------------           ---------------------
                                Change                             Change                             Change
                                 1999                               1998                               1997
                                  to         Attributed to           to          Attributed to          to       Attributed to
                                       --------------------------           ------------------------          ---------------------
                                 1998    Volume    Rate    Mix      1997    Volume    Rate    Mix      1996   Volume    Rate    Mix
                                 ----    ------    ----    ---      ----    ------    ----    ---      ----   ------    ----    ---
Interest income:
  Loans held for sale          $ 1,543   $1,622  $   (98)  $19     $5,245   $5,163   $ 305    $(223)  $  183  $ (216) $   358  $ 41
  Loans held for
    investment, net             (1,190)     434   (1,651)   27      2,661    3,411    (885)     135    2,722   3,812   (1,349)  259
  Federal Home Loan
    Bank stock                     (43)     (33)      (7)   (3)       (23)     (24)      1       --       14      16       (2)   --
                               -------   ------  -------   ---     ------   ------   -----    -----   ------  ------  -------  ----

      Increase (decrease)
       in interest income      $   310   $2,023  $(1,756)  $43     $7,883   $8,550   $(579)   $ (88)  $2,919   3,612  $  (993) $300
                               =======   ======  =======   ===     ======   ======   =====    =====   ======  ======  =======  ====

Interest expense:
  Savings and transaction
    accounts                   $   167   $  176  $   (15)  $ 6     $  149   $  127   $  37    $ (15)  $   18  $   16  $     2  $ --
  Time deposits                    595    1,201     (665)   59      4,349    4,260     139      (50)   1,523   1,621     (114)   16

  Advances from Federal
    Home Loan Bank stock          (542)    (490)     (27)  (25)      (578)    (614)     23       13     (167)   (150)     (15)   (2)
                               -------   ------  -------   ---     ------   ------   -----    -----   ------  ------  -------  ----

     Increase (decrease)
      in interest expense      $   220   $  887  $  (707)  $40     $3,920   $3,773   $ 199    $ (52)  $1,374  $1,487  $  (127) $ 14
                               =======   ======  =======   ===     ======   ======   =====    =====   ======  ======  ======   ====

               Provision for Loan Losses ASBI's allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

               ASBI's (credit) provision for loan losses was ($184,000) for the nine months ended June 30, 1999, as compared with $1,460,000 for the same period in 1998. This decrease of $1,644,000 was primarily due to improved loan quality and a 1998 charge-off of approximately $1,139,000 related to one loan. Management determines the amount of the provision for loan losses after considering various factors, including current and historic levels of net loan losses, changes in the size and character of the loan portfolio, the existing level of the allowance, and economic conditions. The allowance for loan losses expressed as a percentage of outstanding loans held for investment net of unearned interest was 1.72% and 2.18% as of June 30, 1999 and 1998, respectively.

     ASBI's provision for loan losses was $2,140,000 for the year ended September 30, 1998, which was $1,116,000 more than the provision of $1,024,000 for the same period in 1997. ASBI's provision for loan losses was $513,000 for the year ended September 30, 1996. The increase in provision for loan losses from 1996 to 1998 was primarily the result of increased loan volume and the large charge-off in 1998 noted above. The allowance for possible loan losses expressed as a percentage of outstanding loans net of unearned interest was 1.95%, 1.52% and 1.52% as of September 30, 1998, 1997 and 1996, respectively.

               Noninterest Income Noninterest income, which includes, among other items, service charges and fees, factoring fees and gains on sales of loans increased 50.5% from $1,765,000 for the nine months ended June 30, 1998, to $2,656,000 for the nine months ended June 30, 1999. During this period, gains on sales of loans and other assets increased $1,044,000 from the nine months end June 30, 1998, total of $1,028,000 to the nine months end June 30, 1999, total of $2,072,000.

Noninterest income amounted to $3,017,000, $1,941,000 and $1,338,000 for the years ended September 30, 1998, 1997 and 1996, respectively. These increases are primarily attributable to increases in factoring fees and gains on sale of loans and other assets.

          Noninterest Expense Noninterest expense includes expenses which ASBI incurs in the course of day-to-day operations such as employee compensation and benefits, occupancy expense, data processing charges, communication expense, professional fees, advertising, supplies and depreciation and amortization of furniture and equipment. These expenses increased 12.8% from $5,905,000 for the nine months ended June 30, 1998, to $6,662,000 for the nine months ended June 30, 1999. Net noninterest expense as a percentage of average assets for the nine months ended June 30, 1999, was 3.36% annualized. For the same period of 1998, this ratio was 3.48%. The increase of $757,000 in net expenses was primarily due to increases in personnel and occupancy costs.

Noninterest expense for the year 1998 increased $1,728,000 or 29.7% to $7,555,000 from $5,827,000 for the year 1997. This increase was primarily a result of increased personnel and occupancy costs.

     Capital Resources, Liquidity and Financial Condition
     ----------------------------------------------------

          Capital Resources The FDIC, the OTS and other federal agencies have adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the banks they regulate. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions; (ii) factor off-balance sheet exposures into the assessment of capital adequacy;
(iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk-weighted assets (the denominator).

The risk-based capital ratio focuses principally on broad categories of credit risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding and market risks, the quality and level of earnings, investment or loan portfolio concentrations, the quality of loans and investments, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

The Bank is a federally-chartered savings bank and as such its qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

Assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk-weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk-weighted assets.

Risk weights for off-balance sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance sheet items is determined, in most cases, by multiplying the off-balance sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

The FDIC and OTS regulated financial institutions are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk-weighted assets of 8%. In general 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding all calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institution's capital base up to a maximum of 100% of the financial institution's Tier 1 capital. As of September 30, 1998, the Bank's Tier 1 risk-based capital ratio was 10.2% and the total risk-based capital ratio was 10.6%.

In addition, the FDIC, the OTS and other federal agencies have promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The FDIC requires its regulated federal savings banks to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite rating of 1 on a scale of 1 to 5). Banks that the FDIC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The OTS's capital guidelines call for a minimum equity capital to total asset ratio of 6%.

ASBI's leverage ratio was 8.4% and 8.3% as of September 30, 1998 and 1997, respectively.

          Liquidity ASBI's assets and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. ASBI accomplishes this through management of the repricing of its interest-earning assets and maturities of its interest-bearing liabilities. Liquidity is monitored daily and overall interest rate risk is assisted through reports showing both sensitivity ratios a simulation model and existing dollar "gap" data. ASBI believes its present position to be adequate to meet its current and future liquidity needs.

The liquidity of ASBI is maintained in the form of readily marketable loans, balances with the Federal Home Loan Bank, vault cash and federal funds sold and advances from the Federal Home Loan Bank. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, ASBI's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturing and interest rate sensitivity of the investment and loan portfolios and deposits. In addition to the liquidity provided by the foregoing, ASBI has available a significant borrowing capacity with the Federal Home Loan Bank for the purpose of purchasing overnight funds should additional liquidity be needed.

Average noninterest-bearing demand deposits were $10,684,000 for the nine months ended June 30, 1999, an increase of $2,189,000 over the average balance for the nine months ended June 30, 1998. Average interest-bearing deposits for the nine months ended June 30 were $226,515,000 in 1999 and $200,649,000 in 1998.

Average noninterest-bearing demand deposits were $8,951,000, $6,990,000 and $5,614,000 for the years ended September 30, 1998, 1997 and 1996, respectively. Average interest-bearing deposits for such years ended were $206,290,000, $131,555,000 and $103,553,000, respectively.

Net cash (used) generated by operating activities was ($49,635,000), $9,867,000 and ($159,000) for the years ended September 30, 1998, 1997 and 1996, respectively. Proceeds from sales of loans held for sale were $17,687,000, $11,792,000 and $16,624,000 in the same periods. ASBI utilized these funds to originate loans and purchase loans held for sale and loans held for investment. Loans originated, net of principal collected, were $10,442,000, $42,013,000 and $31,242,000 in 1998, 1997 and 1996, respectively. ASBI purchased loans held for sale of $76,789,000, $9,082,000 and $20,796,000 in 1998, 1997 and 1996,
respectively.

ASBI's deposit customer base consists primarily of individuals and businesses within its market areas. On June 30, 1999, noninterest-bearing deposits were $11,232,000, deposits in savings and transaction-related accounts were $14,025,000 and time deposits were $208,871,000.

          Interest Rate Sensitivity Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate-sensitive assets and liabilities, referred to as "gap," by maintaining an interest rate sensitivity position within a particular time frame.

Maintaining an equilibrium between rate-sensitive assets and liabilities will reduce some of the risk associated with adverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

The following table shows interest sensitivity gaps for these different intervals as of June 30, 1999 (dollars in thousands):

                                                           One Day          Over         Over Six
                                                           To Three       Three To       Months To        Over
                                            Floating        Months       Six Months      One Year       One Year      Total
                                          ------------------------------------------------------------------------------------------
Interest Sensitive Assets ("ISA")

Loans - Gross:
    Commercial and real estate            $  163,665      $   9,506       $   7,349      $ 12,842     $   47,633   $  240,995
    Installment                                   --            850             778         1,372          6,078        9,078

Federal Home Loan Bank stock                      --             --              --            --          1,195        1,195
                                          ----------      ---------       ---------      --------     ----------   ----------
Total ISA                                    163,665         10,356           8,127        14,214         54,906      251,268

Interest Sensitive Liabilities ("ISL")

Interest bearing deposits:
    Savings accounts                              --             17              17            34            336          404
    Money market checking                         --          2,457           2,457         4,914          2,613       12,441
    Certificates of deposit                       --         28,211          39,967        88,656         52,036      208,870
                                          ----------      ---------       ---------      --------     ----------   ----------
      Total deposits                              --         30,685          42,441        93,604         54,985      221,715

Other borrowed funds                           4,243             --              --            --             --        4,243
                                          ----------      ---------       ---------      --------     ----------   ----------
Total ISL                                      4,243         30,685          42,441        93,604         54,985      225,958
                                          ----------      ---------       ---------      --------     ----------   ----------
Periodic Gap                              $  159,422      $( 20,329 )     $( 34,314 )    $(79,390 )   $(      79 ) $   25,310
                                          ==========      =========       =========      ========     ==========   ==========
Cumulative Gap                            $  159,422      $ 139,093       $ 104,779      $ 25,389     $   25,310
                                          ==========      =========       =========      ========     ==========
Periodic Gap to Total Earning Assets           63.45%      (   8.09%)      (  13.66%)     ( 31.60%)    (     .03%)
                                          ==========      =========       =========      ========     ==========

Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on ASBI's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of ASBI's exposure to changes in interest rates.

     Loans Held for Sale Loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate note basis. Discounts are amortized using a method approximating the interest method over the remaining period to contractual maturity. Loans held for sale consisted of first mortgage loans and home improvement loans which had been purchased but had not yet been sold in the secondary market. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At June 30, 1999 and 1998, and September 30, 1998, 1997 and 1996, the cost of loans held for sale approximated market.

     Investment Securities ASBI does not actively purchase or sell investment securities. The only investment at June 30, 1999, is concentrated in Federal Home Loan Bank stock with a recorded cost of $1,195,000.

     Deposits The daily average balances and average rates paid by category of deposit at the dates shown below are as follows (dollars in thousands):

                                                                Year ended
                   Nine months ended                           September 30,
                   June 30, 1999                     1998                           1997
                   Amount   Rate             Amount       Rate               Amount     Rate
                -----------------------------------------------------------------------------
Demand          $   10,684    --%            $    8,951    --%              $    6,990    --%
NOW accounts         1,368  1.78                  1,071  2.10                      943  2.25
Money market        10,058  4.19                  6,591  4.39                    3,609  3.97
Savings                456  2.76                    353  2.99                      319  2.98
Time               214,633  5.64                198,275  5.95                  126,684  5.88
                ----------                   ----------                     ----------
      Total     $  237,199  5.29%            $  215,241  5.63%              $  138,545  5.50%
                ==========                   ==========                     ==========

The scheduled maturities of certificates of deposit in denominations of $100,000 or more at June 30, 1999, and September 30, 1998, are shown below (in thousands):

                                       June 30, 1999     September 30, 1998
                                       -------------     ------------------
Due in three months or less            $       3,062     $           10,136

Due in over three to six months                6,485                  6,978

Due in over six to twelve months              10,365                  6,525

Due in over twelve months                      5,215                  6,073
                                       -------------     ------------------
      Totals                           $      25,127     $           29,712
                                       =============     ==================

          Loans The following table classifies ASBI's loans held for investment according to type as of the dates shown (in thousands):

                                             June 30,             September 30,
                                              1999            1998              1997
                                            --------       ---------          ---------
Commercial                                 $ 18,105        $ 21,706           $ 20,674
Real estate - construction                   67,539          59,302             46,033
Real estate - mortgage                       98,931          97,731            107,019
Installment                                   8,785           8,685              4,574
Other                                             3               3                  9
                                            -------        --------           --------
                                            193,363         187,427            178,309

Allowance for possible loan losses           (3,309)         (3,659)            (2,707)
                                           --------        --------           --------
      Total                                $190,054        $183,768           $175,602
                                           ========        ========           ========

Total loans net of unearned income and allowance for possible loan losses increased 4.7% in 1998 from 1997 levels. At June 30, 1999, total loans exceeded year end 1998 levels by 3.4%.

Of fixed rate loans aggregating $62,177,000 as of June 30, 1999, the weighted average remaining maturity was 102 months. Of variable rate loans aggregating $183,983,000 as of June 30, 1999, the weighted average remaining maturity was 28 months.

Of fixed rate loans aggregating $73,901,000 as of September 30, 1998, the weighted average remaining maturity was 94 months. Of variable rate loans aggregating $184,938,000 as of September 30, 1998, the weighted average remaining maturity was 30 months.

          Allowance for Loan Losses and Risk Elements The provision for loan losses represents a determination by ASBI's management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is ASBI's policy to provide for exposure to losses of specifically identified credits, and, while it is also ASBI's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgements of the responsible lending officers, the results of external independent loan reviews and the board of directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination of ASBI.

In evaluating the allowance for loan losses, management also considers ASBI's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions and other appropriate information. The allowance for loan losses also reflects an analysis of the risks associated with each class of loans.

The allowance for loan losses at June 30, 1999, was $3,309,000 compared to $3,659,000 at September 30, 1998, and $2,707,000 at September 30, 1997. The
large increase in commercial loan charge-offs in 1998 was primarily due to one loan in the amount of $1,139,000 for which recovery is unlikely. For more information in connection with the allowance for loan losses and the provision for loan losses, see Note 5 of ASBI's Notes to Financial Statements. Although additional losses may occur, management believes the allowance for loan losses to be adequate as of the dates presented and at present.

The following table reflects activity in the allowance for possible loan losses (dollars in thousands):

                                                                   As of and for
                                                                     the Nine             As of and for the
                                                                   Months Ended              Year Ended
                                                                     June 30,               September 30,
                                                                       1999          1998                  1997
                                                                       ----          ----                  ----
Balance at beginning of period                                    $   3,659         $   2,707           $   2,051

Charge-offs:
  Commercial                                                             --         (   1,153)          (       2)
  Real estate - construction                                      (      27)               --                  --
  Real estate - mortgage                                          (      18)               --                  --
  Installment loans                                               (      39)        (      44)          (     366)
                                                                  ---------         ---------           ---------
      Total charge-offs                                           (      84)        (   1,197)          (     368)

Recoveries: real estate - mortgage                                        1                 9                  --
                                                                  ---------         ---------           ---------
Net charge-offs                                                   (      83)        (   1,188)          (     368)
Transfers to allowances for ORE losses                            (      60)               --                  --
(Credit) provision charged to expense                             (     207)            2,140               1,024
                                                                  ---------         ---------           ---------

Balance at end of period                                          $   3,309         $   3,659          $    2,707
                                                                  =========         =========          ==========

Net charge-offs (recoveries) as a percentage of
   average loans held for investment (annualized for 1999)              .10%              .66%                .24%

          Nonaccrual, Past Due and Restructured Loans The following is an analysis of nonperforming assets as of the dates shown (in thousands):


                                                               June 30,                September 30,
                                                                 1999              1998             1997
                                                                 ----              -----            ----
Loans accounted for on a nonaccrual basis                     $  3,517           $  6,979         $  4,455

Accruing loans which are contractually past
  due 90 days or more as to principal or
  interest payments                                              2,310              2,195            2,510

Troubled debt restructuring                                      3,763              1,738            1,648
                                                              --------           --------         --------
      Total                                                   $  9,590           $ 10,912         $  8,613
                                                              ========           ========         ========

Foregone interest on nonaccrual loans                         $    187           $    272         $    226
                                                              ========           ========         ========

The accrual of interest on a loan is discounted when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful. As of June 30, 1999, loans totaling $3,517,000, or 1.86% of total net loans held for investment outstanding, were on a nonaccrual basis and, therefore, no income was being recognized. Management believes the risks in these loans to be significant as there may be some portion of the principal which will become uncollectible.

Placing a loan on nonaccrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings for the interest which had been accrued but not yet collected on the loan. Second, it eliminates future interest earnings with respect to that particular loan from ASBI's revenues. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

Nonaccrual loans decreased by $3,462,000 from $6,979,000 at September 30, 1998, to $3,517,000 at June 30, 1999.

Of the $3,517,000 at June 30, 1999, $459,000 related to one loan which was not classified as nonaccrual at September 30, 1998. The decrease from September 30, 1998, to June 30, 1999, is primarily comprised of four loans totaling $4,143,000, of which two loans totaling $3,086,000 were either paid off or put back on accrual status and of which two loans totaling $1,057,000 were foreclosed upon. The Bank anticipates no additional loss with respect to these loans.

The anticipated amounts of charge-offs by category during the next full year of operations are as follows (in thousands):

   Commercial                                       $           25
   Real estate - mortgage                                      150
   Installment                                                  80
   Overdrafts                                                    5
                                                    --------------
                                                    $          260
                                                    ==============

          Return on Equity and Assets

                                          For the Nine
                                          Months Ended        For the Year Ended
                                            June 30,            September 30,
                                             1999         1998                1997
                                             ----         ----                ----
Return on Average Assets *                   3.23%        4.37%                3.42%
Return on Average Equity *                  36.69%       53.42%               40.04%
Average Equity to Average Assets Ratio       8.82%        8.18%                8.53%
Dividend Payout Ratio                          --        46.94%               46.27%

*  Annualized for 1999

Financial Data

     Selected Historical and Pro Forma Financial Data
     ------------------------------------------------

          Preparation of the Financial Statements The following financial information was derived from the audited financial statements of the Company for the fiscal years ended June 25, 1999, June 26, 1998, and June 27, 1997, and from the audited financial statements of ASBI for the fiscal years ended September 30, 1998 and 1997, and the unaudited financial statements as of and for the twelve months ended June 30, 1999. The information is only a summary and should be read in conjunction with the historical financial statements and related notes contained herein and incorporated by reference.

          Pooling-of-Interests Accounting Treatment The proposed Acquisition is expected to be accounted for as a "pooling-of-interests." This means that, for accounting and financial reporting purposes, the companies will be treated as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "Accounting Treatment."

The unaudited pro forma condensed combined financial information reflects the pooling-of-interests method of accounting as if the Company and ASBI had been combined since June 27, 1997. The pro forma condensed combined statements of income and pro forma condensed combined balance sheet were prepared by adding or combining the historical amounts of each company. The accounting policies of the Company and ASBI are substantially comparable.

Consequently, no adjustments were made to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies. The companies may have performed differently had they always been combined. The unaudited pro forma condensed combined financial information may not be indicative of the historical results that would have occurred or the future results that will occur after the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on pages 43-6.

          Merger-Related Expenses Merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, will be approximately $1 million. See note 4 on page 47.

          Periods Covered The unaudited pro forma condensed combined statements of income combine the Company's results for the fiscal years ended June 25, 1999, June 26, 1998, and June 27, 1996, with ASBI's unaudited results for the twelve months ended June 30, 1999, and the fiscal years ended September 30, 1998 and 1997, giving effect to the Merger as if it had occurred on June 29, 1996. The unaudited pro forma condensed combined balance sheet combines the balance sheet of the Company, as of June 25, 1999, and the unaudited balance sheet of ASBI, as of June 30, 1999, giving effect to the Merger as if it had occurred on June 25, 1999.

     Selected Historical Financial Data
     ----------------------------------

          Selected Historical Financial Data of the Company The following selected historical financial data for the years ended June 25, 1999, June 26, 1998, June 27, 1997, June 28, 1996, and June 30, 1995, has been derived from the Company's audited consolidated financial statements. This information is only a summary and should be read together with the Company's historical financial statements and related notes contained in the annual reports and other information filed with the SEC and incorporated by reference (in thousands, except ratios and per share amounts).

                                                                                     Year Ended
                                                      ---------------------------------------------------------------------
                                                          June 25,       June 26,     June 27,      June 28,      June 30,
                                                           1999            1998         1997          1996          1995
                                                      ---------------------------------------------------------------------
Operating Results:
     Revenue                                          $     337,270  $    285,758  $    218,404  $    181,808  $    120,181
     Net income                                       $      26,219  $     20,630  $     16,983  $     14,040  $      5,668
     Earnings per share - basic /(2) (3)/             $        2.23  $       1.76  $       1.51  $       1.26  $        .55
     Earnings per share - diluted/ (2) (3)/           $        2.21  $       1.75  $       1.51  $       1.26  $        .55
     Weighted average shares
        outstanding - basic /(2) (3)/                        11,766        11,743        11,270        11,162        10,393
     Weighted average shares
        outstanding - diluted /(2) (3)/                      11,839        11,764        11,283        11,168        10,393
     Cash dividend declared per common share/ (2)/    $         .25  $        .21  $        .15  $        .13  $        .12

Financial Condition:
     Total assets                                     $   4,293,274  $  3,220,106  $  3,276,392  $  2,196,397  $  1,535,979
     Long-term debt                                   $      50,000  $         --  $         --  $         --  $         --
     Stockholders' equity                             $     262,284  $    125,467       106,928  $     84,449  $     71,541
     Shares outstanding /(2)/                                11,806        11,746        11,726        11,160        11,133
     Tangible book value per
        common share /(1) (2)/                        $       21.60  $      10.04  $       8.44  $       7.30  $       6.16
     Ratio of earnings to fixed charges/ (4)/                   1.4           1.3           1.3           1.3           1.2

     (1) Adjusted to consider goodwill of $7,244 at June 25, 1999, $7,558 at June 26, 1998, $8,002 at June 27, 1997, $2,976 at June 28, 1996, and
          $2,940 at June 30, 1995.
     (2) Adjusted to reflect a ten percent stock dividend which was effective October 1, 1997, a five percent dividend which was effective August 3, 1998, and a ten percent stock dividend which was declared on May 6, 1999, payable August 2, 1999, to stockholders of record on July 15, 1999.
     (3) Fiscal years 1998, 1997, 1996 and 1995 were adjusted to reflect the implementation of Statement of Financial Accounting Standards No. 128, "Earnings per Share."
     (4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before the provision for income taxes and fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor.

          Selected Historical Financial Data of ASBI The following selected historical financial data for fiscal years ended September 30, 1998, 1997, 1996 and 1995 has been derived from ASBI's audited consolidated financial statements. The selected historical financial data for the nine month periods ended June 30, 1999 and 1998, were derived from the unaudited financial statements of ASBI. This information is only a summary and should be read together with ASBI's historical financial statements and related notes contained in the ASBI financial statements identified in the Index to ASBI's Consolidated Financial Statements on page F-1 (in thousands, except share and per share amounts):

                                          Nine months ended                                  Year ended
                                               June 30,                                     September 30,
                                             (unaudited)
                                        1999            1998             1998           1997           1996           1995
                                  -------------------------------------------------------------------------------------------
Revenues                          $      5,237      $     23,914    $     33,360   $     24,185   $     20,808   $     13,434
Net income                        $      8,563      $      7,623    $     10,393   $      6,308   $      4,772   $      2,780
Earnings per share - basic        $       0.32      $       0.28    $       0.38   $        .23   $        .17   $       0.10
Earnings per share - diluted      $       0.32      $       0.28    $       0.38   $        .23   $        .17   $       0.10
Cash dividend declared per
 common share                     $       0.19      $       0.12    $       0.18   $      10.73   $         --   $         --

Total assets                      $    268,336      $    261,138    $     270,51   $    204,980   $    164,405   $    122,623
Stockholders' equity              $     25,606      $     21,075    $      22,21   $     16,698   $     14,814   $     11,081
Shares outstanding (1)              27,206,400        27,206,400      27,206,400     27,206,400     27,206,400     27,206,400
Tangible book value per
 common share                     $       0.94      $       0.77    $       0.82   $        .61   $        .54   $        .41

(1) Restated to conform with the issuance of 26,934,336 shares of non-voting common stock issued December 31, 1997.

          Selected Unaudited Pro Forma Combined Financial Data The following selected unaudited pro forma combined financial data has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes on pages 43-7. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of the Company and ASBI giving effect to the Merger using the pooling-of-interests method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. The selected unaudited pro forma combined financial data may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger (in thousands, except share and per share amounts):

                                               June 25,            June 26,            June 27,
                                                1999                 1998                1997
                                           -------------         -----------         -----------
Revenues                                   $     371,815         $   319,118         $   242,590
Net income                                 $      33,797         $    27,322         $    20,436
Earnings per share - basic                 $        2.35         $      1.90         $      1.47
Earnings per share - diluted               $        2.34         $      1.90         $      1.47
Cash dividend declared per common share    $        0.67         $      0.51         $      0.32
Total assets                               $   4,562,578
Stockholders' equity                       $     287,858
Shares outstanding                            14,405,925
Tangible book value per common share       $       19.98

          Unaudited Pro Forma Condensed Combined Financial Information The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of the Company and ASBI giving effect to the Merger using the pooling-of-interests method of accounting for a business combination.

The following information was derived from the audited financial statements of the Company for the fiscal years ended June 25, 1999, June 26, 1998, and June 27, 1997, and from the audited financial statements of ASBI for the fiscal years ended September 30, 1998 and 1997, and the unaudited financial statements as of and for the twelve months ended June 30, 1999. The information is only a summary and should be read in conjunction with historical financial statements and related notes contained in the annual reports and other information filed with the SEC and incorporated herein by reference and ASBI historical financial statements identified in the Index to ASBI's Consolidated Financial Statements on page F-1.

The unaudited pro forma condensed combined statements of income for the years ended June 25, 1999, June 26, 1998 and June 27, 1997, assume the Merger was effected on June 29, 1996. The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on June 25, 1999. The accounting policies of the Company and ASBI are substantially comparable. Consequently, no adjustments were made to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies.

The unaudited pro forma combined financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. The pro forma combined financial information may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

Southwest Securities Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined
Statement of Financial Condition
(in thousands, except share and per share amounts)

                                                                                                                     Pro Forma
                                                                                                                     Condensed
                                                                                                                      Combined
                                                           Southwest                                                 Southwest
                                                          Securities               ASBI                             Securities
                                                         Group, Inc.     Holdings, Inc.                            Group, Inc.
                                                                 and                and                                    and
                                                        Subsidiaries       Subsidiaries                           Subsidiaries
                                                       June 25, 1999      June 30, 1999      Adjustments         June 25, 1999
                                                     -------------------------------------------------------------------------
ASSETS
Cash                                                 $        11,334     $       10,416      $        --         $      21,750
Assets segregated for regulatory purposes                    225,736                 --               --               225,736
Marketable equity securities                                 172,928                 --               --               172,928
Receivable from brokers, dealers and clearing
   organizations                                           3,088,005                 --               --             3,088,005
Receivable from clients, net                                 679,652                 --               --               679,652
Loans                                                             --            246,160               --               246,160
Other real estate owned, net                                      --              6,671               --                 6,671
Other assets                                                 115,619              5,089              968  (5A)         121,676
                                                     ---------------     --------------      -----------         -------------
                                                     $     4,293,274     $      268,336      $       968         $   4,562,578
                                                     ===============     ==============      ===========         =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                $         2,700                 --      $        --         $       2,700
Payable to brokers, dealers and clearing
   organizations                                           3,000,096                 --               --             3,000,096
Payable to clients                                           812,559                 --               --               812,559
Deposits                                                          --            234,128               --               234,128
Other liabilities                                            165,585              7,853            1,000  (4)          174,438
Exchangeable subordinated notes                               50,000                 --               --                50,000
                                                     ---------------     --------------      -----------         -------------
                                                           4,030,940            241,981            1,000             4,273,921
Minority interest in consolidated subsidiaries                    50                749               --                   799

Stockholders' equity:
     Preferred stock $1.00 par value.  Authorized
        100,000 shares; none issued                               --                 --               --                    --
     Common stock                                              1,180                 27              233  (5B)           1,440
     Redeemable preferred stock $1.00 par value.
        Authorized 5,000,000 shares; none issued
        and outstanding                                           --                 --               --                    --
     Additional paid-in capital                              127,092                238             (233) (5B)         127,097
     Accumulated other comprehensive income - net
        unrealized holding gain, net of tax of
        $60,374                                              112,123                 --               --               112,123
     Retained earnings                                        21,896             25,341              968  (5A)          47,205
                                                                                                  (1,000) (4)
Receivable from employees under the
     Employee Stock Purchase Plan                                 (7)                --               --                    (7)
                                                     ---------------     --------------      -----------         -------------
                                                             262,284             25,606              (32)              287,858
                                                     ---------------     --------------      -----------         -------------
Commitments and contingencies
                                                     $     4,293,274     $      268,336      $       968         $   4,562,578
                                                     ===============     ==============      ===========         =============

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Southwest Securities Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
(in thousands, except share and per share amounts)

                                                                                                                         Pro Forma
                                                                                                                         Condensed
                                                                                                                          Combined
                                                           Southwest                                                     Southwest
                                                          Securities               ASBI                                 Securities
                                                         Group, Inc.     Holdings, Inc.                                Group, Inc.
                                                                 and                and                                        and
                                                        Subsidiaries       Subsidiaries                               Subsidiaries
                                                       June 25, 1999      June 30, 1999       Adjustments            June 25, 1999
                                                       ---------------------------------------------------------------------------
REVENUES
Net revenues from clearing operations                  $      40,118     $           --       $        --            $      40,118
Commissions                                                   65,048                 --                --                   65,048
Interest                                                     147,006             30,887                --                  177,893
Investment banking, advisory and administrative fees          29,100                 --                --                   29,100
Net gains on principal transactions                           41,689                 --                --                   41,689
Other                                                         14,309              3,658                --                   17,967
                                                       -------------     --------------       -----------            -------------
                                                             337,270             34,545                --                  371,815
                                                       -------------     --------------       -----------            -------------

EXPENSES
Commissions and other employee compensation                  124,691              5,599                --                  130,290
Interest                                                      99,951             13,255                --                  113,206
Occupancy, equipment and computer service costs               21,343                832                --                   22,175
Communications                                                13,738                 --                --                   13,738
Floor brokerage and clearing organization charges              6,129                 --                --                    6,129
Other                                                         30,898              2,973                --                   33,871
                                                       -------------     --------------       -----------            -------------
                                                             296,750             22,659                --                  319,409
                                                       -------------     --------------       -----------            -------------

Income before income taxes and minority interest
   in consolidated subsidiaries                               40,520             11,886                --                   52,406
Income taxes                                                  14,301                 96             3,756  (5A)             18,153
                                                       -------------     --------------       -----------            -------------
Income before minority interest in consolidated
    subsidiaries                                              26,219             11,790            (3,756)                  34,253
Minority interest in consolidated subsidiaries                    --               (456)               --                     (456)
                                                       -------------     --------------       -----------            -------------
Net income                                             $      26,219     $       11,334       $    (3,756)           $      33,797
                                                       =============     ==============       ===========            =============

Earnings per share - basic                             $        2.23     $         0.42       $        --            $        2.35
                                                       =============     ==============       ===========            =============
Earnings per share - diluted                           $        2.21     $         0.42       $        --            $        2.34
                                                       =============     ==============       ===========            =============

Weighted average shares outstanding - basic               11,776,377         27,206,400                --               14,366,377
                                                       =============     ==============       ===========            =============
Weighted average shares outstanding - diluted             11,838,723         27,206,400                --               14,438,723
                                                       =============     ==============       ===========            =============

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Southwest Securities Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
(in thousands, except share and per share amounts)

                                                                                                                        Pro Forma
                                                                                                                        Condensed
                                                                                                                         Combined
                                                           Southwest                                                    Southwest
                                                          Securities               ASBI                                Securities
                                                         Group, Inc.     Holdings, Inc.                                Group, Inc.
                                                                 and                and                                       and
                                                        Subsidiaries       Subsidiaries                              Subsidiaries
                                                       June 26, 1998     Sept. 30, 1998      Adjustments            June 26, 1998
                                                       --------------------------------------------------------------------------
REVENUES
Net revenues from clearing operations                  $      26,607     $           --      $        --            $      26,607
Commissions                                                   59,401                 --               --                   59,401
Interest                                                     143,121             30,343               --                  173,464
Investment banking, advisory and administrative fees          27,850                 --               --                   27,850
Net gains on principal transactions                           12,576                 --               --                   12,576
Other                                                         16,203              3,017               --                   19,220
                                                       -------------     --------------      -----------            -------------
                                                             285,758             33,360               --                  319,118
                                                       -------------     --------------      -----------            -------------

EXPENSES
Commissions and other employee compensation                   91,817              4,892               --                   96,709
Interest                                                     100,704             13,091               --                  113,795
Occupancy, equipment and computer service costs               17,663                608               --                   18,271
Communications                                                12,509                 --               --                   12,509
Floor brokerage and clearing organization charges              5,124                 --               --                    5,124
Other                                                         26,043              4,195               --                   30,238
                                                       -------------     --------------      -----------            -------------
                                                             253,860             22,786               --                  276,646
                                                       -------------     --------------      -----------            -------------

Income before income taxes and minority interest
   consolidated subsidiaries                                  31,898             10,574               --                   42,472
Income taxes                                                  11,268                 55            3,701  (5A)             15,024
                                                       -------------     --------------      -----------            -------------
Income before minority interest in consolidated
   subsidiaries                                               20,630             10,519           (3,701)                  27,448
Minority interest in consolidated subsidiaries         $          --               (126)              --                     (126)
                                                       -------------     --------------      -----------            -------------
Net income                                             $      20,630     $       10,393      $    (3,701)           $      27,322
                                                       =============     ==============      ===========            =============

Earnings per share - basic                             $        1.76     $         0.38      $        --            $        1.90
                                                       =============     ==============      ===========            =============
Earnings per share - diluted                           $        1.75     $         0.38      $        --            $        1.90
                                                       =============     ==============      ===========            =============

Weighted average shares outstanding - basic               11,743,228         27,206,400               --               14,343,228
                                                       =============     ==============      ===========            =============
Weighted average shares outstanding - diluted             11,763,605         27,206,400               --               14,363,605
                                                       =============     ==============      ===========            =============

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Southwest Securities Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined  Statement of Income
(in thousands, except share and per share amounts)

                                                                                                                        Pro Forma
                                                                                                                        Condensed
                                                                                                                         Combined
                                                           Southwest                                                    Southwest
                                                          Securities               ASBI                                Securities
                                                         Group, Inc.     Holdings, Inc.                               Group, Inc.
                                                                 and                and                                       and
                                                        Subsidiaries       Subsidiaries                              Subsidiaries
                                                       June 27, 1997     Sept. 30, 1997      Adjustments            June 27, 1997
                                                       --------------------------------------------------------------------------
REVENUES
Net revenues from clearing operations                  $      22,693     $           --      $        --            $      22,693
Commissions                                                   38,882                 --               --                   38,882
Interest                                                     119,176             22,244               --                  141,420
Investment banking, advisory and administrative fees          16,031                 --               --                   16,031
Net gains on principal transactions                           11,856                 --               --                   11,856
Other                                                          9,766              1,941               --                   11,707
                                                       -------------     --------------      -----------            -------------
                                                             218,404             24,185               --                  242,589
                                                       -------------     --------------      -----------            -------------

EXPENSES
Commissions and other employee compensation                   65,062              3,365               --                   68,427
Interest                                                      83,238              9,176               --                   92,414
Occupancy, equipment and computer service costs               12,216                483               --                   12,699
Communications                                                11,026                 --               --                   11,026
Floor brokerage and clearing organization charges              4,181                 --               --                    4,181
Other                                                         16,938              3,003               --                   19,941
                                                       -------------     --------------      -----------            -------------
                                                             192,661             16,027               --                  208,688
                                                       -------------     --------------      -----------            -------------

Income before income taxes and minority interest in
   consolidated subsidiaries                                  25,743              8,158               --                   33,901
Income taxes                                                   8,760              1,766            2,855  (5A)             13,381
                                                       -------------     --------------      -----------            -------------
Income before minority interest in consolidated
   subsidiaries                                               16,983              6,392           (2,855)                  20,520
Minority interest in consolidated subsidiaries                    --                (84)              --                      (84)
                                                       -------------     --------------      -----------            -------------

Net income                                             $      16,983     $        6,308      $    (2,855)           $      20,436
                                                       =============     ==============      ===========            =============

Earnings per share - basic                             $        1.51     $          .23      $        --            $        1.47
                                                       =============     ==============      ===========            =============
Earnings per share - diluted                           $        1.51     $          .23      $        --            $        1.47
                                                       =============     ==============      ===========            =============

Weighted average shares outstanding - basic               11,269,666         27,206,400               --               13,869,666
                                                       =============     ==============      ===========            =============
Weighted average shares outstanding - diluted             11,282,885         27,206,400               --               13,882,885
                                                       =============     ==============      ===========            =============

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     Notes to Unaudited Pro Forma Condensed Combined Financial Statements
     --------------------------------------------------------------------


Note 1
------
The unaudited pro forma condensed combined statements of income are based on the audited consolidated financial statements of the Company for the fiscal years ended June 25, 1999, June 26, 1998, and June 27, 1997, and the consolidated financial statements of ASBI for the twelve months ended June 30, 1999, and the audited consolidated financial statements of ASBI for the fiscal years ended September 30, 1998 and 1997. The unaudited pro forma condensed combined statement of financial condition is based on the consolidated statement of financial condition of the Company as of June 25, 1999, and the unaudited consolidated statement of financial condition of ASBI as of and for the twelve months ended June 30, 1999.

The Company and ASBI consolidated financial statements are prepared in conformity with generally accepted accounting principles and require the Company and ASBI management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. In the opinion of the Company and ASBI, the unaudited pro forma condensed combined financial statements include all the adjustments necessary to present fairly the results of the periods presented. Actual results could differ materially from these estimates.

Note 2
------
The accounting policies of the Company and ASBI are substantially comparable. Consequently, no adjustments were made to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies.

Note 3
-------
The pro forma combined net income per common share is based on net income less preferred stock dividends and the weighted average number of outstanding common shares. Net income per common share, assuming dilution, includes the dilutive effect of stock options. The weighted average number of outstanding common shares has been adjusted to reflect the exchange ratio of 0.0956 shares of Common Stock for each share of ASBI common stock.

The pro forma combined dividends per share reflect the sum of the dividends paid by the Company and ASBI divided by the number of shares that would have been outstanding for the periods, after adjusting the ASBI shares for the exchange ratio of 0.0956 shares of the Company's Common Stock.

Note 4
------
Merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, are estimated to be approximately $1 million. These fees and expenses have been reflected in the unaudited pro forma condensed combined statement of financial condition as of June 25, 1999. These charges are not reflected in the unaudited pro forma condensed combined statements of income or the pro forma combined per share data.

Note 5
------
(A) A pro forma adjustment has been made to reflect the tax implications of the conversion of ASBI from an S corporation to a C corporation.

(B) A pro forma adjustment has been made to reflect the cancellation of ASBI common stock and the assumed issuance of 2.6 million shares of Common Stock in exchange for all of the outstanding ASBI common stock (based on the exchange ratio of 0.0956).

Requirement for Stockholder Approval

The rules of the NYSE require the Company to obtain the approval of its stockholders prior to the issuance by the Company of shares of Common Stock if, among other things, the number of shares of Common Stock to be issued will equal or exceed 20% of the shares outstanding before the issuance of such securities.

As of September 14, 1999, there were 11,814,793 shares of Common Stock outstanding. If the proposed Acquisition of ASBI is completed as described in this Proxy Statement, the Company will issue 2,600,000 shares of Common Stock to stockholders of ASBI, representing approximately 22% of the outstanding shares of Common Stock as of such date.

The rules of the NYSE also require the Company to obtain the approval of its stockholders prior to the issuance by the Company of Common Stock to: (1) a director, officer or substantial stockholder of the Company (a "Related Party");
(2) a subsidiary, affiliate or other closely-related person of a Related Party; or (3) any company or entity in which a Related Party has a substantial direct or indirect interest; if the number of shares of Common Stock to be issued exceeds either one percent (1%) of the number of shares of Common Stock or one percent (1%) of the voting power outstanding before the Share Issuance.

As a result of the Merger, and based on his ownership interest in ASBI, it is anticipated that Mr. Don A. Buchholz, the Chairman of the Board and a substantial stockholder of the Company, will receive more than one percent (1%) of the number of shares of Common Stock, and therefore more than one percent (1%) of the voting power of the Company, outstanding before the Share Issuance.

As a result of the foregoing, the Company is seeking stockholder approval of the Share Issuance. The Company is not, however, seeking stockholder approval of any other aspect of the proposed Acquisition. If the Proposal regarding the Share Issuance is not approved, the Company will be unable to proceed with the Acquisition of ASBI as presently structured.

Recommendation of the Board

The Board and the Special Committee have unanimously approved the Share Issuance, for the purpose of completing the Acquisition of ASBI, and have determined that such Share Issuance is fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board unanimously recommends that stockholders of the Company approve the Share Issuance. Stockholders of the Company do not have dissenters' rights of appraisal in connection with approval of the Share Issuance.

THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. NONE OF THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT AS PROPOSED TO BE ISSUED IN CONNECTION WITH THE ACQUISITION OF ASBI HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND THEY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS ABSENT REGISTRATION UNDER SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

                                PROPOSAL THREE

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

The Company's Certificate of Incorporation (the "Certificate") currently provides that the Company is authorized to issue 20,000,000 shares of Common Stock and 100,000 shares of Preferred Stock, $1.00 pare value per share. In August 1999, the Board authorized an amendment to the Certificate, subject to stockholder approval, to increase the authorized number of shares of Common Stock to 60,000,000 shares. The stockholders are being asked to approve such amendment to the Certificate. The proposed amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances except as may be required by applicable law or rules of the NYSE.

As of September 14, 1999, 11,814,793 shares of Common Stock were issued and outstanding and 2,107,884 shares of Common Stock were reserved for future issuance. If Proposal Two is passed by the stockholders of the Company, an additional 2,600,000 shares will be reserved for future issuance. Thus, only 3,477,323 shares will be available for other corporate purposes. However, the Company has enough authorized shares of Common Stock to complete the Acquisition, which is the subject of Proposal Two, without the approval of this Proposal Three.

The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board determines that it is necessary or appropriate to raise additional capital through the sale of securities, to grant options or other stock incentives to the Company's employees, to acquire another company or its business or assets, to seek to establish a strategic relationship with a corporate partner or to permit a future stock dividend or stock split. Other than in connection with the Share Issuance, exercise of stock options pursuant to the Southwest Securities, Inc. Stock Option Plan, Southwest Securities Group, Inc. 1997 Stock Option Plan and purchase of shares under the Southwest Securities Group, Inc. Stock Purchase Plan, the Board has no present agreement or arrangement to issue any such shares. If the amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law or the rules of the NYSE.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.

Recommendation of the Board

The Board has unanimously approved the amendment to the Certificate and recommends that the stockholders vote "FOR" this proposal.

                                  MANAGEMENT

Stock Ownership of Principal Owners and Management

The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of August 9, 1999, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table included elsewhere herein, and
(iv) all directors and executive officers of the Company as a group.


                    Shares Beneficially Owned /1,2/                   Number      Percent
                    -------------------------------                  ---------    -------
Don A. Buchholz /3/                                                    827,585        7.0%
   1201 Elm Street, Suite 3500, Dallas, TX  75270

Buchholz Arlington Banshares, a Limited Partnership /4/                825,825        7.0%
   1201 Elm Street, Suite 3500, Dallas, TX  75270

Cobb Partners /5/                                                      585,446        5.0%
   1201 Elm Street, Suite 3500, Dallas, TX  75270

Brodie L. Cobb /5/                                                     585,446        5.0%
   832 Sansome Street, First Floor, San Francisco, CA 94111

David Glatstein /6/                                                    583,172        4.9%
   1201 Elm Street, Suite 3500, Dallas, TX  75270

William D. Felder  /7/                                                 117,196        1.0%

Kenneth R. Hanks /8/                                                    13,407          *

Daniel R. Leland /9/                                                   160,983        1.4%

Richard H. Litton /7/                                                   41,348          *

W. Norman Thompson /7/                                                   7,072          *

Paul D. Vinton /10/                                                      3,746          *

J. Jan Collmer /11/                                                     18,485          *

Robert F. Gartland                                                          --         --

R. Jan LeCroy /12/                                                       5,610          *

Frederick R. Meyer /12/                                                 61,471          *

Jon L. Mosle, Jr.  /12/                                                 19,355          *

All directors and executive officers as a group (16 persons) /13/    2,460,431       20.8%

____________________________

*    Denotes less than 1% ownership

/1/ The rules of the SEC provide that, for the purposes hereof, a person is considered the "beneficial owner" of shares with respect to which the person, directly or indirectly, has or shares the voting or investment power, irrespective of his economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed, subject to community property laws.

/2/ Based on 11,813,780 shares outstanding on August 9, 1999. Shares of Common Stock subject to options that are exercisable within 60 days of August 9, 1999, are deemed beneficially owned by the person holding such options for the purposes of calculating the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

/3/ Includes 825,825 shares held by Buchholz Arlington Banshares. Excludes 203,231 shares held by Buchholz Investments, which is a general partnership, the partners of which are Don A. Buchholz, his wife, adult son and adult daughter. Pursuant to the terms of the partnership agreement governing Buchholz Investments, Don A. Buchholz's adult son has voting power and investment power with regard to the shares owned by the partnership. The partnership agreement also provides that any partner may withdraw from the partnership upon 30 days' notice and, unless the partnership is liquidated, that partner shall receive the value of his or her capital account. Don A. Buchholz and his wife own one-third of Buchholz Investments.

/4/ Buchholz Arlington Banshares, Ltd., is a limited partnership, the partners of which are Don A. Buchholz, his wife, adult son and adult daughter. Pursuant to the terms of the partnership agreement governing Buchholz Arlington Banshares, a Limited Partnership, Don A. Buchholz is general partner and has sole investment power. The partnership agreement further provides that any partner may withdraw from the partnership only upon unanimous agreement of all of the partners. Excludes shares directly held by individual partners. Don A. Buchholz and his wife own 41% of Buchholz Arlington Banshares.

/5/ Cobb Partners is a general partnership, the partners of which are The Estate of Allen B. Cobb, Bonnie Cobb and her children, including Brodie L. Cobb. Mr. Brodie L. Cobb is the managing partner of the partnership and has sole voting and investment power with regard to the shares owned by the partnership.

/6/ Includes 7,672 shares of Common Stock issuable upon exercise of stock options. Includes 41,200 shares held in a custodial account for Mr. Glatstein's minor child and 41,200 shares held by his adult daughter for whom he holds power of attorney.

/7/ Includes 3,410 shares of Common Stock issuable upon exercise of stock options.

/8/ Includes 3,121 shares of Common Stock issuable upon exercise of stock options.

/9/ Includes 3,835 shares of Common Stock issuable upon exercise of stock options.

/10/ Includes 2,130 shares of Common Stock issuable upon exercise of stock options.

/11/ Includes 8,894 shares owned by Collmer Semiconductor which is 90% owned by Mr. Collmer. Also includes 4,510 shares of Common Stock issuable upon exercise of stock options.

/12/ Includes 4,510 shares of Common Stock issuable upon exercise of stock options.

/13/ Includes the information in the notes above. In addition, includes 15,555 shares of Common Stock owned by other executive officers of the Company not listed in the table above, including 2,850 shares issuable upon exercise of stock options to those executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, and regulations of the SEC thereunder, require the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership, monthly transactions reports and annual reports covering any changes in ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file.

Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company's Common Stock were complied with, except as described below.

The Initial Statement of Beneficial Ownership on Form 3 was filed late for Stacy Hodges and Laura Leventhal, officers of the Company; and the Statement of Changes in Beneficial Ownership on Form 4 was filed late for David Glatstein (two reports reflecting the purchase of shares), Norman Thompson (one report reflecting the purchase of shares), officers of the Company, and Raymond Wooldridge (one report reflecting the sale of shares), former officer and director of the Company; and the Annual Statement of Changes in Beneficial Ownership on Form 5 was filed late for David Glatstein, William D. Felder, Kenneth R. Hanks, Daniel R. Leland, Richard H. Litton, W. Norman Thompson, Laura Leventhal, Edward Anderson, Stacy Hodges, Paul D. Vinton, Brodie L. Cobb, J. Jan Collmer, R. Jan LeCroy, Frederick R. Meyer and Jon L. Mosle, Jr. (reports reflecting grant of options).

Executive Compensation

     Summary Compensation Table The following table sets forth information
     --------------------------
concerning the compensation during each of the Company's last three fiscal years of each person serving as the Chief Executive Officer during the last fiscal year and the other six most highly compensated executive officers:

                                                                                                   Long-Term
                                                                                                  Compensation
                                                    Annual Compensation                              Awards
----------------------------------------------------------------------------------------------------------------------------
                                   Fiscal Year                                      Other                           All Other
                                    ended the                                       Annual         Securities        Compen-
                                   last Friday                                     Compensa        Underlying        sation
  Name and Principal Position       of June          Salary ($)      Bonus ($)   -tion ($)/3/    Options (#)/2/      ($)/1/
----------------------------------------------------------------------------------------------------------------------------
David Glatstein                       1999              464,015       800,000             --              9,900       14,400
President & Chief Executive           1998              421,005       425,000             --             10,395       19,200
 Officer                              1997              190,570       505,000             --                 --       16,500

William D. Felder                     1999              250,000       250,000             --              4,400       14,400
Executive Vice President              1998              250,000       135,000             --              4,620       19,200
                                      1997              250,000       125,000             --                 --       16,500

Kenneth R. Hanks                      1999              150,000       250,000             --              4,400       14,400
Executive Vice President &            1998              150,000       160,000             --              4,042       19,200
 Chief Operating Officer              1997              150,000       140,000             --                 --        8,757

Daniel R. Leland /4/                  1999              365,054       968,387             --              4,950       14,400
Executive Vice President              1998              351,778       297,751        177,800              5,197       19,200
                                      1997              325,203        34,000             --             10,000       16,500

Richard H. Litton                     1999              150,000       312,049             --              4,400       14,400
Executive Vice President              1998              150,000       194,132             --              4,620       19,200
                                      1997              150,000       166,000             --                 --       15,946

W. Norman Thompson                    1999              150,000       250,000             --              4,400       14,400
Executive Vice President &            1998              150,000       150,000             --              4,620       19,200
 Chief Information Officer            1997              150,000       150,000             --                 --       16,500

Paul D. Vinton                        1999              150,000       250,000             --              2,750       14,400
Executive Vice President              1998              150,000        85,000             --              2,887       19,200
                                      1997              150,000        85,000             --                 --       16,500
----------------------------------------------------------------------------------------------------------------------------

____________________________

/1/ Consists of the Company's annual contributions to its Profit Sharing Plan and Trust.

/2/ Adjusted for the five percent stock dividend paid August 3, 1998, and the ten percent stock dividend paid August 2, 1999.

/3/  Consists of income realized on the exercise of stock options.

/4/ Mr. Leland's salary and bonus was derived as a percentage of fees and commissions he directed to the Company.

     Incentive Stock Options. The following tables provide information with
     -----------------------
respect to the executive officers included in the Summary Compensation Table who received option grants in fiscal 1999:

          Option Grants in Last Fiscal Year

                                               Individual Grants /2/
-----------------------------------------------------------------------------------------------------------------------
                                                                                             Potential Realizable
                                             % of Total                                       Value at Assumed
                        Number of              Options                                      Annual Rates of Stock
                        Securities            Granted to        Exercise                     Appreciation for the
                        Underlying            Employees            or                          Option Term (10
                          Options                in            Base Price     Expiration            Years)/3/
Name                  Granted (#) /1/        Fiscal Year     ($/Share) /1/       Date       5%                 10%
-----------------------------------------------------------------------------------------------------------------------
David Glatstein            9,900                 3.4%          $     18.47     8/24/2008    $114,970           $291,356

William D. Felder          4,400                 1.5%          $     18.47     8/24/2008    $ 51,098           $129,492

Kenneth R. Hanks           4,400                 1.5%          $     18.47     8/24/2008    $ 51,098           $129,492

Daniel R. Leland           4,950                 1.7%          $     18.47     8/24/2008    $ 57,485           $145,678

Richard H. Litton          4,400                 1.5%          $     18.47     8/24/2008    $ 51,098           $129,492

W. Norman Thompson         4,400                 1.5%          $     18.47     8/24/2008    $ 51,098           $129,492

Paul D. Vinton             2,750                 1.0%          $     18.47     8/24/2008    $ 31,936           $ 80,932
-----------------------------------------------------------------------------------------------------------------------

____________________________

/1/  Adjusted for the ten percent stock dividend paid August 2, 1999.

/2/ All of these options are non-qualified and were granted on August 24, 1998. The options vest in 25% increments over four years.

/3/ Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock were to appreciate 5% and 10% during each of the awards ten year life. The appreciation of 5% and 10% have been set by the SEC in the proxy statement disclosure rules and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

The following table provides information with respect to the executive officers listed in the Summary Compensation Table concerning the exercise of options during fiscal 1999 and options held as of June 25, 1999.

     Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year End Option Values

-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Value of Unexercised In-the-Money
                                                         Number of Securities           Options/SARs at FY-End ($) (Based on
                            Shares                      Underlying Unexercised                    $21.90 Per Share)
                         Acquired on      Value         Options/SARs at FY-End                      Exercisable/
Name                       Exercise     Realized    (#)Exercisable/Unexercisable/1/               Unexercisable/2/
-----------------------------------------------------------------------------------------------------------------------------
David Glatstein                 --      $     --              2,598/17,697                        $74,397/$ 526,465
-----------------------------------------------------------------------------------------------------------------------------
William D. Felder               --      $     --               1,155/7,865                        $33,075/$ 233,975
-----------------------------------------------------------------------------------------------------------------------------
Kenneth R. Hanks                --      $     --               1,010/7,432                        $28,923/$ 221,575
-----------------------------------------------------------------------------------------------------------------------------
Daniel R. Leland                --      $     --               1,299/8,848                        $37,199/$ 263,218
-----------------------------------------------------------------------------------------------------------------------------
Richard Litton                  --      $     --               1,155/7,865                        $33,075/$ 233,975
-----------------------------------------------------------------------------------------------------------------------------
W. Norman Thompson              --      $     --               1,155/7,675                        $33,075/$ 233,975
-----------------------------------------------------------------------------------------------------------------------------
Paul D. Vinton                  --      $     --                 721/4,916                        $20,647/$ 146,245
-----------------------------------------------------------------------------------------------------------------------------

____________________________

/1/  Adjusted for the ten percent stock dividend paid August 2, 1999.

/2/ Based on market price of $49.09, which was the closing price of the Company's Common Stock on the New York Stock Exchange on the last day of the 1999 fiscal year adjusted for the ten percent stock dividend paid August 2, 1999, less the exercise price of such shares.

     Compensation Committee Report on Executive Compensation. In fiscal 1999,
     -------------------------------------------------------
executive compensation was determined by the Compensation Committee of the Board. The Compensation Committee is comprised of the Chairman of the Board and three non-employee directors. The Chairman of the Board serves as Chairman of the Compensation Committee. Decisions by the Compensation Committee are reviewed by the Board. The Compensation Committee establishes the compensation philosophy and program of the Company on behalf of the Board, determines the compensation of the Company's Chief Executive Officer and approves the compensation of the Company's executive officers.

Pursuant to rules of the Securities and Exchange Commission, which are designed to enhance disclosure of companies' policies regarding executive compensation, the following report is submitted by Messrs. Buchholz (Chairman), Collmer, Meyer and Mosle in their capacity as members of the Compensation Committee addressing the Company's compensation policies for fiscal 1999 in general and as they affected executive officers, including Messrs. Glatstein, Felder, Hanks, Leland, Litton, Thompson, and Vinton, who were the Company's seven most highly compensated executive officers in fiscal 1999. These officers are collectively referred to in this section as the "Executive Officers."

          Compensation Philosophy The Company's compensation philosophy and program is intended to support and reinforce growth in stockholder value. The Company's Executive Officer compensation program is designed to reward the individual's based on consideration of a combination of Company, business unit, and individual results. Specifically, the Compensation Committee seeks to achieve the following objectives:

     . To attract, motivate and retain highly qualified Executive Officers through a competitive total compensation program

     . To encourage Executive Officers to purchase and hold significant amounts of Company stock

     . To require that a substantial portion of Executive Officer compensation be tied to the achievement of financial and strategic objectives for the Company and individual business units

               Salaries The first component of the Company's Executive Officer compensation program is cash compensation in the form of base salaries. Base salaries generally represent a small portion of the Executive Officers' cash compensation and are set to be competitive within the securities industry and the Company's geographic location. The base salary amounts are reviewed annually and are adjusted in light of the individual executive's performance and economic conditions.

               Bonuses The second component of the Company's Executive Officer compensation program consists of annual cash bonuses based on the Company's fiscal year operating results and the individual executive officer's contribution to the Company for the year. The Company's incentive compensation program provides for a bonus pool, determined annually, based on the Company's return on equity. Allocation of the bonus pool to individual executive officers is determined using objective measures of business unit performance as well as subjective measures of the Executive Officer's contribution to the financial and strategic objectives of the Company. Annual bonuses make up a significant portion of the Executive Officers' cash compensation. Bonuses are awarded early in the following year. The Compensation Committee believes that basing a substantial portion of an Executive Officer's compensation on performance motivates the executive to perform at the highest possible level.

Working in tandem with the Company's annual bonus program is the Southwest Securities Deferred Compensation Plan, which was adopted by the Board in July of 1999. This newly adopted plan was created in order to increase retention of Executive Officers and senior management of the Company as well as to increase stock ownership among participants in the plan. Under the terms, the plan allows the employee to defer a certain portion of each bonus and to invest such amounts in various investment alternatives including Company stock. The Company matches a portion of the deferrals in shares of Company stock that vests ratably over four years. The Compensation Committee believes that programs such as the Deferred Compensation Plan will further align the Executive Officers' long-term financial and strategic interests with those of the Company's stockholders.

               Long-Term Incentive Compensation The third component of the Company's Executive Officer compensation program is the long-term incentive compensation component. This is comprised of the annual grant by the Stock Option Committee of options to acquire shares of Common Stock as well as the Company's profit sharing plan contribution. The option grants have a ten-year term and have an exercise price equal to the fair market value per share of Common Stock on the date of the grant. These options vest ratably over four years. The number of option shares granted is based on each Executive Officer's total cash compensation for the preceding year as well as the individual's contribution to the Company's financial performance and strategic initiatives. In determining option grants to the Executive Officers, the Compensation Committee does not take into account the amount and value of options currently held. The Compensation Committee believes that stock options provide an incentive to achieve the Company's long-term strategic goals by aligning the financial interests of the Executive Officers with those of the Company's stockholders.

The Company also makes contributions to the Company's Profit Sharing Plan and Trust ("Profit Sharing Plan") to provide certain retirement benefits. Amounts are allocated to employees based on gross compensation subject to IRS limitations. The defined contribution Profit Sharing Plan covers substantially all employees of the Company and the contributions are dependent on the profits of the Company.

          Chief Executive Officer's Compensation In keeping with the general compensation philosophy outlined above, Mr. Glatstein's base salary was established to place greater emphasis on incentive compensation while remaining competitive with others in the Company's industry. The Compensation Committee reviewed various indicators of the Company's financial performance, including return on equity, profit margins, revenue growth and asset growth, as compared to the Company budgets. The Compensation Committee also reviewed compensation of the chief executives of other publicly traded regional brokerage firms (this group of companies is not the same as the group of companies that comprise the published industry index used in the stock performance graph that follows this report) as well as subjective measures of Mr. Glatstein's individual performance to determine the bonus portion of the annual compensation. No one factor was assigned a particular weight. In fiscal 1999, $364,000 of Mr. Glatstein's salary was derived from transactions that he directed to the Company with the remainder based on the factors outlined above. Mr. Glatstein was subject to the same profit sharing plan as the other executive officers and employees. The Compensation Committee believes that the total compensation paid to Mr. Glatstein is commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in the size, business mix and geographic area of the companies reviewed.

Section 162(m) of the Code, enacted in 1993, limits the ability of the Company to deduct the cost of certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation table in proxy statements of public companies. The Compensation Committee believes that this limitation did not result in the loss of any significant portion of the potential tax deduction to the Company for its fiscal year ended June 25, 1999. However, the Compensation Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Compensation Committee may authorize payments that may not be fully deductible if the Compensation Committee believes it is in the interests of the Company to do so.

                                        SUBMITTED BY THE COMPENSATION COMMITTEE
                                        OF THE COMPANY'S BOARD OF DIRECTORS

                                        Don A. Buchholz, Chairman
                                        J. Jan Collmer
                                        Frederick R. Meyer
                                        Jon L. Mosle, Jr.

                               PERFORMANCE GRAPH

The following graph compares the Company's cumulative total stockholder return on its Common Stock for 60 months from June 1994 through its latest fiscal year end in June 1999, with the cumulative total return of the Wilshire 5000 Index and the Nasdaq Financial Index over the same period. The graph depicts the results of investing $100 in the Company's Common Stock, the Wilshire 5000 Index and the Nasdaq Financial Index on June 1993, including reinvestment of dividends.

                             [GRAPH APPEARS HERE]

                                             Cumulative Total Return
                                             -----------------------
                                        6/94  6/95  6/96  6/97  6/98   6/99
                                        ----  ----  ----  ----  ----  -----
 Southwest Securities Group, Inc.        100   130   185   315   404  1,365
 Wilshire 5000                           100   125   157   204   262    314
 Nasdaq Financial Index                  100   114   149   218   283    285

                             INDEPENDENT AUDITORS

KPMG LLP served as independent auditors of the Company and its subsidiaries for fiscal year 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2000 must do so not later than May 26, 2000. To be eligible for inclusion in the 2000 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. In order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by the Company no later than August 11, 2000. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the 2000 Annual Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits to such documents which are not specifically incorporated by reference to such documents) are available without charge upon request to: James Bowman, Vice President, Southwest Securities Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270-2180, (214) 859-1800. In order to ensure timely delivery of such documents, any request for documents should be submitted no later than five business days prior to the Annual Meeting.

The following document filed with the SEC by the Company (File No. 0-19483) is incorporated herein by reference: the Company's Annual Report on Form 10-K for the year ended June 25, 1999.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to or contemporaneously with the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part hereof, except as so modified, and any statement so superseded shall not be deemed to constitute a part hereof.

                                 OTHER MATTERS

As of the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares that they represent.

You are urged to sign and return your proxy promptly in the enclosed envelope to make certain your shares will be voted at the Annual Meeting.

                                        By Order of the Board of Directors,


                                        Barbara A. Hart
                                        Secretary


September 24, 1999

               INDEX TO ASBI'S CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     Page
                                                                                     ----
Unaudited Consolidated Financial Statements of ASBI Holdings, Inc. and
 Subsidiaries as of and for the nine month periods ended June 30, 1999 and 1998

     Consolidated Balance Sheets...............................................      F-2
     Consolidated Statements of Income.........................................      F-3
     Consolidated Statements of Cash Flows.....................................      F-4
     Notes to Consolidated Financial Statements................................      F-5

Audited Consolidated Financial Statements of ASBI Holdings, Inc. and
 Subsidiaries as of and for the years ended September 30, 1998, 1997 and 1996

     Independent Auditors' Report..............................................      F-7
     Consolidated Balance Sheets...............................................      F-8
     Consolidated Statements of Income.........................................      F-9
     Consolidated Statements of Cash Flows.....................................     F-10
     Consolidated Statements of Changes in Stockholders' Equity................     F-11
     Notes to Consolidated Financial Statements................................     F-12

                      ASBI HOLDINGS, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                             June 30, 1999 and 1998
                                  (Unaudited)
                (in thousands, except share and per share data)

                                                                        1999           1998
                                                                        ----           ----
ASSETS
Cash and due from banks                                              $   10,416      $    4,071
Loans held for sale (at market value)                                    56,106          67,945
Loans held for investment, net                                          190,054         182,617
Real estate purchased for development                                     3,108           2,064
Premises and equipment, net                                               1,580             901
Other real estate owned, net                                              3,563             214
Federal Home Loan Bank stock (at cost)                                    1,195           1,073
Accrued interest receivable                                               1,629           1,817
Other assets                                                                685             436
                                                                   ------------    ------------
     Total assets                                                  $    268,336    $    261,138
                                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing                                                $   11,232      $    9,585
  Interest-bearing                                                      222,896         217,778
                                                                   ------------    ------------
     Total deposits                                                     234,128         227,363

Advances from the Federal Home Loan Bank                                  4,243           8,977

Other liabilities                                                         4,359           3,724
                                                                   ------------    ------------
     Total liabilities                                                  242,730         240,064

 Commitments and contingencies

 Stockholders' equity:
   Common stock, Class A voting, $.001 par value, 101,000,000
     Class A and B shares authorized, 272,064 shares issued and
     authorized in both 1999 and 1998                                        --              --
   Common stock, Class B nonvoting, $.001 par value, 101,000,000
     Class A and B shares authorized, 26,934,336 shares issued and
     authorized in both 1999 and 1998                                        27              27
   Additional paid-in capital                                               238             238
   Retained earnings                                                     25,341          20,809
                                                                   ------------    ------------
       Total stockholders' equity                                        25,606          21,074
                                                                   ------------    ------------
      Total liabilities and stockholders' equity                   $    268,336    $    261,138
                                                                   ============    ============

See accompanying notes to unaudited consolidated financial statements.

                      ASBI HOLDINGS, INC. AND SUBSIDIARIES

                       Consolidated Statements of Income
                For the nine months ended June 30, 1999 and 1998
                                  (Unaudited)
                     (in thousands, except per share data)

                                                                       1999            1998
                                                                       ----            ----
Interest income:
  Interest and fees on loans                                       $     21,976    $     21,712
  Interest and dividends on investments                                     605             437
                                                                   ------------    ------------

     Total interest income                                               22,581          22,149
                                                                   ------------    ------------

Interest expense:
  Interest on deposits (including interest expense on
    certificates of deposit of $100,000 and over of approximately
    $1,086 and $2,177 in 1999 and 1998, respectively)                     9,414           8,843
  Interest on FHLB advances                                                 400             807
                                                                   ------------    ------------

     Total interest expense                                               9,814           9,650
                                                                   ------------    ------------

Net interest income                                                      12,767          12,499

(Credit) provision for possible loan losses                            (    184)          1,460
                                                                   ------------    ------------

Net interest income after provision for possible loan losses             12,951          11,039
                                                                   ------------    ------------

Noninterest income:
  Gain on sale of assets                                                  2,072           1,028
  Other                                                                     584             737
                                                                   ------------    ------------

     Total noninterest income                                             2,656           1,765
                                                                   ------------    ------------

Noninterest expense:

  Compensation and benefits                                               4,282           3,840
  Occupancy and equipment                                                   637             560
  Other                                                                   1,743           1,505
                                                                   ------------    ------------

      Total noninterest expense                                           6,662           5,905
                                                                   ------------    ------------

Income before income taxes and minority interest                          8,945           6,899

Income tax expense (benefit)                                                 75        (    701)
                                                                   ------------    ------------

Income before minority interest                                           8,870           7,600

Minority interest                                                      (    307)             23
                                                                   ------------    ------------

Net income                                                         $      8,563    $      7,623
                                                                   ============    ============

Earnings per common share                                          $        .32    $        .28
                                                                   ============    ============
Weighted average shares outstanding                                  27,206,400      27,206,400
                                                                   ============    ============

See accompanying notes to unaudited consolidated financial statements.

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
               For the nine months ended June 30, 1999 and 1998
                                  (Unaudited)
                                (in thousands)

                                                                       1999           1998
                                                                       ----           ----
Cash flows from operating activities:
  Net income                                                       $      8,563   $      7,623
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Gain on sale of loans held for sale, net                        (   1,742)     (   1,040)
      (Credit) provision for loan losses                              (     184)         1,460
      Depreciation and amortization of premises and equipment               137            133
      Gain on sale of real estate owned                               (      65)     (      41)
      Provision for real estate owned losses                                 83             43
      Changes in operating assets and liabilities:
        Decrease (increase) in accrued interest receivable                  254      (     336)
        Decrease (increase) in other assets                                  57      (     190)
        Increase (decrease) in other liabilities                            368      (     568)
      Purchases of loans held for sale                                (   4,877)     (  57,644)
      Proceeds from sale and principal repayments on loans
        held for sale                                                    25,604          4,787
                                                                   ------------   ------------
            Net cash provided by (used in) operating activities          28,198      (  45,773)
                                                                   ------------   ------------

Cash flows from investing activities:
  Loan originations and purchases, net of repayments                  (   9,695)     (  10,000)
  Increase in factored receivables, net of repayments                 (     310)     (      54)
  Purchases of premises and equipment                                 (     851)     (     435)
  Proceeds from sale of real estate owned                                   817          1,743
  Purchases of Federal Home Loan Bank stock, net                      (     106)            --
  Proceeds from sale of FHLB stock                                           --            973
  Purchase of real estate for development                             (     193)     (   2,064)
                                                                   ------------   ------------
          Net cash used in investing activities                       (  10,338)     (   9,837)
                                                                   ------------   ------------

Cash flows from financing activities:
  Net increase in demand deposits, NOW, savings and money
    market accounts                                                       3,704          6,757
  Net (decrease) increase in certificates of deposit                  (   9,264)        60,252
  Net decrease in advances from the Federal Home Loan Bank            (     380)     (  14,659)
  Dividends paid                                                      (   5,170)     (   3,247)
                                                                   ------------   ------------

            Net cash (used) provided by financing activities          (  11,110)        49,103
                                                                   ------------   ------------
Net increase (decrease) in cash and cash equivalents                      6,750      (   6,507)

Cash and cash equivalents at beginning of period                          3,666         10,578
                                                                   ------------   ------------

Cash and cash equivalents at end of period                         $     10,416   $      4,071
                                                                   ============   ============

See accompanying notes to unaudited consolidated financial statements.

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

               Select Notes to Consolidated Financial Statements
                            June 30, 1999 and 1998
                                  (Unaudited)

1.   Basis of Presentation

The accompanying unaudited interim financial statements as of and for the nine month periods ended June 30, 1999 and 1998, respectively, reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for such periods presented. Management has determined that all such adjustments are of a normal recurring nature.

2.   Statements of Cash Flows

ASBI has chosen to report its cash flows by the indirect method and has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

Supplemental information on cash flows and non-cash transactions for the nine months ended June 30, 1999 and 1998, (unaudited) is as follows (in thousands):


                                                   1999     1998
                                                   ----     ----

Cash transactions:
  Interest expense paid                         $  9,872  $  9,563
                                                ========  ========

  Federal income tax paid                       $     --  $     --
                                                ========  ========

Noncash transactions:
  Net acquisition of other real estate owned    $  3,883  $  1,605
                                                ========  ========

3.   Income Taxes

ASBI changed its tax status from taxable to nontaxable effective as of January 1, 1997. The remaining deferred tax liability at June 30, 1999 and 1998, of approximately $551,000 is related to ASBI's future taxable income due primarily to the recapture (for tax purposes) of the reserve for loan loss and certain built in gains primarily associated with purchased loan pools, which may be taxable at the corporate level in future years.

4.   Year 2000 Readiness

The Year 2000 issue relates to the ability of computer systems and certain other systems (involving imbedded microchips) to properly handle year 2000 date sensitive data and the potential risk to the Company because of relationships with third parties (e.g. software and hardware vendors, loan customers, correspondent banks, utility companies and others) who do not adequately address the year 2000 issue. Failure in any of these areas could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company has established a Year 2000 Project Committee to evaluate and assess the Company's exposure to this issue. The Committee reports the progress of the Year 2000 project to the Company's Board of Directors on a regular basis. This Committee has implemented an approach to the Year 2000 issue consisting of five phases. These phases include Awareness, Assessment, Renovation, Validation and Implementation.

The Awareness phase consisted of defining the Year 2000 problem, developing the resources necessary to perform compliance work, establishing a Year 2000 program committee and program coordinator and developing an overall strategy that encompasses in-house systems, service bureaus, vendors, auditors, customers, and other suppliers (including correspondents). This phase has generally been completed.

The Assessment phase consists of evaluating the size and complexity of the potential problems and detailing the magnitude of the effort necessary to address the Year 2000 issue. The objective of this phase is to identify hardware, software, networks, automated teller machines, other various processing platforms, and customer and vendor interdependencies affected by Year 2000 date change. The assessment project goes beyond the Company's information systems and includes environmental systems that are dependent on embedded microchips, such as security systems, elevators, sprinkler systems, alarm and vaults. The assessment phase is substantially completed, but management considers it an ongoing process for the Company because of the need to evaluate any new vendor and customer relationships and information system hardware and software obtained through the Year 2000.

The Renovation phase includes the remediation of systems identified in the awareness phase as not Year 2000 compliant. Management believes the Renovation phase to be substantially complete with identified problem areas being addressed.

Testing of mission critical systems was substantially complete by December 31, 1998. Further testing with mission critical vendors and other significant third party vendors was substantially completed by June 30, 1999. The Company has not identified problems thus far with any of its systems that management believes would have a material impact upon its operations.

The Company is developing contingency plans for implementation in the event that mission critical third party vendors or other significant third party vendors fail to adequately address Year 2000 issues. Such plans principally involve identifying alternate vendors or internal remediation. There can be no assurance that any such plans will fully mitigate potential failures or problems. Furthermore, there may be certain mission critical third parties, such as utilities or telecommunication companies, where alternative arrangements or sources are limited.

Estimated costs incurred during the nine months ended June 30, 1999, to address Year 2000 issues were approximately $30,000. However, the Company does not separately track internal costs and, therefore, such costs are not included in this amount. The Company estimates additional costs to be incurred to be approximately $2,000.

Management currently believes Year 2000 issues will not have a material impact on the Company's consolidated financial statements. However, because Year 2000 compliance is greatly affected by entities whose Year 2000 readiness efforts the Company does not control and generally because the result of future events is not currently determinable, Year 2000 compliance issues could have a significant effect on the future consolidated financial statements of the Company.

Independent Auditors' Report
----------------------------

The Board of Directors
ASBI Holdings, Inc. and Subsidiaries

We have audited the consolidated balance sheets of ASBI Holdings, Inc. and Subsidiaries (the Company) as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASBI Holdings, Inc. and Subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the three years ended September 30, 1998, in conformity with generally accepted accounting principles.


Fisk & Robinson P.C.
October 29, 1998
Dallas, Texas

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                          September 30, 1998 and 1997
                     (in thousands, except per share data)

                                                                        1998        1997
                                                                        ----        ----
ASSETS
Cash and due from banks                                              $    3,666  $   10,578
Loans held for sale (at market value)                                    75,071      14,074
Loans held for investment, net                                          183,768     175,602
Real estate purchased for development                                     2,915          --
Premises and equipment, net                                                 866         599
Other real estate owned, net                                                515         354
Federal Home Loan Bank stock (at cost)                                    1,089       2,046
Accrued interest receivable                                               1,883       1,481
Other assets                                                                742         246
                                                                     ----------  ----------
     Total assets                                                    $  270,515  $  204,980
                                                                     ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                                $   10,303  $    6,431
  Interest-bearing                                                      229,385     153,923
                                                                     ----------  ----------
     Total deposits                                                     239,688     160,354

Advances from the Federal Home Loan Bank                                  4,623      23,636

Other liabilities                                                         3,991       4,292
                                                                     ----------  ----------
                                                                        248,302     188,282

Commitments and contingencies

Stockholders' equity:
  Common stock, Class A voting, $.001 par value, 101,000,000
    Class A and B shares authorized, 272,064 shares issued and
    outstanding in both 1998 and 1997                                        --          --
  Common stock, Class B nonvoting, $.001 par value, 101,000,000
    Class A and B shares authorized, 26,934,336 shares issued and
    outstanding in both 1998 and 1997                                        27          27
  Additional paid-in capital                                                238         238
  Retained earnings                                                      21,948      16,433
                                                                     ----------  ----------
      Total stockholders' equity                                         22,213      16,698
                                                                     ----------  ----------
      Total liabilities and stockholders' equity                     $  270,515  $  204,980
                                                                     ==========  ==========

See accompanying notes to consolidated financial statements.

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

                       Consolidated Statements of Income
             For the years ended September 30, 1998, 1997 and 1996
                     (in thousands, except per share data)

                                                               1998               1997            1996
                                                               ----               ----            ----
Interest income:
  Interest and fees on loans                               $      29,620      $      21,713   $      18,808
  Interest and dividends on investments                              723                531             662
                                                           -------------      -------------   -------------

     Total interest income                                        30,343             22,244          19,470
                                                           -------------      -------------   -------------

Interest expense:
  Interest on deposits (including interest expense
    on certificates of deposits of $100,000 and over
    of $2,567, $1,708 and $1,441 in 1998,
    1997 and 1996, respectively)                                  12,117              7,619           6,078
  Interest on notes payable                                           --                  6             128
  Interest on FHLB advances                                          974              1,551           1,718
                                                           -------------      -------------   -------------

     Total interest expense                                       13,091              9,176           7,924
                                                           -------------      -------------   -------------

Net interest income                                               17,252             13,068          11,546

Provision for possible loan losses                                 2,140              1,024             513
                                                           -------------      -------------   -------------
Net interest income after provision for possible
  loan losses                                                     15,112             12,044          11,033
                                                           -------------      -------------   -------------

Noninterest income:
  Gain on sale of assets                                           2,086              1,283             699
  Other                                                              931                658             639
                                                           -------------      -------------   -------------

     Total noninterest income                                      3,017              1,941           1,338
                                                           -------------      -------------   -------------

Noninterest expense:
  Compensation and benefits                                        4,892              3,365           2,179
  Occupancy and equipment                                            608                483             404
  Other                                                            2,055              1,979           2,312
                                                           -------------      -------------   -------------

     Total noninterest expense                                     7,555              5,827           4,895
                                                           -------------      -------------   -------------

Income before income taxes and minority interest                  10,574              8,158           7,476

Income taxes                                                          55              1,766           3,020
                                                           -------------      -------------   -------------

Income before minority interest                                   10,519              6,392           4,456

Minority interest                                              (     126)         (      84)            316
                                                           -------------      -------------   -------------

Net income                                                 $      10,393      $       6,308   $       4,772
                                                           =============      =============   =============

Earnings per common share                                  $         .38      $         .23   $         .17
                                                           =============      =============   =============
Weighted average shares outstanding                           27,206,400         27,206,400      27,206,400
                                                           =============      =============   =============

See accompanying notes to consolidated financial statements.

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
             For the years ended September 30, 1998, 1997 and 1996
                                (in thousands)

                                                             1998           1997           1996
                                                             ----           ----           ----
Cash flows from operating activities:
  Net income                                             $     10,393   $      6,308   $      4,772
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Amortization of discount on loans held
        for sale, net                                       (       6)    (      175)     (   1,649)
      Gain on sale of loans held for sale, net              (   1,889)    (    1,268)     (     699)
      Provision for loan losses                                 2,140          1,025            513
      Depreciation and amortization of premises
        and equipment                                             180            123            105
      Gain on sale of real estate owned                     (     207)    (       14)     (      38)
      Provision for real estate owned losses                       56            136             91
      Changes in operating assets and liabilities:
        Increase in accrued interest receivable             (     402)    (      227)     (     278)
        (Increase) decrease in other assets                 (     496)           603      (     222)
        (Decrease) increase in other liabilities            (     302)           646          1,418
      Purchases of loans held for sale                      (  76,789)    (    9,082)     (  20,796)
      Proceeds from sale and principal repayments
        on loans held for sale                                 17,687         11,792         16,624
                                                         ------------   ------------   ------------
            Net cash (used in) provided by
              operating activities                          (  49,635)         9,867      (     159)
                                                         ------------   ------------   ------------

Cash flows from investing activities:
  Loan originations and purchases, net of repayments        (  10,442)    (   42,013)     (  31,242)
  Increase in factored receivables, net of repayments       (   2,511)    (    2,773)     (     837)
  Purchases of premises and equipment                       (     447)    (      388)     (     200)
  Proceeds from sale of real estate owned                       2,687          1,315            839
  Capitalized improvements of real estate owned             (      48)    (       62)     (      61)
  Purchases of Federal Home Loan Bank stock, net                   --     (      127)     (     695)
  Proceeds from sale of FHLB stock                                957             --             --
  Purchase of real estate for development                   (   2,916)            --             --
                                                         ------------   ------------   ------------

          Net cash used in investing activities             (  12,720)    (   44,048)     (  32,196)
                                                         ------------   ------------   ------------

                                                                     (continued)

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
             For the years ended September 30, 1998, 1997 and 1996
                                  (Continued)
                                (in thousands)

                                                              1998           1997          1996
                                                              ----           ----          ----
Cash flows from financing activities:
  Net increase in demand deposits, NOW,
    savings and money market accounts                           9,534            988          1,712
  Net increase in certificates of deposit                      69,800         35,266         35,379
  Net (decrease) increase in advances from
    the Federal Home Loan Bank                              (  19,013)         2,342          1,209
  Proceeds from note payable                                       --             --            550
  Payments on note payable                                         --      (     550)     (   2,220)
  Sale of common stock                                             --             52            187
  Repurchase of preferred stock                                    --      (   1,557)     (   1,027)
  Dividends paid                                            (   4,878)     (   2,920)     (     198)
                                                         ------------   ------------   ------------
       Net cash provided by financing activities               55,443         33,621         35,592
                                                         ------------   ------------   ------------
Net decrease (increase) in cash and cash
  equivalents                                               (   6,912)     (     560)         3,237

Cash and cash equivalents at beginning of year                 10,578         11,138          7,901
                                                         ------------   ------------   ------------
Cash and cash equivalents at end of year                 $      3,666   $     10,578   $     11,138
                                                         ============   ============   ============

See accompanying notes to consolidated financial statements.

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

           Consolidated Statement of Changes in Stockholders' Equity
             For the Years Ended September 30, 1998, 1997 and 1996
                                (in thousands)

                                                      Redeemable                     Additional
                                                      Preferred        Common          Paid-In          Retained
                                                         Stock          Stock          Capital          Earnings        Total
                                                      ----------     ----------       ----------       ----------     ----------
Balance at October 1, 1995                            $    2,525     $       27       $       --       $    8,529     $   11,081
Issuance of common stock                                      --              -              186               --            186
Repurchase and retirement of preferred stock            (  1,026)             -               --               --       (  1,026)
Dividends on preferred stock                                  --              -               --         (    199)      (    199)
Net income                                                    --              -               --            4,772          4,772
                                                      ----------     ----------       ----------       ----------     ----------
Balance at September 30, 1996                              1,499             27              186           13,102         14,814
Sale of common stock                                          --              -               52               --             52
Repurchase and retirement of preferred stock            (  1,499)             -               --         (     58)      (  1,557)
Dividends on common stock                                     --              -               --         (  2,919)      (  2,919)
Net income                                                    --              -               --            6,308          6,308
                                                      ----------     ----------       ----------       ----------     ----------
Balance at September 30, 1997                                 --             27              238           16,433         16,698
Dividends on common stock                                     --              -               --         (  4,878)      (  4,878)
Net income                                                    --              -               --           10,393         10,393
                                                      ----------     ----------       ----------       ----------     ----------
Balance at September 30, 1998                         $       --     $       27       $      238       $   21,948     $   22,213
                                                      ==========     ==========       ==========       ==========     ==========

See accompanying notes to consolidated financial statements.

                     ASBI HOLDINGS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
                       September 30, 1998, 1997 and 1996

1.   Basis of Presentation

ASBI Holdings, Inc. (Company) was formed January 31, 1995 when the owners of the common stock of Arlington Savings Bancshares, Inc. (ASBI) contributed their shares of stock in ASBI to the Company in return for an equivalent ownership interest in the Company. The Company then owned 100% of the outstanding common stock of ASBI. ASBI was subsequently merged with and into Arlington Savings Bancshares of Delaware, Inc. (ASB Delaware), a wholly owned subsidiary of the Company also formed on January 31, 1995. The Company, through ASB Delaware, owns 100% of First Savings Bank, FSB (Bank). The Bank began operations in 1986.

2.   Summary of Significant Accounting Policies

The following is a description of the more significant accounting policies which the Company follows in preparing and presenting its consolidated financial statements.

          Principles of Consolidation The consolidated financial statements include the accounts of the Company and those of its wholly-owned subsidiaries, ASB Delaware and the Bank. In addition, the consolidated financial statements include the accounts of First Consumer Credit, L.L.C. (First Consumer), FSB Financial, L.L.C. (FSB) and FSB Development, L.L.C. (FSBD), limited liability companies. The Bank owns a 82% voting interest in First Consumer, a 51% voting interest in FSB and a 100% interest in FSBD. An officer of the Bank owns 4% of First Consumer. All material intercompany balances and transactions have been eliminated in consolidation.

          Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

          Cash and Cash Equivalents For purposes of the consolidated statement of cash flows, the Company considers funds due from banks, interest bearing deposits in other banks, and all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

          Loans Held for Sale Loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate note basis. Discounts are amortized using a method approximating the interest method over the remaining period to contractual maturity. Loans held for sale consisted of first mortgage loans and home improvement loans which had been purchased but had not yet been sold in the secondary market. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At September 30, 1998, 1997 and 1996, the cost of loans held for sale approximated market.

          Loans and Allowance for Possible Loan Losses Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination and commitment fees and certain related direct costs are deferred and amortized to interest income, generally over the contractual lives of the loans, using the interest method.

Subject to management's assessment of loan performance and other factors, discounts on first mortgage, consumer and other loans are amortized to income using a method approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Impaired loans (as defined by SFAS Statement No. 114 and as amended by SFAS No.
118) are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized generally to the extent cash payments are received.

The allowance for possible loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

          Factored Receivables Interest income from factored receivables is recorded on an accrual basis in accordance with the terms of the agreements. Certain fees charged in connection with the factored receivables are earned and recorded in the month in which the receivables are purchased.

The Company disburses approximately 80% of the invoice amount at the time a receivable is purchased from a customer. On collection of the purchased invoices, amounts collected in excess of finance income, net of initial payment, are remitted to the customers. At September 30, 1998, 1997 and 1996, approximately $1,491,000, $1,399,000 and $824,000, respectively, of amounts due to customers under this program arrangement are classified in other liabilities in the consolidated balance sheet.

          Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed using the straight-line method. Average useful lives used for depreciation with respect to major classifications of property are as follows:

Type                               Term
----                               ----

Building                           7 years
Furniture and equipment            5 to 10 years
Automobile                         3 years
Leasehold improvements             Lease term

Maintenance and repairs are charged to expense; betterments and renewals are capitalized. Upon retirement or replacement, the cost of the asset and the related accumulated depreciation are eliminated with the resulting gain or loss included in the statement of income.

          Other Real Estate Owned Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

          Income Taxes The Company has elected S corporation status effective January 1, 1997. Earnings and losses after that date will be included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. Except as discussed in Note 13, the Company will not incur additional income tax obligations, and future financial statements will not include a provision for federal income taxes. Prior to the change, deferred income taxes related primarily to differences between the basis of loans for financial and income tax reporting were recorded in the financial statements.

Because the Company's stockholders are now obligated to pay federal income taxes on the earnings of the Company, the Company expects to declare cash dividends sufficient to fund stockholders' tax payments as they come due.

          Fair Value of Financial Instruments SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the fair values of its financial instruments (see Note 15). The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments.

     (1) Cash and cash equivalents, accrued interest receivable and accrued interest payable

These assets and liabilities are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

     (2)  Loans held for sale

Fair values are determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate note basis.

     (3)  Loans receivable

Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type such as real estate, commercial and consumer which are also segregated into fixed and adjustable rate interest terms. The fair value of loans receivable is calculated by discounting scheduled cash flows through the estimated maturity using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair values estimates include judgments regarding future expected loss experience and risk characteristics.

     (4)  Stock in Federal Home Loan Bank of Dallas

No secondary market exists for Federal Home Loan Bank (FHLB) of Dallas stock. The stock is bought and sold at par by the FHLB. The fair value, therefore, is the carrying value of FHLB stock.

     (5) Deposits, advances from Federal Home Loan Bank, note payable and subordinated debt

The fair value of deposits with no stated maturity, such as interest-bearing checking accounts, passbook savings accounts and advance payments from borrowers for taxes and insurance are equal to the amount payable on demand (carrying value). The fair value of certificates of deposits and advances from FHLB is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits and borrowings of similar remaining maturities.

          Forward-Looking Statements Certain phrases contained in these financial statements including, without limitation, statements containing the words "believes", "anticipates", "estimates", "expects" and words of similar meaning, constitute forward-looking statements, as defined in securities law. Among others, notes to the financial statements concerning financial instruments, contingencies, and Year 2000 readiness identify important risk factors that could cause actual results to differ significantly from those contained in the forward-looking statements.

          Earnings Per Share Earnings per common share were computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during each year presented. The weighted average number of common shares has not been adjusted, as there exist no options, warrants or other potentially dilutive securities.

          Reclassification Certain amounts in prior year financial statements have been reclassified to conform to the 1998 presentation.

3.   Recent Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this guidance, the Company is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. SFAS 125 became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. However, certain provisions of the Statement were delayed for one year. The Company did not experience a significant impact upon implementation of SFAS 125.

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management has not yet fully evaluated the effects of this change in its operations. The Company, should it acquire such derivative instruments or should it engage in such hedging activities, will adopt SFAS No. 133 as required for its year ended September 30, 2001.

4.   Statement of Cash Flows

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits and loans made to customers and principal collection on those loans.

The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information is presented as follows (in thousands):

                                                    1998      1997      1996
                                                    ----      ----      ----

Cash transactions:
  Interest expense paid                         $  12,962  $  9,081  $  7,908
                                                =========  ========  ========
  Federal income tax paid                       $      16  $    763  $  2,823
                                                =========  ========  ========
Noncash transactions:
  Net acquisition of other real estate owned    $   2,648  $    859  $  1,171
                                                =========  ========  ========

5.   Loans Held for Investment and Allowance for Loan Losses

Loans held for investment at September 30, 1998 and 1997, are summarized as follows (in thousands):

                                                        1998            1997
                                                        ----            ----
First mortgage loans (principally conventional):
  Real estate                                       $     105,145   $     115,514
  Construction                                             57,658          45,654
                                                    -------------   -------------
                                                          162,803         161,168
                                                    -------------   -------------

Consumer and other loans:
  Commercial                                               15,516          17,001
  Other                                                    12,008           8,269
                                                    -------------   -------------
                                                           27,524          25,270
                                                    -------------   -------------

Factored receivables                                        7,909           5,397
                                                    -------------   -------------

                                                          198,236         191,835

Unearned income                                        (   10,809)     (   13,526)
Allowance for loan losses                              (    3,659)     (    2,707)
                                                    -------------   -------------

                                                    $     183,768   $     175,602
                                                    =============   =============

The Company grants loans to customers primarily within the Dallas/Fort Worth, Texas metropolitan area. Also, the Company purchases loans, in the ordinary course of business, which have been originated in various other areas of the United States. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the general economic conditions of the area. At September 30, 1998 and 1997, substantially all of the Company's loans are collateralized with real estate or automobiles.

An analysis of the allowance for possible loan losses for the years ended September 30, 1998, 1997 and 1996, is as follows (in thousands):

                                            1998         1997          1996
                                            ----         ----          ----
Balance at beginning of year           $     2,707   $     2,051   $     2,101
Provision for loan losses                    2,140         1,024           513
Loans charged to the allowance, net       (  1,188)     (    368)     (    563)
                                       -----------   -----------   -----------

Balance at end of year                 $     3,659   $     2,707   $     2,051
                                       ===========   ===========   ===========

Impairment of loans with a recorded investment of approximately $9,541,000, $6,103,000 and $3,402,000 at September 30, 1998, 1997 and 1996, respectively, has been recognized in conformity with SFAS 114 as amended by SFAS 118. The average recorded investment in impaired loans during 1998 and 1997 was approximately $7,822,000 and $4,753,000, respectively. The total allowance for loan losses related to these loans was approximately $1,362,000 and $1,986,000 at September 30, 1998 and 1997, respectively. No material amount of interest income on impaired loans was recognized for cash payments received in 1998, 1997 or 1996.

6.   Other Real Estate Owned

An analysis of the allowance for possible losses on other real estate owned for the years ended September 30, 1998, 1997 and 1996, is as follows (in thousands):

                                    1998         1997         1996
                                    ----         ----         ----
Balance at beginning of year    $      253   $      156   $      117
Provision for losses                    56          136           91
Charge-offs                        (   290)     (    39)     (    52)
                                ----------   ----------   ----------

Balance at end of year          $       19   $      253   $      156
                                ----------   ----------   ----------

7.   Premises and Equipment

Bank premises and equipment at September 30, 1998 and 1997, consists of the following (in thousands):

                                            1998           1997
                                            ----           ----
Land                                    $      376     $       --
Building                                       174            174
Leasehold improvements                         215            215
Furniture and equipment                        860            827
Automobiles                                     55             55
                                        ----------     ----------
                                             1,680          1,271
Less accumulated depreciation              (   814)       (   672)
                                        ----------     ----------
                                        $      866     $      599
                                        ==========     ==========

Depreciation expense of approximately $180,000, $124,000 and $105,000 for the years ended September 30, 1998, 1997 and 1996, respectively, has been included in occupancy and equipment expense in the accompanying consolidated statement of income.

8.   Deposits

Deposits at September 30, 1998 and 1997, are summarized as follows (in thousands, except percentages):

                                           1998                        1997
                                           ----                        ----
                                   Amount       Percent         Amount        Percent
                                   ------       -------         ------        -------
Noninterest-bearing demand
  accounts                       $   10,303       4.1%       $     6,431         4.0%
Interest-bearing demand
  accounts                              938       0.4              1,093         0.7
Savings accounts                        351       0.1                312         0.2
Limited access money market
  accounts                            9,961       4.2              4,183         2.6
Certificates of deposit, less
  than $100,000                     188,423      78.8            115,774        72.2
                                 ----------     -----        -----------       -----
Certificates of deposit,
  $100,000 and greater               29,712      12.4             32,561        20.3
                                 ----------     -----        -----------       -----
                                 $  239,688     100.0%       $   160,354       100.0%
                                 ----------     -----        -----------       -----

The weighted average interest rates on deposits at September 30, 1998, 1997 and 1996, were approximately 5.2%, 5.8% and 5.9%, respectively.

At September 30, 1998, scheduled maturities of certificates of deposit were as follows (in thousands):

                     1999        2000      2001    Thereafter    Total
                     ----        ----      ----    ----------    -----
4.00% to 4.99%    $    1,119  $      --  $     --  $       --  $    1,119
5.00% to 5.99%       111,375     16,436     1,917       1,103     130,831
6.00% to 6.99%        50,981     12,319     5,019      11,129      79,448
7.00% to 7.99%           100      6,637        --          --       6,737
                  ----------  ---------  --------  ----------  ----------
                  $  163,575  $  35,392  $  6,936  $   12,232  $  218,135
                  ==========  =========  ========  ==========  ==========

9.   Line of Credit

The Company executed a $2,000,000 line of credit note with an unrelated commercial bank on September 1, 1998. The note is secured by 100% of the common stock of ASB Delaware and the Bank. There have been no amounts advanced on the note as of September 30, 1998. The note matures on September 30, 1999.

10.  Related Party Transactions

In the ordinary course of business, the Company has transactions, including borrowings, with its employees, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of such loans was approximately $1,628,000 and $4,081,000 at September 30, 1998 and 1997,
respectively. During the period ended September 30, 1997, repayments of loans totaled approximately $2,459,000 and new loans funded totaled approximately $6,000.

11.  Commitments and Contingencies

The Company and the Bank are involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

At September 30, 1998, the Company was obligated under noncancelable operating leases for office space. Net rent expense under operating leases, included in occupancy and equipment expense, was approximately $282,000, $188,000 and $154,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

The projected minimum rental payments under leases having initial or remaining noncancelable lease terms in excess of one year at September 30, 1998, are as follows (in thousands):

          Year                     Amount
          ----                     ------
          1999                     $  232
          2000                         74
          2001                          7
                                   ------
                                   $  313
                                   ======

12.  Advances from the Federal Home Loan Bank

At September 30, 1998 and 1997, advances from the FHLB were due as follows (in thousands):

                                       1998         1997
                                       ----         ----

Due within one year                 $       --  $        --
Due within two years                        --           --
Due within five years                      531          473
Due within seven years                   1,500       21,000
Due within ten years                       998          545
Due within twenty years                  1,594        1,618
                                    ----------  -----------

                                    $    4,623  $    23,636
                                    ==========  ===========

Pursuant to collateral agreements, the advances from the FHLB, with interest rates ranging from 5.3% to 6.8%, are secured by approximately $83,559,000 of collateral value (as defined) in qualifying first mortgage loans.

13.  Income Taxes

The provision for income taxes consists of the following components for the years ended September 30, 1998, 1997 and 1996 (in thousands):

                        1998     1997       1996
                        ----     ----       ----

Current - Federal     $    --  $    514  $  2,811
Deferred - Federal         --       910    (  138)
Current - State            55       243       365
Deferred - State           --        99    (   18)
                      -------  --------  --------

     Total            $    55  $  1,766  $  3,020
                      =======  ========  ========

The 1996 tax provision differs from the expense that would result from applying federal statutory tax rates to income before income taxes primarily because certain expenses are not tax deductible.

As discussed in Note 1, the Company changed its tax status from taxable to nontaxable effective as of January 1, 1997. The deferred tax liability recorded at September 30, 1998 and 1997, is related to the Company's future taxable income due primarily to the recapture (for tax return purposes) of the reserve for loan losses and certain built in gains primarily associated with purchased loan pools, which may be taxable at the corporate level in future years. The effect of the change in tax status as of January 1, 1997, was to reduce the deferred tax asset by approximately $458,000, and record a deferred tax liability of approximately $551,000 resulting in a $1,009,000 charge to the deferred tax provision during the year ended September 30, 1997.

A deferred tax liability of approximately $551,000, related to loans, is recorded in other liabilities at September 30, 1998.

14.  Employee Stock Ownership Plan

In 1988, the Company established an employee stock ownership plan (Plan) which was a noncontributory plan established to acquire shares of the Company's common stock for the benefit of substantially all employees of the Company.

No contribution was made to the Plan in 1998 and 1997. The Plan was terminated as of June 30, 1997, and was liquidated in December 1997.

15.  Employee Benefit Plan

The Company has a 401(k) defined contribution plan covering substantially all of its employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan allows eligible employees' contributions to be limited so as to meet the nondiscriminatory test of Section 401(m) of the Internal Revenue Code.

The Company's matching contribution percentage is approximately 50% of up to 6% of a participant's compensation. Contributions by the Company in 1998, 1997 and 1996 totaled approximately $37,000, $27,000 and $22,000, respectively.

16.  Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At September 30, 1998 and 1997, the approximate amounts of these financial instruments were as follows (in thousands):

                                                   1998       1997
                                                   ----       ----

Financial instruments whose contract amounts
  represent credit risk:
    Commitments to fund loans                   $  68,891  $  51,730
    Standby letters of credit                         183        521
                                                ---------  ---------
                                                $  69,074  $  52,251
                                                =========  =========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty. The

Company has not incurred any significant losses on its commitments in the years ending September 30, 1998, 1997 or 1996.

Further, management believes the Company will not incur material losses as a result of the commitments existing at September 30, 1998.

17.  Fair Values of Financial Instruments

The estimated fair values of the Company's financial instruments as of September 30, 1998 and 1997, are as follows (in thousands):

                                            1998                          1997
                                            ----                          ----
                                  Carrying          Fair         Carrying         Fair
                                   Amount          Value          Amount          Value
                                   ------          -----          ------          -----
Financial assets:
  Cash and cash equivalents      $    3,666     $    3,666      $   10,578     $   10,578
  Loans held for sale, net           75,071         75,071          14,074         14,074
  Loans receivable, net             183,768        184,891         175,602        177,660
  Accrued interest receivable         1,883          1,883           1,481          1,481
  FHLB stock                          1,089          1,089           2,046          2,046

Financial liabilities:
  Deposits                       $  239,688     $  240,632      $  160,354     $  161,605
  Advances from FHLB                  4,623          4,623          23,636         23,789
  Accrued interest payable              586            586             457            457

18.  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures, established by regulation to ensure capital adequacy, require the maintaining of minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 1998 and 1997, the Bank is considered "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table.

The Bank's actual capital amounts and ratios are presented in the following table (in thousands, except percentages):

                                                                                                         To Be Well
                                                                                For Capital           Capitalized Under
                                                                                 Adequacy             Prompt Corrective
                                                        Actual                   Purposes             Action Provisions
                                                        ------                   --------             -----------------
                                                   Amount      Ratio       Amount       Ratio      Amount            Ratio
                                                   ------      -----       ------       -----      ------            -----
September 30, 1998:
  Total capital (to risk-weighted assets)       $  23,460       10.6%   $  17,752        8.0%    $  22,190            10.0%
  Tier I capital (to risk-weighted assets)         22,626       10.2        8,876        4.0        13,314             6.0
  Tier 1 capital (to adjusted total assets)        22,626        8.4       10,774        4.0        13,467             5.0

September 30, 1997:
  Total capital (to risk-weighted assets)       $  17,045       10.2%   $  13,416        8.0%    $  16,770            10.0%
  Tier I capital (to risk-weighted assets)         16,868       10.1        6,708        4.0        10,062             6.0
  Tier I capital (to adjusted total assets)        16,868        8.3        8,149        4.0        10,181             5.0

19.  Year 2000 Readiness (Unaudited)

The Year 2000 issue relates to the ability of computer systems and certain other systems (involving imbedded microchips) to properly handle year 2000 date sensitive data and the potential risk to the Company because of relationships with third parties (e.g. software and hardware vendors, loan customers, correspondent banks, utility companies and others) who do not adequately address the year 2000 issue. Failure in any of these areas could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company has established a Year 2000 Project Committee to evaluate and assess the Company's exposure to this issue. The Committee reports the progress of the Year 2000 project to the Company's Board of Directors on a regular basis. This Committee has implemented an approach to the Year 2000 issue consisting of five phases. These phases include Awareness, Assessment, Renovation, Validation and Implementation.

The Awareness phase consisted of defining the Year 2000 problem, developing the resources necessary to perform compliance work, establishing a Year 2000 program committee and program coordinator and developing an overall strategy that encompasses in-house systems, service bureaus, vendors, auditors, customers, and other suppliers (including correspondents). This phase has generally been completed.

The Assessment phase consists of evaluating the size and complexity of the potential problems and detailing the magnitude of the effort necessary to address the Year 2000 issue. The objective of this phase is to identify hardware, software, networks, automated teller machines, other various processing platforms, and customer and vendor interdependencies affected by Year 2000 date change. The assessment project goes beyond the Company's information systems and includes environmental systems that are dependent on embedded microchips, such as security systems, elevators, sprinkler systems, alarm and vaults. The assessment phase is substantially completed, but management considers it an ongoing process for the Company because of the need to evaluate any new vendor and customer relationships and information system hardware and software obtained through the Year 2000.

The Renovation phase includes the remediation of systems identified in the awareness phase as not Year 2000 compliant. Management believes the Renovation phase to be substantially complete with identified problem areas being addressed.

Testing of mission critical systems was substantially complete by December 31, 1998. Further testing with mission critical vendors and other significant third party vendors is expected to be completed by June 30, 1999. The Company has not identified problems thus far with any of its systems that management believes would have a material impact upon its operations.

The Company is developing contingency plans for implementation in the event that mission critical third party vendors or other significant third party vendors fail to adequately address Year 2000 issues. Such plans principally involve identifying alternate vendors or internal remediation. There can be no assurance that any such plans will fully mitigate potential failures or problems. Furthermore, there may be certain mission critical third parties, such as utilities or telecommunication companies, where alternative arrangements or sources are limited.

Estimated costs incurred during the year ended September 30, 1998, to address Year 2000 issues were approximately $15,000. However, the Company does not separately track internal costs and, therefore, such costs are not included in this amount. The Company estimates additional costs to be incurred to be approximately $35,000.

Management currently believes Year 2000 issues will not have a material impact on the Company's financial statements. However, because Year 2000 compliance is greatly affected by entities whose Year 2000 readiness efforts the Company does not control and generally because the result of future events is not currently determinable, Year 2000 compliance issues could have a significant effect on the future financial statements of the Company.

20.  Supplementary Income and Expense Information

The following amounts are included in other noninterest income and noninterest expense in the accompanying consolidated statement of income for the years ended September 30, 1998, 1997 and 1996 (in thousands):

                             1998      1997      1996
                             -----     -----     -----

Noninterest income
  Factoring fee income    $    766  $    521  $    325
  All other                    165       137       314
                          --------  --------  --------
                          $    931  $    658  $    639
                          ========  ========  ========
Noninterest expense
  FDIC assessment         $     61  $    113  $    779
  All other                  1,994     1,866     1,533
                          --------  --------  --------
                          $  2,055  $  1,979  $  2,312
                          ========  ========  ========

21.  Condensed Financial Statements of ASBI Holdings, Inc. (Parent)

Presented below are the condensed statements of income, balance sheet and statement of cash flows for ASBI Holdings, Inc., the Parent Company.

                              ASBI HOLDINGS, INC.
                             Statements of Income
                                (in thousands)

                                                      1998            1997           1996
                                                      ----            ----           ----
Revenue -- Equity in earnings of subsidiary       $     10,399      $   6,311     $   4,776
Expenses  -- Other                                           5              3             4
                                                  ------------      ---------     ---------
Income before income taxes                              10,394          6,308         4,772

Income tax                                                  --             --            --
                                                  ------------      ---------     ---------
Net income                                        $     10,394      $   6,308     $   4,772
                                                  ============      =========     =========

                              ASBI HOLDINGS, INC.
                                Balance Sheets
                                (in thousands)

                                                              1998                 1997
                                                              ----                 ----
Assets:
   Noninterest-bearing deposits in subsidiary banks      $         192         $         197
   Investment in subsidiary                                     22,021                16,501
                                                         -------------         -------------
     Total assets                                        $      22,213         $      16,698
                                                         =============         =============

 Liabilities and Stockholders' Equity:
   Common stock                                          $          27         $          27
   Additional paid in capital                                      238                   238
   Retained earnings                                            21,948                16,433
                                                         -------------         -------------

     Total stockholders' equity                                 22,213                16,698
                                                         -------------         -------------

     Total liabilities and stockholders' equity          $      22,213         $      16,698
                                                         =============         =============

                              ASBI HOLDINGS, INC.
                            Statement of Cash Flows
                                (in thousands)

                                                               1998         1997         1996
                                                               ----         ----         ----
Cash flows from operating activities:
  Net income                                             $     10,394   $     6,308   $     4,772

  Adjustments to reconcile cash
    provided by operating activities:

      Equity in undistributed earnings
        of subsidiary                                       (   5,521)     (  3,392)     (  4,578)
                                                         ------------   -----------   -----------

            Net cash provided by operating activities           4,873         2,916           194

Cash flows from financing activities:
  Dividends paid                                            (   4,878)     (  2,919)     (    198)
  Proceeds from issuance of common stock                           --            --           187
                                                         ------------   -----------   -----------

            Net cash used by financing activities           (   4,878)     (  2,919)     (     11)
                                                         ------------   -----------   -----------

Net (decrease) increase in cash and
  cash equivalents                                          (       5)     (      3)          183

Cash and cash equivalents, beginning of year                      197           200            17
                                                         ------------   -----------   -----------

Cash and cash equivalents, end of year                   $        192   $       197   $       200
                                                         ============   ===========   ===========

                                                    EXHIBIT A - FAIRNESS OPINION

                                August 10, 1999


The Special Committee of the
Board of Directors
Southwest Securities Group, Inc.
1201 Elm Street
Dallas, Texas 75270

Gentlemen:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR") provide you with its opinion as to the farness, from a financial point of view, to all of the holders of common stock ("Stockholders") of Southwest Securities Group, Inc. ("SWS" or the "Company") of the Consideration (as hereinafter defined) to be paid pursuant to the Agreement and Plan of Reorganization by and between SWS, ASBI Holdings, Inc. ("ASBI") and its wholly-owned subsidiary First Savings Bank, FSB ("First Savings Bank" and collectively with ASBI referred to as "ASBI"), dated August 10, 1999 (the "Merger Agreement"), pursuant to which SWS will acquire ASBI (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of ASBI (other than those shares subject to dissenters' rights) shall be converted into the right to receive from SWS .0956 shares of SWS common stock (the "Consideration"), subject to certain terms and conditions. The Merger Agreement will be considered at a meeting of the Stockholders of SWS. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

1. reviewed the First Savings Bank's Call Report data filed with the Federal Deposit Insurance Corporation ("FDIC") for the fiscal quarter ended March 31, 1999, and the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994, reviewed the audited financial statements for ASBI for the fiscal years ended September 30, 1998, 1997, 1996 and 1995;

2. reviewed the internal financial statements for ASBI for the five months ended May 31, 1999;

3. conducted and participated in due diligence reviews of ASBI along with other specialists and experts engaged by the Special Committee to perform due diligence;

4. discussed the financial condition, results of operations, earnings projections, business and prospects of ASBI with the management of ASBI;

5. reviewed the SWS Annual Report to Stockholders for the fiscal years ended June 27, 1997, and June 26, 1998, and the SWS Annual Report on Form 10-K filed with the SEC for the fiscal years ended June 27, 1997, and June 26, 1998; reviewed the SWS Annual Proxy Statement dated September 24, 1998, reviewed the SWS Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 1999;

6. discussed the financial condition, results of operations, earnings projections, business and prospects of SWS with the management of SWS;

7. reviewed and discussed SWS's strategy and business plan relating to the Merger and the Company on a post-merger basis;

                            Exhibit A - Page 1 of 3

8. reviewed the reported market prices and trading activity for SWS common stock for the period January 1, 1998, through August 10, 1999;

9. compared the results of operations and financial condition of First Savings Bank with those of certain other federal savings and loans (or their holding companies) that FBR deemed to be reasonably comparable to First Savings Bank;

10. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

11. reviewed the potential pro forma impact of the Merger to the Stockholders of SWS;

12.  reviewed a copy of the Merger Agreement; and

13. performed such other financial analyses and reviewed and analyzed such other information as FBR deemed appropriate, including an assessment of general economic, market and monetary conditions.

In rendering this opinion, FBR did not assume responsibility for independent verifying, and did not independently verify, any financial or other information concerning SWS and ASBI furnished to it by SWS or ASBI, or the publicly-available financial and other information regarding SWS, ASBI and other financial services organizations (or their holding companies). FBR has assumed that all such information is accurate and complete and has no reason to believe otherwise. FBR has further relied on the assurances of management of SWS and ASBI that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for SWS provided to FBR by its management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of SWS and ASBI. FBR has assumed that there has been no undisclosed material change in ASBI's assets, financial condition, result of operations, business or prospects since May 31, 1999. FBR did not undertake an independent appraisal of the assets or liabilities of ASBI nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not independently review such allowances, and was not requested to and did not independently review any individual credit files of ASBI. FBR is not an expert in the evaluation of environmental liabilities and did not independently examine potential liabilities of two properties associated with ASBI where environmental problems are known to exist. As set forth in the Merger Agreement, ASBI will use best efforts to eliminate the potential liability to SWS. If such potential liability is not eliminated, the Merger Agreement provides that a portion of the Consideration will be allocated to an escrow (the "Environmental Escrow") established to diminish the impact, in whole or in part, of any future liability to SWS. FBR expresses no opinion as to the adequacy of such potential Environmental Escrow. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax, environmental or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial services holding companies, initial and secondary offerings and mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial services organizations. FBR has experience in, and knowledge of, the valuation of banks and thrifts in Texas and the rest of the United States.

                            Exhibit A - Page 2 of 3

FBR has acted as a financial advisor to the Special Committee of the Board of Directors of SWS in connection with the Merger and will receive a fee for services rendered. In the ordinary course of FBR's business, it may effect transactions in the securities of SWS for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in such securities.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Stockholders of SWS.

This letter is solely for the information of the Board of Directors, Special Committee and Stockholders of SWS and may not be relied upon by any other person or used for any other purposes, reproduced, disseminated, quoted from or referred to without FBR's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Merger Notwithstanding the foregoing, the FBR acknowledges that any such Fairness Opinion may be described in and filed as an exhibit for informational purposes in filings made by the Company with the Office of Thrift Supervision and other related agencies.

                                        Very truly yours,

                                        FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                            Exhibit A - Page 3 of 3

                       SOUTHWEST SECURITIES GROUP, INC.
                                     PROXY

The undersigned hereby (i) acknowledges receipt of the Notice dated September 24, 1999, of the Annual Meeting of Stockholders of Southwest Securities Group, Inc. (the "Company") to be held at the Adolphus Hotel located at 1321 Commerce Street, Dallas, Texas at noon local time on Wednesday, November 3, 1999, and the Proxy Statement in connection therewith; and (ii) appoints Don A. Buchholz and David Glatstein, and each of them, his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

(a) Proposal to elect eight directors to serve until the 2000 Annual Meeting of Stockholders, or until their respective successors are elected and qualified.

     [_]  FOR all nominees listed below           [_]  WITHHOLD AUTHORITY to
          (except as marked to the                      vote for all nominees
          contrary)                                    listed below

     Directors:  Don Buchholz, David Glatstein, Brodie L. Cobb, J. Jan Collmer,
                 Robert F. Gartland, R. Jan LeCroy, Frederick R. Meyer and Jon
                 L. Mosle, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

________________________________________________________________________________

(b) Proposal to approve the issuance of 2,600,000 shares of the Company's Common Stock in connection with the proposed acquisition of ASBI Holdings, Inc.

     [_]  FOR             [_]  AGAINST          [_]  ABSTAIN

(c) Proposal to approve the amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 60,000,000 shares.

     [_]  FOR             [_]  AGAINST          [_]  ABSTAIN

(d) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

     [_]  FOR             [_]  AGAINST          [_]  ABSTAIN

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.
                    ---

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

                 (Continued and to be signed on reverse side)

                          (Continued from other side)

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

             [ ] I PLAN TO ATTEND THE ANNUAL MEETING AND LUNCHEON.


                                              Dated:__________________________

                                              ________________________________
                                              ________________________________
                                              Please date this Proxy and sign
                                              your name exactly as it appears
                                              hereon. Where there is more than
                                              one owner, each should sign. When
                                              signing as an attorney,
                                              administrator, executor, guardian
                                              or trustee, please add your title
                                              as such. If executed by a
                                              corporation or other entity, the
                                              Proxy should be signed by a duly
                                              authorized officer or
                                              representative of such entity.

                                              Please date, sign and mail this
                                              proxy card in the enclosed
                                              envelope. No postage is required.